Exhibit 4.155
AMENDMENT NO. 4 TO THE SEVENTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT AND AMENDMENT NO. 1 TO THE FIFTH AMENDED AND RESTATED SALE AND CONTRIBUTION AGREEMENT
This AMENDMENT NO. 4 TO THE SEVENTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT AND AMENDMENT NO. 1 TO THE FIFTH AMENDED AND RESTATED SALE AND CONTRIBUTION AGREEMENT (this
“Amendment”) is made as of September 15, 2026, by and among CAC WAREHOUSE FUNDING LLC II, as the borrower (the “Borrower”), CREDIT ACCEPTANCE CORPORATION, as the servicer (in such capacity, together with its successors and assigns, the “Servicer”) and as the custodian (in such capacity, together with its successors and assigns, the “Custodian”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as a lender (the “WF Lender”), the other LENDERS FROM TIME TO TIME PARTY THERETO, as lenders (together with the WF Lender, the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as the deal agent (in such capacity, together with its successors and assigns, the “Deal Agent”), and COMPUTERSHARE TRUST COMPANY, N.A. (as successor to Wells Fargo Bank, National Association), as the backup servicer (in such capacity, together with its successors and assigns, the “Backup Servicer”) and as the collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Agreement (as defined below).
R E C I T A L S
WHEREAS, the Borrower, the Servicer, the Lenders, the Deal Agent, the Backup Servicer and the Collateral Agent entered into that certain Seventh Amended and Restated Loan and Security Agreement, dated as of April 30, 2021 (as amended by Amendment No. 1 thereto, dated as of April 28, 2023, by Amendment No. 2 thereto, dated as of July 26, 2024, by Amendment No. 3, dated as of September 19, 2024, the “Existing Agreement,” and as further amended by this Amendment and as further amended from time to time, the “Agreement”);
WHEREAS, the Borrower and Credit Acceptance entered into that certain Fifth Amended and Restated Sale and Contribution Agreement, dated as of April 30, 2021 (the “Existing SCA Agreement”, and as amended by this Amendment, and as further amended from time to time, the “SCA Agreement”); and
WHEREAS, the parties hereto desire to amend the (i) Existing Agreement pursuant to Section 14.1 thereof as provided herein and (ii) Existing SCA Agreement pursuant to Section 8.1 thereof as provided herein;
NOW, THEREFORE, based upon the above Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Amendments.
The terms and provisions of the Existing Agreement and Existing SCA Agreement are hereby amended in accordance with Exhibit A and Exhibit B, respectively, hereto by deleting the struck-through text (indicated textually in the same manner as the following example: ~~struck-through text~~) and by inserting the double-underlined text (indicated textually in the same manner as the following example: double-underlined text), in each case in the place where such text appears therein, such that immediately after giving effect to this Amendment the Agreement and SCA Agreement will read as set forth in Exhibit A and Exhibit B, respectively. For the avoidance of doubt, Schedules and Exhibits to the Agreement and SCA Agreement not included in Exhibit A and Exhibit B, respectively, hereto shall remain in the form attached to the Existing Agreement and Existing SCA Agreement.
SECTION 2. Agreement and SCA Agreement in Full Force and Effect as Amended.
(a)Except as specifically amended hereby, all provisions of the Agreement shall remain in full force and effect. After this Amendment becomes effective, all references to the Agreement, the “Loan and Security Agreement,” “hereof,” “herein,” or words of similar effect referring to the Agreement shall be deemed a reference to the Agreement as amended hereby. This Amendment shall not constitute a novation of the Agreement, but shall constitute an amendment thereof. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Agreement other than as expressly set forth herein.
(b)Except as specifically amended hereby, all provisions of the SCA Agreement shall remain in full force and effect. After this Amendment becomes effective, all references to the SCA Agreement, the “Fifth Amended and Restated Sale and Contribution Agreement,” “hereof,” “herein,” or words of similar effect referring to the SCA Agreement shall be deemed a reference to the SCA Agreement as amended hereby. This Amendment shall not constitute a novation of the SCA Agreement, but shall constitute an amendment thereof. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the SCA Agreement other than as expressly set forth herein.
SECTION 3. Representations.
Each of the Borrower and the Servicer represent and warrant as of the date of this Amendment as follows:
(a)it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization;
(b)the execution, delivery and performance by it of this Amendment are within its powers, have been duly authorized, and do not contravene (A) its charter, by-laws, or other organizational documents, or (B) any Applicable Law;
(c)no consent, license, permit, approval or authorization of, or registration, filing or declaration with any governmental authority, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment by or against it;
(d)this Amendment has been duly executed and delivered by it;

(e)this Amendment constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity;
(f)each of the representations and warranties set forth in Sections 4.1, 4.2 and 4.3 of the Agreement made by it is true and correct in all material respects unless such representation or warranty specifically relates to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date; and
(g)no Amortization Event or Termination Event has occurred and is continuing and no event or condition exists that, with the giving of notice and/or passage of time, would constitute an Amortization Event or a Termination Event.
SECTION 4. Conditions to Effectiveness.
This Amendment shall become effective as of the date hereof upon the receipt by the Deal Agent of executed counterparts of this Amendment properly executed by each of the parties hereto.
SECTION 5. Miscellaneous.
(a)This Amendment shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Amendment may be executed in any number of counterparts, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.
(b)The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.
(c)This Amendment may not be amended or otherwise modified except as provided in the Agreement or SCA Agreement, as applicable.
(d)The failure or unenforceability of any provision hereof shall not affect the other provisions of this Amendment.

(e)Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.
(f)This Amendment represents the final agreement between the parties only with respect to the subject matter expressly covered hereby and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties. There are no unwritten oral agreements between the parties.
(g)THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	CAC WAREHOUSE FUNDING LLC II
By: /s/ James B. Brinkley II
Name: James B. Brinkley II
Title: Treasurer
THE SERVICER AND CUSTODIAN:	CREDIT ACCEPTANCE CORPORATION
By: /s/ James B. Brinkley II
Name: James B. Brinkley II
Title: Treasurer
THE COLLATERAL AGENT AND BACKUP SERVICER:	COMPUTERSHARE TRUST COMPANY, N.A., as Collateral Agent and Backup Servicer
By: /s/ Kristen Walters
Name: Kristen Walters
Title: Vice President
THE DEAL AGENT AND SOLE LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Deal Agent and Lender
By: /s/ Joe Thompson
Name: Joe Thompson
Title: Vice President

CONFORMED COPY
Conformed through Amendment No. 1, dated as of April 28, 2023, Amendment No. 2, dated as of July 26, 2024, ~~and~~ Amendment No. 3, dated as of September 19, 2024 and Amendment No. 4, dated as of September 15, 2026.
__________________________________________________________________________________________________

SEVENTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
Dated as of April 30, 2021 Among
CAC WAREHOUSE FUNDING LLC II
as the Borrower
CREDIT ACCEPTANCE CORPORATION
as the Servicer and Custodian
WELLS FARGO BANK, NATIONAL ASSOCIATION
as a Lender, and the other Lenders from time to time party hereto WELLS FARGO BANK, NATIONAL ASSOCIATION as the Deal Agent and
~~WELLS FARGO BANK, NATIONAL ASSOCIATION~~
COMPUTERSHARE TRUST COMPANY, N.A. (as successor to Wells Fargo Bank, National Association)
as the Backup Servicer and the Collateral Agent
_____________________________________________________________________________________________

Table of Contents Page
Article I
DEFINITIONS
Section 1.1.    Certain Defined Terms    1
Section 1.2.    Other Terms    37
Section 1.3.    Computation of Time Periods    37
Section 1.4.    Interpretation    37
Article II
THE LOAN FACILITY
Section 2.1.    Funding of the Advance    38
Section 2.2.    Grant of Security Interest; Acceptance by Collateral Agent    39
Section 2.3.    Procedures for Funding of Advances    41
Section 2.4.    Determination of Yield    42
Section 2.5.    Reduction of the Facility Limit and Commitment    42
Section 2.6.    Actions with Respect to Advance    42
Section 2.7.    Settlement Procedures    42
Section 2.8.    [Reserved.]    44
Section 2.9.    Collections and Allocations    44
Section 2.10. Payments, Computations, Etc    45
Section 2.11. Benchmark Replacement Setting    46
Section 2.12. Fees    47
Section 2.13. Increased Costs; Capital Adequacy; Illegality    48
Section 2.14. Taxes    49
Section 2.15. Assignment of the Contribution Agreement    51
Section 2.16. Take-Out    51
Article III
CONDITIONS TO AMENDMENT AND RESTATEMENT AND EACH FUNDING
Section 3.1.    Conditions to Effectiveness of this Seventh Amended and Restated Loan
and Security Agreement    53
Section 3.2.    Conditions Precedent To All Fundings    53
Article IV
REPRESENTATIONS AND WARRANTIES
Section 4.1.    Representations and Warranties of the Borrower    55
Section 4.2.    Representations and Warranties of the Borrower Relating to the Loans and
the Related Contracts    60
Section 4.3.    Representations and Warranties of the Servicer     62
Section 4.4.    Representations and Warranties of the Backup Servicer     63
Section 4.5.    Breach of Representations and Warranties ~~63~~64
Article V
GENERAL COVENANTS
Section 5.1.    Affirmative Covenants of the Borrower    65
Section 5.2.    Negative Covenants of the Borrower    70
Section 5.3.    Covenant of the Borrower Relating to the Hedging Agreement ~~75~~76
Section 5.4.    Affirmative Covenants of the Servicer    76

Section 5.5.    Negative Covenants of the Servicer ~~78~~79
Section 5.6.    Negative Covenants of the Backup Servicer    80
Article VI
ADMINISTRATION AND SERVICING OF CONTRACTS
Section 6.1.    Servicing    80
Section 6.2.    Duties of the Servicer and Custodian    81
Section 6.3.    Rights After Designation of Successor Servicer ~~83~~84
Section 6.4.    Responsibilities of the Borrower ~~84~~85
Section 6.5.    Reports ~~84~~85
Section 6.6.    Additional Representations and Warranties of Credit Acceptance as Servicer     86
Section 6.7.    Establishment of the Accounts    86
Section 6.8.    Payment of Certain Expenses by Servicer ~~87~~88
Section 6.9.    Annual Independent Public Accountant’s Servicing Reports ~~87~~88
Section 6.10. The Servicer Not to Resign    88
Section 6.11. Servicer Termination Events ~~88~~89
Section 6.12. Appointment of Successor Servicer    90
Section 6.13. Responsibilities of the Borrower    91
Section 6.14. Segregated Payment Account    91
Section 6.15. Dealer Collections Purchase; Replacement of Dealer Loan with Related Purchased Loans    91
Article VII BACKUP SERVICER
Section 7.1.    Designation of the Backup Servicer 92
Section 7.2.    Duties of the Backup Servicer    92
Section 7.3.    Backup Servicing Compensation    92
Article VIII [Reserved]
Article IX
SECURITY INTEREST
Section 9.1.    Security Agreement ~~92~~93
Section 9.2.    Release of Lien ~~92~~93
Section 9.3.    Further Assurances 93
Section 9.4.    Remedies    93
Section 9.5.    Waiver of Certain Laws     93
Section 9.6.    Power of Attorney     94
Article X TERMINATION EVENTS
Section 10.1. Termination Events 94
Section 10.2. Remedies ~~95~~96
Article XI INDEMNIFICATION
Section 11.1. Indemnities by the Borrower ~~96~~97
Section 11.2. Indemnities by the Servicer ~~98~~99
Section 11.3. After-Tax Basis ~~99~~100

Article XII
THE DEAL AGENT AND THE COLLATERAL AGENT
Section 12.1. Authorization and Action ~~99~~100
Section 12.2. Delegation of Duties ~~100~~101
Section 12.3. Exculpatory Provisions ~~100~~101
Section 12.4. Reliance ~~101~~102
Section 12.5. Non-Reliance on Deal Agent, Collateral Agent and Other Lenders ~~102~~103
Section 12.6. Reimbursement and Indemnification ~~102~~103
Section 12.7. Deal Agent and Collateral Agent in their Individual Capacities 103
Section 12.8. Successor Deal Agent or Collateral Agent ~~103~~104
Article XIII
ASSIGNMENTS; PARTICIPATIONS
Section 13.1. Assignments and Participations ~~103~~104
Article XIV MISCELLANEOUS
Section 14.1. Amendments and Waivers ~~106~~107
Section 14.2. Notices, Etc ~~107~~108
Section 14.3. Ratable Payments ~~107~~108
Section 14.4. No Waiver; Remedies ~~107~~108
Section 14.5. Binding Effect; Benefit of Agreement ~~107~~108
Section 14.6. Term of this Agreement ~~108~~109
Section 14.7. Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue ~~108~~109
Section 14.8. Waiver of Jury Trial ~~108~~109
Section 14.9. Costs, Expenses and Taxes ~~108~~109
Section 14.10. No Proceedings    ~~109~~110
Section 14.11. Recourse Against Certain Parties ~~109~~110
Section 14.12. Protection of Right, Title and Interest in Assets; Further Action Evidencing the Funding     ~~109~~110
Section 14.13. Confidentiality; Tax Treatment Disclosure    ~~111~~112
Section 14.14. Acknowledgement Regarding Any Supported QFCs ~~113~~114
Section 14.15. Execution in Counterparts; Severability; Integration ~~114~~115
Section 14.16. Patriot Act Compliance ~~114~~115

EXHIBITS

EXHIBIT A    Form of Funding Notice
EXHIBIT B    Form of Assignment and Acceptance EXHIBIT C    Form of Monthly Report
EXHIBIT D    Form of Officer’s Certificate as to Solvency EXHIBIT E    Form of Take-Out Release
EXHIBIT F    Form of Contribution Agreement EXHIBIT G    Form of Variable Funding Note EXHIBIT H    Form of Dealer Agreement
EXHIBIT I    Forms of Contracts
EXHIBIT J    Form of Backup Servicing Agreement EXHIBIT K    Form of Purchase Agreement
SCHEDULES

SCHEDULE I    Credit Guidelines
SCHEDULE II    Tradenames, Fictitious Names and “Doing Business As” Names SCHEDULE III    Location of Records and Contract Files
SCHEDULE IV    List of Loans, Contracts, Dealer Agreements and Pools SCHEDULE V    Forecasted Collections
SCHEDULE VI    Commitment Amount of Each Lender
SCHEDULE VII    Condition Precedent Documents Relating to Amendment and Restatement

THIS    SEVENTH    AMENDED    AND    RESTATED    LOAN    AND    SECURITY
AGREEMENT (the “Agreement”) is made as of April 30, 2021 among:
(1)CAC WAREHOUSE FUNDING LLC II, a Delaware limited liability company (formerly CAC Warehouse Funding Corporation II, a Nevada corporation) (the “Borrower”);
(2)CREDIT    ACCEPTANCE    CORPORATION,    a    Michigan    corporation    (“Credit Acceptance,” the “Originator,” the “Servicer” or the “Custodian”);
(3)WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender (a “Lender” and
together with the other Lenders from time to time party hereto, the “Lenders”);
(4)WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as deal agent (the “Deal Agent”);
(5)~~WELLS FARGO BANK, NATIONAL ASSOCIATION~~COMPUTERSHARE TRUST
COMPANY, N.A. (as successor to Wells Fargo Bank, National Association), a national banking association (“Computershare”), as backup servicer (the “Backup Servicer”); and
(6)~~WELLS FARGO BANK, NATIONAL ASSOCIATION~~COMPUTERSHARE TRUST
COMPANY, N.A. (as successor to Wells Fargo Bank, National Association), a national banking association, as collateral agent (the “Collateral Agent”).
WHEREAS, the Borrower, Credit Acceptance, Wells Fargo (as successor to Wachovia Bank, National Association), in its capacity as investor and in its capacity as liquidity agent, Variable Funding Capital Company LLC, Wells Fargo Securities, LLC, in its capacity as Deal Agent, and Wells Fargo, in its capacity as Collateral Agent and in its capacity as Backup Servicer, have entered into a Sixth Amended and Restated Loan and Security Agreement, dated as of June 23, 2016 (as amended through the date hereof, the “Existing Loan and Security Agreement”); and
WHEREAS, the parties hereto desire to amend and restate the Existing Loan and Security Agreement in its entirety as provided herein.
IT IS AGREED as follows:
ARTICLE I DEFINITIONS
Section 1.1.    Certain Defined Terms.
(a)Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1.
(b)As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the meanings set forth or referenced below:

Accrual Period: For any Payment Date, the calendar month immediately preceding such Payment Date.
Addition Date: (a) With respect to any Dealer Loan, the date on which such Dealer Loan is contributed or otherwise transferred by Credit Acceptance to the Borrower pursuant to the Contribution Agreement; and (b) with respect to any Purchased Loan, the date on which such Purchased Loan is contributed or otherwise transferred by Credit Acceptance to the Borrower pursuant to the Contribution Agreement.
Additional Amount: Defined in Section 2.14(a).
Additional Cut-Off Date: Each date on and after which Collections on an Additional Loan are to be transferred to the Collateral.
Additional Loans: All Loans that become part of the Collateral after the Initial Funding. Additional Principal Payment Amount: With respect to any Payment Date during the
Amortization Period, the lesser of: (i) Capital as of the immediately preceding Payment Date (after giving effect to all payments in reduction of principal on such Payment Date); and (ii) Collections remaining after distribution of amounts described in Section 2.7(a)(i) through (vi).
~~Adjusted Daily Simple SOFR Rate: An interest rate per annum equal to the sum of (i) Daily Simple SOFR and (ii) the Daily Simple SOFR Adjustment; provided, that if the Adjusted Daily Simple SOFR Rate as so determined shall ever be less than the Floor, then the Adjusted Daily Simple SOFR Rate shall be deemed to be the Floor.~~
Adjusted Eligible Loan Balance: The Aggregate Outstanding Eligible Loan Balance
minus the Overconcentration Loan Amount.
Advance: As defined in Section 2.1(a).
Affected Party: Each of the Lenders, any assignee or participant of any Lender, Wells Fargo, as Deal Agent, any successor to Wells Fargo as Deal Agent and any sub-agent of the Deal Agent.
Affiliate: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or under common control with such Person, or is a director or officer of such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 5% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
Agent’s Account: An account at Wells Fargo Bank, National Association in the name of the Deal Agent or at such other account as may be designated by the Deal Agent from time to time.
Aggregate Outstanding Eligible Loan Balance: On any date of determination, the sum of the Outstanding Balances of all Eligible Loans on such day.

Aggregate Weighted Average Final Score: With respect to each Payment Date during the Revolving Period, the ratio, expressed as a percentage, where (i) the numerator is equal to the sum of (x) the aggregate for all Dealers of the products of (a) the Final Score of each Dealer and
(b) the aggregate Outstanding Balance of all Eligible Loans for such Dealer and (y) the aggregate for all Eligible Purchased Loans of the products of (a) the Final Score of each such Purchased Loan and (b) the Outstanding Balance of such Purchased Loan and (ii) the denominator is equal to the Aggregate Outstanding Eligible Loan Balance.
Aggregate Weighted Average Original Advance Rate: With respect to each Payment Date during the Revolving Period, the ratio, expressed as a percentage, where (i) the numerator is equal to the sum of (x) the aggregate for all Dealers of the products of (a) the Original Advance Rate of each Dealer and (b) the aggregate Outstanding Balance of all Eligible Loans for such Dealer and (y) the aggregate for all Eligible Purchased Loans of the products of (a) the Original Advance Rate of each such Purchased Loan and (b) the aggregate Outstanding Balance of such Purchased Loan and (ii) the denominator is equal to the Aggregate Outstanding Eligible Loan Balance.
Aggregate Weighted Average Spread: With respect to each Payment Date during the Revolving Period, one minus the Aggregate Weighted Average Original Advance Rate divided by the Aggregate Weighted Average Final Score (expressed as a percentage).
Aggregate Unpaids: At any time, an amount, equal to the sum of all accrued and unpaid Capital, Yield, Breakage Costs, Hedge Breakage Costs and all other amounts owed by the Borrower hereunder, under any Hedging Agreement (including, without limitation, payments in respect of the termination of any such Hedging Agreement) or under any other Transaction Document or by the Borrower or any other Person under any fee letter (including, without limitation, the Fee Letter) delivered in connection with the transactions contemplated by this Agreement (whether due or accrued) and any unpaid fees due to the Backup Servicer, both before and after the Assumption Date.
Amendment No. 1 Effective Date: April 28, 2023.
Amortization Event: The occurrence of any of the following events: (i) on any Determination Date, the average Payment Rate for the preceding three (3) Collection Periods with respect to which the Payment Rate was calculated is less than 3.0%; (ii) a Reserve Advance is made, except if on the date of such Reserve Advance, the Capital is zero; (iii) Collections are less than 80.0% of Forecasted Collections for any two (2) consecutive Collection Periods; (iv) the Commitment Termination Date; (v) a Mandatory Take-Out has not occurred within 540 days following the Effective Date; or (vi) on any Determination Date, the Weighted Average Spread Rate is less than the Minimum Weighted Average Spread Rate.
Amortization Period: With respect to each Lender, the period beginning on the earlier of:
(i) the occurrence of an Amortization Event and (ii) the occurrence or declaration of the Termination Date, and ending on the Collection Date.
Anti-Corruption Laws: (a) The U.S. Foreign Corrupt Practices Act of 1977, as amended;

(b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business.
Anti-Money Laundering Laws: The applicable laws or regulations in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
Applicable Law: For any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, orders, or action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.
Assignment and Acceptance: An assignment and acceptance entered into by a Lender and an assignee, and accepted by the Deal Agent in substantially the form of Exhibit B hereto.
Assumption Date: Defined in the Backup Servicing Agreement.
Authoritative Electronic Copy: With respect to any Contract stored in an electronic medium, the single electronic “authoritative copy” (within the meaning of Section 9-105 of the UCC) of such Contract (i) that constitutes the single authoritative copy of the record or records comprising the related chattel paper which is unique, identifiable and, except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) that identifies Credit Acceptance as the sole assignee thereof, (iii) that is communicated to and maintained by Credit Acceptance, (iv) copies or revisions to which that add or change an identified assignee thereof can only be made with the participation of Credit Acceptance, (v) for which any copy thereof is readily identifiable as a copy that is not the authoritative copy and (vi) for which any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.
Available Funds: With respect to any Payment Date: (i) all amounts deposited in the Collection Account during the Collection Period (other than Dealer Collections and Repossession Expenses) that ended on the last day of the calendar month immediately preceding the calendar month in which such Payment Date occurs and investment earnings thereon; (ii) all Reserve Advances (which shall be applied in accordance with Section 2.7(c) hereof); (iii) all amounts paid by the Borrower pursuant to Section 4.5 hereof with respect to the prior Collection Period in respect of Ineligible Loans; (iv) amounts paid by the Borrower pursuant to Section 2.16 hereof; (v) all amounts paid under any Dealer Agreement; and (vi) any other funds on deposit in the Collection Account on such date (other than Dealer Collections and Repossession Expenses).
Available Tenor: As of any day and with respect to the then-current Benchmark, as applicable, (i) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Accrual Period pursuant to this Agreement or (ii) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such day and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Accrual Period” pursuant to Section 2.11(d).
Backup Servicer: ~~Wells Fargo~~Computershare or any Person designated as a successor backup servicer following ~~Wells Fargo’s~~Computershare’s removal as Backup Servicer pursuant to the terms of the Backup Servicing Agreement.
Backup Servicing Agreement: The Backup Servicing Agreement, dated as of August 24, 2009, among Wells Fargo, the Servicer, the Deal Agent, the Collateral Agent and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.
Backup Servicing Fee: The fee payable by the Borrower to the Backup Servicer pursuant to the Backup Servicing Agreement and Section 7.3 hereof.
Bankruptcy Code: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.
Base Rate: On any date, a fluctuating interest rate per annum equal to the highest of (a) the Prime Rate or (b) the Federal Funds Rate plus 2.0% or (c) the Benchmark.
Base Rate Capital: Any Capital bearing interest at a rate based upon the Base Rate. Benchmark: Initially, the ~~Adjusted~~ Daily Simple SOFR Rate; provided, that if a
Benchmark Transition Event has occurred with respect to Daily Simple SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11(a).
Benchmark Rate Capital: Any Capital bearing interest at the Benchmark other than pursuant to clause (c) of the definition of “Base Rate.”
Benchmark Replacement: With respect to any Benchmark Transition Event, the sum of
(a) the alternate benchmark rate that has been selected by the Deal Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided, that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.
Benchmark Replacement Adjustment: With respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Deal Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
Benchmark Replacement Date: The earliest to occur of the following events with respect to the then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
Benchmark Transition Event: The occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided, that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such

Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided, that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
Benchmark Transition Start Date: In the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
Benchmark Unavailability Period: The period (if any) (i) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.11 and (ii) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.11.
Beneficial Ownership Certification: A certification regarding beneficial ownership to the extent required by the Beneficial Ownership Regulation.
Beneficial Ownership Regulation: 31 C.F.R. § 1010.230.
Benefit Plan: Any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate of the Borrower is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.
Borrower: CAC Warehouse Funding LLC II, a Delaware limited liability company. Borrowing Base: On any date of determination, means the lesser of:
(a)the sum of (i) the Adjusted Eligible Loan Balance multiplied by the Net Advance Rate, plus (ii) Excess Reserve Amounts then on deposit in the Reserve Account; and

(b)the sum of (i) the product of (A) Forecasted Collections and (B) ~~60~~65%, plus (ii) the quotient obtained by dividing (A) Excess Reserve Amounts then on deposit in the Reserve Account by (B) ~~0.60~~0.65.
Borrowing Group: (a) The Borrower, (b) the parent of the Borrower, (c) any affiliate or subsidiary of the Borrower, (d) the owner of any collateral securing any part of the credit or this Agreement and (e) any officer, director or agent acting on behalf of any of the parties referred to in items (a) through (c) with respect to the credit, this Agreement or any other Transaction Document.
Breakage Costs: Any amount or amounts as shall compensate any Lender for any loss, cost or expense incurred by such Lender (as determined by such Lender in its sole discretion) as a result of a prepayment by the Borrower of Capital or Yield.
Business Day: Any day other than a Saturday or a Sunday on which banks are not required or authorized to be closed in New York City, New York, Charlotte, North Carolina, Detroit, Michigan or Minneapolis, Minnesota.
Capital: The amounts advanced to the Borrower by the Lenders pursuant to Section 2.1(a) and Section 2.3, reduced from time to time by Collections distributed on account of such Capital pursuant to Section 2.7; provided, however, if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been made; provided, further, that the aggregate amount of Capital may not, at any time, exceed the lesser of: (i) the Facility Limit and
(ii) the Borrowing Base.
Capitalized Lease: As applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person; provided, however, that all leases of such Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the ASU 2016-02 (ASC 842, Leases) shall continue to be treated as operating leases (and any future lease that would have been treated as an operating lease for purposes of GAAP prior to the issuance of ASC 842 shall be treated as an operating lease), in each case for purposes of this Agreement.
Capped Servicing Fee: With respect to any Collection Period when the Backup Servicer has become the Servicer, the greater of (x) an amount equal to the product of (i) 8.00% and (ii) Collections received during such Collection Period (exclusive of amounts received under any Hedging Agreement) and (y) $5,000.
Carrying Costs: With respect to any Payment Date, the sum of amounts payable under Section 2.7(a)(iv)(A)-(C).
Certificate of Title: With regard to each Financed Vehicle (i) the original certificate of title relating thereto, or copies of correspondence and application made in accordance with applicable law to the appropriate state title registration agency, and all enclosures thereto, for issuance of its original certificate of title or (ii) if the appropriate state title registration agency issues a letter or other form of evidence of Lien (whether in paper or electronic) in lieu of a certificate of title, the original lien entry letter or form or copies of correspondence and application made in accordance with applicable law to such state title registration agency, and all enclosures thereto, for issuance of the original lien entry letter or form.
Change-in-Control: Any of the following:
(a)the creation or imposition of any Lien on any shares of capital stock of the Borrower; or
(b)the failure by the Originator to own all of the issued and outstanding capital stock of the Borrower.
Closed Pool: With respect to any Dealer Loan, a Pool as to which, pursuant to the terms of the related Dealer Agreement, no additional Dealer Loan Contracts may be allocated.
Closing Date: September 30, 2003.
Code: The United States Internal Revenue Code of 1986, as amended from time to time. Collateral: Defined in Section 2.2(a).
Collateral Agent: ~~Wells Fargo~~Computershare, and its successors and assigns. Collection Account: Defined in Section 6.7(a).
Collection Date:    The date following the Termination Date on which the Aggregate Unpaids have been reduced to zero and indefeasibly paid in full.
Collection Guidelines: With respect to Credit Acceptance, the policies of the Servicer, relating to the collection of amounts due on contracts for the sale of automobiles and/or light-duty trucks, as in effect on the Cut-Off Date and as amended from time to time in accordance herewith and with the other Transaction Documents or in accordance with Applicable Law, and with respect to the Backup Servicer, as Successor Servicer, the servicing policies set forth in the Backup Servicing Agreement.
Collection Period: Each calendar month, except in the case of the first Collection Period, the period beginning on the Cut-Off Date to and including the last day of the calendar month in which the Funding Date occurs.
Collections: All payments (including recoveries on defaulted Contracts, credit-related insurance proceeds and proceeds of Related Security and so long as Credit Acceptance is the Servicer, excluding certain recovery and repossession expenses, in accordance with the terms of the Dealer Agreements) received by the Servicer, Credit Acceptance or the Borrower on or after the Cut-Off Date in respect of the Loans in the form of cash, checks, wire transfers or other form of payment in accordance with the Loans and the Dealer Agreements and all net amounts received under any Hedging Agreement.

Commitment: For each Lender, the commitment of such Lender to make Advances to the Borrower in an amount not to exceed the amount set forth opposite such Lender’s name on Schedule VI to this Agreement.
Commitment Termination Date: With respect to each Lender, September ~~20~~15, ~~2027~~2028, or such later date to which the Commitment Termination Date may be extended if agreed in writing among the Borrower, the Deal Agent and each Lender.
Computershare: Computershare Trust Company, N.A., and it successors and assigns. Conforming Changes: With respect to either the use or administration of Daily Simple
SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of “~~Adjusted~~ Daily Simple SOFR Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Accrual Period,” the timing and frequency of determining rates and making payments of interest, the applicability and timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Deal Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Deal Agent in a manner substantially consistent with market practice (or, if the Deal Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Deal Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Deal Agent decides is reasonably necessary in connection with the administration of this Agreement).
Consolidated Fixed Charges: For any period, the sum of (a) Consolidated Interest Expense for such period, plus (b) Operating Rentals (as defined in the Credit Agreement) payable by Credit Acceptance and its Credit Agreement Subsidiaries in respect of such period under Operating Leases, plus (c) the aggregate amount of all dividends on any preferred stock of Credit Acceptance declared during such period, determined after eliminating intercompany transactions among Credit Acceptance and its Credit Agreement Subsidiaries, minus (d) to the extent included in Consolidated Interest Expense, (i) amortization of debt issuance fees, and (ii) any loss from mark-to-market changes in derivative instruments, plus (e) to the extent included in Consolidated Interest Expense, any gain from mark-to-market changes in derivative instruments.
Consolidated Income Available for Fixed Charges: For any period, the sum of (a) Consolidated Net Income, plus (b) the aggregate amount of income taxes, depreciation, amortization (including, without limitation, amortization of any debt issuance fees and any loss from mark-to-market changes in derivative instruments) and Consolidated Fixed Charges (minus any gain from mark-to-market changes in derivative instruments) to the extent, and only to the extent, that such aggregate amount was deducted in the computation of Consolidated Net Income for such period (such aggregate amount to be determined on a consolidated basis for the applicable Persons in accordance with GAAP).
Consolidated Interest Expense: For any period, the amount of interest charged or chargeable to the Consolidated Statement of Operations of Credit Acceptance and its Credit Agreement Subsidiaries in respect of such period, as determined in accordance with GAAP.

Consolidated Net Income: For any period, net earnings (or loss) after income taxes of Credit Acceptance and its subsidiaries, determined on a consolidated basis for such Persons in accordance with GAAP, but excluding, to the extent included in calculating net earnings:
(a)net earnings (or loss) of any subsidiary accrued prior to the date it became a subsidiary;
(b)any gain or loss (net of tax effects applicable thereto) resulting from the sale, conversion or other disposition of Capital Assets (as defined in the Credit Agreement) other than in the ordinary course of business;
(c)any unusual or non-recurring gains or losses (including, without limitation, (i) any gain on sale generated by a Permitted Securitization (as defined in the Credit Agreement), except to the extent Credit Acceptance has received a cash benefit therefrom in the applicable reporting period, and (ii) any gain or loss incurred in connection with any repayment of Debt (as defined in the Credit Agreement) by Credit Acceptance or its subsidiaries and/or any refinancing, replacement, renewal or extension transaction of any Debt, or modification, waiver or amendment of any Debt or any document or instrument relating to any such Debt; provided that the cash component of any loss described in this clause (ii) shall not exceed $20,000,000 in any four fiscal quarter period); and any interest income generated by a Permitted Securitization, except to the extent Credit Acceptance has received a cash benefit therefrom in the applicable reporting period;
(d)any gain (net of tax effects attributable thereto) arising from any reappraisal or write-up of assets and any gain or loss (net of tax effects attributable thereto) arising from the non-cash effect of equity compensation expense;
(e)any portion of the net earnings of any subsidiary (other than a Special Purpose Subsidiary (as defined in the Credit Agreement)) that is not available for payment of dividends to Credit Acceptance or any other subsidiary due to operation of the terms of its charter or organizational documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary;
(f)any gain or loss (net of tax effects applicable thereto) during such period resulting from the receipt of any proceeds of any insurance policy;
(g)except as set forth herein, (i) any earnings of any Person acquired by Credit Acceptance or any subsidiary through the purchase, merger or consolidation or otherwise, or (ii) earnings of any Person substantially all of the assets of which have been acquired by Credit Acceptance or any subsidiary, in each case, for any period prior to the date of acquisition;
(h)net earnings of any Person (other than a subsidiary) in which Credit Acceptance or any subsidiary shall have an ownership interest unless such net earnings shall actually have been received by Credit Acceptance or such subsidiary in the form of cash distributions; and

(i)any restoration during such period to income of any contingency reserve, (other than any contingency reserve for taxes) except to the extent that provision for such reserve was made either
(i)during such period out of income accrued during such period, or
(ii)in connection with Credit Acceptance’s program of financing installment contracts (A) to provide for warranty claims for which Credit Acceptance may be responsible, or (B) to cover credit losses in connection with Dealer Loans Receivable or Purchased Contracts (each, as defined in the Credit Agreement);
plus (x) an after-tax amount (which may be greater than, equal to or less than zero) reflecting any provision for credit losses recorded under GAAP, and (y) an after-tax amount (which may be greater than, equal to or less than zero) reflecting an adjustment to finance charge revenue on installment contracts such that such revenue is recognized, with respect to each installment contract or pool of installment contracts, as applicable, on a level-yield basis based upon expected future net cash flows, as determined by Credit Acceptance at origination of the applicable installment contracts and from time to time thereafter, over the remaining forecast period for such installment contract or pool of installment contracts; provided that the addition of the amounts described in the immediately preceding clauses (x) and (y) shall be subject to Credit Acceptance having disclosed such amounts for each of its fiscal years completed during such period and for which financial statements of Credit Acceptance are available and for each of its fiscal quarters, if any, ended during such period after the last such completed fiscal year and for which financial statements of Credit Acceptance are available, in the case of any such fiscal quarter or fiscal year, in a periodic report filed with the SEC pursuant to the Exchange Act, in a news release, on Credit Acceptance’s Internet website or in a notice to the Deal Agent.
Contract: Any Dealer Loan Contract or Purchased Loan Contract.
Contract Files: With respect to each Contract, the fully executed original counterpart of the Contract or, in the case of any Contract constituting electronic chattel paper, the Authoritative Electronic Copy of the Contract (in each case, for UCC purposes), the Certificate of Title with respect to the related financed vehicle or other evidence of lien, all original or electronic instruments modifying the terms and conditions of such Contract and the original or electronic endorsements or assignments of such Contract.
Contribution Agreement: The Fifth Amended and Restated Sale and Contribution Agreement, dated as of the date hereof, substantially in the form of Exhibit F hereto, between Credit Acceptance and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.
Contractual Obligation: With respect to any Person, means any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.

Corporate Trust Office: The principal office of the Collateral Agent and Backup Servicer at which at any particular time its corporate trust business shall be administered, which office at the Amendment No. 1 Effective Date is located at Computershare Trust Company, National Association, 1505 Energy Park Drive, St. Paul, Minnesota 55108, Attention: Computershare Corporate Services Asset-Backed Trust Administration, or at such other address as the Collateral Agent or Backup Servicer may designate from time to time by notice to the parties hereto, or the principal corporate trust office of any successor Collateral Agent or Backup Servicer at the address designated by such successor by notice to the parties hereto.
Credit Acceptance: Credit Acceptance Corporation, a Michigan corporation, and its successors and permitted assigns.
Credit Acceptance Payment Account: The clearinghouse account number xxxxxx5068 maintained by Credit Acceptance at Comerica Bank, where payments received in respect of all loans and contracts are deposited or paid.
Credit Agreement: That certain Sixth Amended and Restated Credit Acceptance Corporation Credit Agreement, dated as of June 23, 2014, with Comerica Bank, as administrative agent and collateral agent, Credit Acceptance, as borrower, and the banks signatory thereto, as amended from time to time.
Credit Agreement Subsidiary: Any other corporation, association, joint stock company, business trust, limited liability company, partnership (whether general or limited) or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Credit Agreement Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Credit Agreement Subsidiaries. Unless otherwise specified to the contrary in the Credit Agreement or the context otherwise requires, Credit Agreement Subsidiary(ies) shall refer to each Person which is a Credit Agreement Subsidiary of Credit Acceptance and “100% Credit Agreement Subsidiary(ies)” shall mean any Credit Agreement Subsidiary whose stock or partnership, membership or other Equity Interests (other than directors’ or qualifying shares or other interests to the extent required under applicable law) are owned directly or indirectly entirely by Credit Acceptance.
Credit Guidelines: The policies of Credit Acceptance, attached hereto as Schedule I, relating to the extension of credit to automobile and light-duty truck dealers and consumers in respect of retail installment contracts for the sale of automobiles and/or light-duty trucks, including, without limitation, the policies for determining the creditworthiness of such dealers and consumers and, relating to this extension of credit to such dealers and consumers, the maintenance of installment sale contracts, as in effect on the Cut-Off Date and as amended from time to time in accordance herewith and with the other Transaction Documents, or in accordance with Applicable Law.
Custodian: Credit Acceptance, or any person appointed as Custodian pursuant to Section 6.2(d).

Cut-Off Date: With respect to the Initial Funding, August 31, 2003, and with respect to each Incremental Funding, the related Additional Cut-Off Date.
Daily Simple SOFR: For any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
Daily Simple SOFR ~~Adjustment: A percentage equal to 0.10% per annum.~~Rate: An interest rate per annum equal to Daily Simple SOFR; provided, that if the Daily Simple SOFR Rate as so determined shall ever be less than the Floor, then the Daily Simple SOFR Rate shall be deemed to be the Floor.
Date of Processing: With respect to any transaction relating to a Loan or a Contract, the date on which such transaction is first recorded on the Servicer’s master servicing file (without regard to the effective date of such recordation).
Deal Agent: Defined in the preamble of this Agreement.
Dealer: Any new or used automobile and/or light-duty truck dealer who has entered into a Dealer Agreement or a Purchase Agreement with Credit Acceptance.
Dealer Agreement: Each agreement between Credit Acceptance and any Dealer, in substantially the form attached hereto as Exhibit H.
Dealer Collections: Defined in Section 2.9(d). Dealer Collections Purchase: Defined in Section 6.15(a)
Dealer Collections Purchase Agreement: Defined in Section 6.15(a). Dealer Collections Purchase Price: Defined in Section 6.15(b)

    Dealer Concentration Limit: With respect to any Dealer and any date of determination, an amount equal to, in the case of Dealer Loans made to such Dealer, 4.0% of the aggregate

Outstanding Balance of all Dealer Loans (measured as of the end of the immediately preceding Collection Period) that are included in the Collateral as of such date of determination.
Dealer Loan: All amounts advanced by Credit Acceptance under a Dealer Agreement and payable from Collections; provided, however, that the term “Dealer Loan” shall, for the purposes of this Agreement, include only those Dealer Loans identified from time to time on Schedule IV hereto, as amended from time to time in accordance herewith.
Dealer Loan Contract: Each retail installment sales contract, in substantially one of the forms attached hereto as Exhibit I, relating to the sale of an automobile or light-duty truck originated by a Dealer and in which Credit Acceptance shall have been granted a security interest and shall have acquired certain other rights under a related Dealer Agreement to secure the related dealer’s obligation to repay one or more related Dealer Loans.
Determination Date: The fourth (4th) Business Day prior to the related Payment Date. Dissenting Lender: Defined in Section 2.1(b)(ii).
Effective Date: The date this Seventh Amended and Restated Loan and Security Agreement becomes effective, which shall be April 30, 2021.
Eligible Contract: Each Eligible Dealer Loan Contract and each Eligible Purchased Loan Contract.
Eligible Dealer Agreement: Each Dealer Agreement:
(a)which was originated by the Originator in material compliance with all applicable requirements of law and which complies in all material respects with all applicable requirements of law;
(b)with respect to which all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given by the Borrower, Credit Acceptance or the Servicer in connection with the origination of such Dealer Agreement or the execution, delivery and performance by the Borrower, Credit Acceptance or the Servicer of such Dealer Agreement have been duly obtained, effected or given and are in full force and effect; as to which at the time of the transfer of rights thereunder to the Collateral Agent and the Secured Parties, the Borrower will have good and marketable title thereto, free and clear of all Liens;
(c)the Borrower’s rights under which have been the subject of a valid grant by the Borrower of a first priority perfected security interest in such rights and in the proceeds thereof in favor of the Collateral Agent;
(d)which will at all times be the legal, valid and binding obligation of the Dealer party thereto (it being understood that recourse for such payment obligation shall be limited to the extent set forth in the Dealer Agreement), enforceable against such Dealer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(e)which constitutes either a “general intangible” or “tangible chattel paper” under and as defined in Article 9 of the UCC;
(f)which, at the time of the pledge of the rights to payment thereunder to the Collateral Agent and the Secured Parties, no right to payment thereunder has been waived or modified;
(g)which is not subject to any right of rescission, setoff, counterclaim or other defense (including the defense of usury), other than defenses arising out of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general;
(h)as to which Credit Acceptance, the Servicer and the Borrower have satisfied in all material respects all obligations to be fulfilled at the time the rights to payment thereunder are pledged to the Collateral Agent and the Secured Parties;
(i)as to which the related Dealer has not asserted that such agreement is void or unenforceable in any legal proceedings not being contested in good faith;
(j)as to which the related Dealer is not known to be bankrupt or insolvent;
(k)as to which the related Dealer is not an Affiliate of or an executive of Credit Acceptance or an Affiliate of Credit Acceptance;
(l)as to which the related Dealer is located in the United States; and
(m)as to which none of Credit Acceptance, the Servicer or the Borrower has done anything, at the time of its pledge to the Collateral Agent for the benefit of the Secured Parties, to materially impair the rights of the Collateral Agent and the Secured Parties therein. Eligible Dealer Loan Contract: Each Dealer Loan Contract which at the time of its pledge by the applicable Dealer to the Originator, satisfied the requirements for “Qualifying Receivable” set forth in the related Dealer Agreement; provided, however, that an Eligible Dealer Loan Contract that has become subject to the payment of a Release Price pursuant to Section 4.5(a) hereof (regardless of whether such payment is actually paid) shall not constitute an “Eligible Contract.”
Eligible Dealer Loans: Each Dealer Loan, at the time of its transfer to the Borrower under the Contribution Agreement:
(a)which has arisen under a Dealer Agreement that, on the day the Dealer Loan was created, qualified as an Eligible Dealer Agreement;
(b)which was created in material compliance with all applicable requirements of law and pursuant to an Eligible Dealer Agreement which complies in all material respects with all applicable requirements of law;

(c)with respect to which all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given by the Borrower, in connection with the creation of such Dealer Loan or the execution, delivery and performance by the Borrower, of the related Eligible Dealer Agreement have been duly obtained, effected or given and are in full force and effect;
(d)as to which at the time of the pledge of such Dealer Loan to the Collateral Agent for the benefit of the Secured Parties, the Borrower will have good and marketable title thereto, free and clear of all Liens;
(e)as to which a valid first priority perfected security interest in such Dealer Loan, related security and in the Proceeds thereof has been granted by the Originator in favor of the Borrower and by the Borrower in favor of the Collateral Agent;
(f)which will at all times be the legal, valid and binding payment obligation of the Obligor thereof (it being understood that recourse for such payment obligation shall be limited to the extent set forth in the Dealer Agreement), enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(g)which constitutes a “general intangible” under and as defined in Article 9 of the UCC as in effect in the relevant State;
(h)[reserved];
(i)which is denominated and payable in United States dollars; which, at the time of its pledge to the Collateral Agent and the Secured Parties, has not been waived or modified;
(j)which is not subject to any right of rescission (subject to the rights of the related Dealer to repay the outstanding balance of the Dealer Loan and terminate the related Dealer Agreement), setoff, counterclaim or other defense (including the defense of usury), other than defenses arising out of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general;
(k)as to which Credit Acceptance, the Servicer and the Borrower have satisfied all material obligations to be fulfilled at the time it is pledged to the Collateral Agent for the benefit of the Secured Parties;
(l)as to which the related Dealer has not asserted that the related Dealer Agreement is void or unenforceable in any legal proceeding not being contested in good faith;

(m)as to which the related Dealer is not known to be bankrupt or insolvent;
(n)as to which none of Credit Acceptance, the Servicer nor the Borrower has done anything, at the time of its pledge to the Collateral Agent for the benefit of the Secured Parties, to impair the rights of the Collateral Agent and the Secured Parties;
(o)the proceeds of which were used to finance the purchases of new or used automobiles and/or light-duty trucks and related products;
(p)if any Dealer Loan Contract securing such Dealer Loan is an electronic contract, such electronic contract constitutes “electronic chattel paper” and there is only a single “authoritative copy” (as such terms are used in Section 9-105 of the UCC) of such electronic contract and such “authoritative copy” constitutes an Authoritative Electronic Copy; and
(q)if any Dealer Loan Contract securing such Dealer Loan constitutes electronic chattel paper, Credit Acceptance shall have “control” of such electronic chattel paper within the meaning of Section 9-105 of the UCC.
Eligible Loans: The Eligible Dealer Loans and Eligible Purchased Loans.
Eligible Purchased Loan Contract: Each Purchased Loan Contract which at the time of its purchase from the applicable Dealer by the Originator, evidenced an Eligible Purchased Loan; provided, however, that an Eligible Purchased Loan Contract that has become subject to the payment of a Release Price pursuant to Section 4.5(a) hereof (regardless of whether such payment is actually paid) shall not constitute an “Eligible Contract.”
Eligible Purchased Loans: Each Purchased Loan, at the time of its transfer to the Borrower under the Contribution Agreement: which has been originated in the United States by a Dealer for the retail sale of a Financed Vehicle in the ordinary course of such Dealer’s business and is evidenced by a fully and properly executed Purchased Loan Contract of which there is only one original executed copy (or, if such Purchased Loan Contract is an electronic contract, there is only a single “authoritative copy” (as such term is used in Section 9-105 of the UCC) of such electronic contract and such “authoritative copy” constitutes an Authoritative Electronic Copy);
(a)which creates a valid, subsisting, and enforceable first priority security interest for the benefit of the Originator in the Financed Vehicle, which security interest has been, in turn, assigned by the Originator to the Borrower, and by the Borrower to the Collateral Agent;
(b)which contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for realization against the collateral of the benefits of the security;
(c)which provides for, in the event that such Purchased Loan is prepaid in full, a prepayment that fully pays the Outstanding Balance of such Purchased Loan (net of all rebates for the unused portion of any ancillary products and net of all unearned finance charges);
(d)which was created in material compliance with all applicable requirements of law;
(e)which will at all times be the legal, valid and binding payment obligation of the Obligor thereof, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(f)which is not subject to any right of rescission, setoff, counterclaim or other defense (including the defense of usury), other than defenses arising out of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general;
(g)with respect to which the Obligor thereon is not the United States, any State or any agency, department, or instrumentality of the United States or any State;
(h)with respect to which the Obligor thereon is a natural person;
(i)with respect to which, to the best of the Originator’s knowledge, no liens or claims have been filed for work, labor, materials, taxes or liens that arise out of operation of law relating to the applicable Financed Vehicle that are prior to, or equal with, the security interest in the Financed Vehicle granted by the related Purchased Loan Contract;
(j)with respect to which, to the best of the Originator’s knowledge, there was no material misrepresentation by the Obligor thereon on such Obligor’s credit application;
(k)which has not been originated in, and is not subject to the laws of, any jurisdiction under which the sale, transfer and assignment of such Purchased Loan under this Agreement or pursuant to the transfer of the related Purchased Loan Contract shall be unlawful, void or voidable;
(l)which (i) constitutes “tangible chattel paper,” “electronic chattel paper” or a “payment intangible” each as defined in the UCC in the relevant State, (ii) if “tangible chattel paper,” shall be maintained in its original “tangible” form, unless the Deal Agent has consented in writing to such chattel paper being maintained in another form or medium, and (iii) if “electronic chattel paper,” there is only a single “authoritative copy” (as such term is used in Section 9-105 of the UCC) and such “authoritative copy” constitutes an Authoritative Electronic Copy;
(m)[reserved];
(n)which is payable in United States dollars and the Obligor thereon is an individual who is a United States resident;

(o)which satisfies in all material respects the requirements under the Credit Guidelines;
(p)with respect to which the collection practices used with respect thereto have complied in all material respects with the Collection Guidelines;
(q)[reserved];
(r)with respect to which the Originator has duly fulfilled all material obligations to be fulfilled on the lender’s part under or in connection with the origination, acquisition and assignment of such Purchased Loan, including, without limitation, giving any notices or consents necessary to effect the acquisition of such Purchased Loan by the Borrower, and has done nothing to materially impair the rights of the Borrower or the Secured Parties in payments with respect thereto;
(s)which was purchased by the Originator from a Dealer pursuant to a Purchase Agreement or, in the case of any Purchased Loan Contract that previously secured a Dealer Loan, another agreement with the applicable Dealer;
(t)with respect to which the Dealer from whom the Originator purchased such Purchased Loan has not engaged in any conduct constituting fraud or misrepresentation with respect to such Purchased Loan to the best of the Originator’s knowledge; with respect to which, at the time such Purchased Loan was originated the proceeds thereof were fully disbursed and there is no requirement for future advances thereunder, and all fees and expenses in connection with the origination of such Purchased Loan have been paid;
(u)with respect to which, if applicable State law requires or permits the Servicer to hold the certificate of title in respect of a Financed Vehicle financed by a Purchased Loan Contract, the Servicer holds the certificate of title (or if an electronic certificate of title is issued in lieu of a paper certificate of title by the relevant governmental department or agency, Credit Acceptance is listed as lienholder on such electronic certificate of title) or the application for a certificate of title for the related Financed Vehicle as of the date on which the related Purchased Loan Contract is sold to the Borrower and will obtain within 180 days of such date a certificate of title (or ensure that an electronic certificate of title is issued in lieu of a paper certificate of title by the relevant governmental department or agency on which Credit Acceptance is listed as lienholder) with respect to such Financed Vehicle as to which the Servicer holds only such application;
(v)with respect to which the related Purchased Loan Contract has not been extended or rewritten and is not subject to any forbearance, or any other modified payment plan, in each case, other than in accordance with the Credit Guidelines or the Collection Guidelines or otherwise in accordance with Applicable Law; and
(w)if the related Purchased Loan Contract constitutes electronic chattel paper, with respect to which Credit Acceptance shall have “control” of such electronic chattel paper within the meaning of Section 9-105 of the UCC.

Equity Interest: (i) In the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.
ERISA: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
ERISA Affiliate: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.
Excess Reserve Amount: With respect to any Payment Date, the excess, if any, of the amount on deposit in the Reserve Account over the Required Reserve Account Amount.
Excess Reserve Maximum Amount: With respect to the Excess Reserve Amount on deposit in the Reserve Account, an amount not to exceed the product of (i) 5.0% and (ii) the sum of the Adjusted Eligible Loan Balance plus the Excess Reserve Amount (after giving effect to any election to deposit additional Excess Reserve Amounts into the Reserve Account pursuant to Section 2.7(a)(ix)).
Excess Spread: The positive difference of (i) the Aggregate Weighted Average Spread minus (ii) 4% (or such other rate that is specified in the definition of “Servicing Fee” that is then in effect) minus (iii) the Yield Rate minus (iv) the Program Fee.
Excess Spread Advance Rate Adjustment: The lesser of (i) zero and (ii) the product of
(a) the Excess Spread minus the Minimum Excess Spread and (b) 1.25; provided, that, during any Hedging Period, the Excess Spread Advance Rate Adjustment shall be zero.
Exchange Act: The United States Securities Exchange Act of 1934, as amended. Excluded Dealer Agreement Rights: With respect to any Dealer Agreement, the rights of
Credit Acceptance thereunder related to loans made to the related Dealer which are not Dealer Loans pledged by the Borrower to the Collateral Agent hereunder, including rights of set-off and rights of indemnification, related to such Dealer Loans.
Existing Loan and Security Agreement: Defined in the recitals hereto.
Facility Limit: $500,000,000; or as such amount may vary from time to time upon the written agreement of the Borrower, Credit Acceptance and the Deal Agent; provided, however,

that on any date on or after the end of the Revolving Period with respect to all Lenders, the Facility Limit shall mean the aggregate outstanding Capital on such date.
FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
Federal Funds Rate: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the federal funds rates as quoted by Wells Fargo and confirmed in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by Wells Fargo (or, if such day is not a Business Day, for the next preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of Wells Fargo, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. Charlotte, North Carolina time.
Federal Reserve Board: The Board of Governors of the Federal Reserve System.
Fee Letter: With respect to each Lender, the ~~Eleventh~~Fourteenth Amended and Restated Fee Letter, dated as of ~~February 3, 2021~~September 15, 2026, in the case of Wells Fargo, or in the case of any other Lender, the date of the Assignment and Acceptance related to such Lender, among the Borrower, Wells Fargo Bank, National Association and the Deal Agent, in the case of Wells Fargo and among the Borrower, the Servicer, the Deal Agent and the related Lender, in the case of any other Lender, as any such letter may be amended, modified, supplemented, restated or replaced from time to time.
Final Score: The final output from the Originator’s credit scoring process.
Financed Vehicle: With respect to a Contract, any new or used automobile, light-duty truck, minivan or sport utility vehicle, together with all accessories thereto, securing the related Obligor’s indebtedness thereunder.
Fixed Charge Coverage Ratio: As of any applicable date of determination, the ratio of (a) Consolidated Income Available for Fixed Charges for the previous four (4) consecutive fiscal quarters of Credit Acceptance most recently ended at such time to (b) Consolidated Fixed Charges for such period.
Floor: A rate of interest equal to 0.00%.
Forecasted Collections: The expected amount of Collections to be received with respect to the Aggregate Outstanding Eligible Loan Balance each month as determined by Credit Acceptance in accordance with its forecasting model, which shall be submitted to the Deal Agent with each Funding Notice related to a proposed Advance when new Pools are pledged to the Collateral Agent.

Fully Hedged: A condition that is satisfied when, as of any date of determination, the Borrower is party to one or more effective Hedge Transactions with one or more Hedge Counterparties that satisfy the following conditions:
(i)the aggregate notional principal of such Hedge Transactions is not less than the aggregate Capital outstanding;
(ii)the final maturity date for such Hedge Transactions shall be a date reasonably acceptable to the Deal Agent; and
(iii)the related Hedging Agreements are in form and substance reasonably acceptable to the Deal Agent and copies of which have been delivered to the Lenders (which delivery may be made by electronic mail).
Funded Debt: Without duplication, (a) all indebtedness of any Person for borrowed money or for the deferred purchase price of property or services as of such date (other than Operating Leases and trade liabilities and royalties payable incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations of such Person in respect of letters of credit (other than trade letters of credit), bankers acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities of the type described in (a), (b) and (c) above that are secured by any Liens (as defined in the Credit Agreement) on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, in the case of each of the items in clauses (a) through (d), the amount of which is determined in accordance with GAAP; provided, however, that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien (as defined in the Credit Agreement) securing such liability and the amount of the liability secured, and (e) all guarantee obligations in respect of any liability which constitutes Funded Debt; provided, however, that Funded Debt shall not include any indebtedness under any Hedging Agreement (as defined in the Credit Agreement) prior to the occurrence of a termination event with respect thereto; provided further that upon the defeasance or satisfaction and discharge of Funded Debt in accordance with the terms of such Funded Debt, such Funded Debt will cease to be “Funded Debt” hereunder (for the avoidance of doubt, including upon the giving or mailing of a notice of redemption and redemption funds being deposited with a trustee or paying agent or otherwise segregated or held in trust or under an escrow or other funding arrangement for the sole purpose of repurchasing, redeeming, defeasing, repaying, satisfying and discharging, or otherwise acquiring or retiring such Funded Debt in accordance with the terms of such Funded Debt).
Funding: An Advance by a Lender pursuant to Section 2.1 and Section 2.3 hereof. Funding Date: The second Business Day immediately following receipt by the Deal
Agent of a Funding Notice, delivered in accordance with Section 2.3, provided that such Funding Notice is received by 5:00 p.m., Charlotte time.
Funding Notice: The notice, in the form of Exhibit A hereto, delivered in accordance with Section 2.3 hereof.

GAAP: Generally accepted accounting principles as in effect from time to time in the United States.
Governmental Authority: Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, and any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.
Hedge Breakage Costs: For any Hedging Agreement, any amount payable by the Borrower for the early termination of such Hedging Agreement or any portion thereof.
Hedge Costs: For any Hedging Agreement, any amount payable by the Borrower with respect thereto, including any swap payments, any breakage payments, any termination payments, any notional reduction payments and any other amounts due to the Hedge Counterparty.
Hedge Counterparty: (I) Any entity that (a) on the date of entering into any Hedge Transaction (i) is an interest rate swap dealer and (ii) unless otherwise agreed to by the Deal Agent, has a long-term unsecured debt rating of not less than “A” by S&P and not less than “A2” by Moody’s (“Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “A-1” by S&P and not less than “P-1” by Moody’s (“Short-term Rating Requirement”), and (b) in a Hedging Agreement (i) consents to the assignment of the Borrower’s rights under the Hedging Agreement to the Collateral Agent pursuant to Section 2.2(a) (except in the case of an interest rate cap where such consent is not required) and (ii) agrees that in the event that Moody’s or S&P reduces its long-term unsecured debt rating below the Long-term Rating Requirement, or reduces its short-term unsecured debt rating below the Short-term Rating Requirement, it shall transfer its rights and obligations under each Hedging Agreement to another entity that meets the requirements of clauses (I)(a) and (I)(b) hereof and has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer (except in the case of an interest rate cap where such transfer is not required), or (II) in respect of a Hedge Transaction entered into during the period commencing on April 30, 2021 and concluding on the Commitment Termination Date, any entity that (a) on the date of entering into any Hedge Transaction (i) is a bank signatory to the Credit Agreement (other than Israel Discount Bank of New York or an Affiliate) and (ii) unless otherwise agreed to by the Deal Agent, has not experienced a withdrawal or downgrade of its short- or long-term unsecured debt rating since April 30, 2021, and (b) in a Hedging Agreement (i) consents to the assignment of the Borrower’s rights under the Hedging Agreement to the Collateral Agent pursuant to Section 2.2(a) (except in the case of an interest rate cap where such consent is not required) and (ii) agrees that in the event that it experiences a withdrawal or reduction of its long-term unsecured debt rating such that it no longer has a minimum rating of “BBB-,” it shall transfer its rights and obligations under each Hedging Agreement to another entity that meets the requirements of clauses (I)(a) and (I)(b) or clauses (II)(a) and (II)(b) hereof and has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer (except in the case of an interest rate cap where such transfer is not required).

Hedge Transaction: Each interest rate swap or other interest rate protection transaction between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 5.3 hereof and is governed by a Hedging Agreement.
Hedging Agreement: Each agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to Section 5.3 hereof, which agreement shall be in form and substance reasonably satisfactory to the Deal Agent, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction; provided, however, that for the avoidance of doubt no ISDA Master Agreement shall be required for any interest rate cap transaction.
Hedging Period: The period commencing on the date that the Borrower has elected to nullify the Excess Spread Advance Rate Adjustment by giving notice to the Deal Agent pursuant to Section 5.3 and ending on the date on which the Borrower has elected to reinstate the Excess Spread Advance Rate Adjustment by delivering a revocation notice pursuant to Section 5.3.
Increased Costs: Any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.13.
Incremental Funding: Any Advance made after the Initial Funding that increases the aggregate outstanding Capital hereunder.
Independent Director: Defined in Section 5.2(o)(xxvii). Ineligible Contract: Each Contract other than an Eligible Contract. Ineligible Loan: Each Loan other than an Eligible Loan.
Indemnified Amounts: Defined in Section 11.1(a). Indemnified Parties: Defined in Section 11.1(a).
Initial Funding: September 30, 2003.
Insolvency Event: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

Insolvency Laws: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
Insolvency Proceeding: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.
Instrument: Any “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.
Investment: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of assets pursuant to the Contribution Agreement and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.
Investment Company Act: The United States Investment Company Act of 1940, as amended.
ISDA Definitions: The 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
Late Fees: If the Backup Servicer has become the Successor Servicer, any late fees collected with respect to any Contract in accordance with the Collection Guidelines.
Lenders: Collectively, Wells Fargo and any other Person that agrees, pursuant to the pertinent Assignment and Acceptance, to make or maintain Fundings pursuant to this Agreement.
Lien: With respect to any Loan, Dealer Agreement or Contract, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind (other than any Permitted Lien, mechanics’ liens, liens of collection attorneys or agents collecting the property subject to such Permitted Lien or mechanics’ lien and any liens which attach thereto by operation of law).
Loan: Any Dealer Loan or Purchased Loan.
Mandatory Take-Out: The release of certain Loans and the related contracts from the Lien of this Agreement and the reduction of the Capital by at least the lesser of (a) 85% of currently outstanding Capital or (b) $100,000,000.
Material Adverse Effect: With respect to any event or circumstance, means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Originator, the Servicer or the Borrower, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loans, (c) the rights and remedies of the Deal

Agent, the Collateral Agent or the Secured Parties, (d) the ability of the Borrower, the Originator or the Servicer to perform its obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s or any Secured Party’s interest in the Collateral.
Material Debt: Defined in Section 6.11(i). Minimum Excess Spread: 12.60%.
Minimum Weighted Average Spread Rate: 22.0%.
Monthly Principal Payment Amount: With respect to any Payment Date, the amount, if any, necessary to reduce the Capital to the Borrowing Base.
Monthly Report: Defined in Section 6.5(a).
Moody’s: Moody’s Investors Service, Inc., and any successor thereto.
Multiemployer Plan: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.
Net Advance Rate: The sum of eighty percent (80%) and the Excess Spread Advance Rate Adjustment.
Notes: The Variable Funding Notes of the Borrower, issued to the Lenders pursuant to Section 2.1(c) hereof substantially in the form of Exhibit G hereto.
Obligor: With respect to any Loan, Dealer Agreement or Contract, the Person or Persons obligated to make payments with respect to such Dealer Agreement, Loan or Contract, respectively, including any guarantor thereof.
OFAC: The United States Department of the Treasury’s Office of Foreign Assets Control.
Officer’s Certificate: A certificate signed by any officer of the Borrower or the Servicer, as the case may be, and delivered to the Collateral Agent.
Open Pool: With respect to any Dealer Loan, a Pool as to which, pursuant to the terms of the related Dealer Agreement, additional Dealer Loan Contracts may be allocated.
Operating Lease: Any lease, whether now existing or hereafter entered into, under which Credit Acceptance or any Credit Agreement Subsidiary is a lessee, other than a Capitalized Lease, including all leases of such Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the ASU 2016-02 (ASC 842, Leases), in each case for purposes of this Agreement.
Operating Rental: All rental payments that Credit Acceptance or any of its Credit Agreement Subsidiaries, as lessee, is required to make under the terms of any Operating Lease.

Opinion of Counsel: A written opinion of counsel, which opinion and counsel are reasonably acceptable to the Deal Agent.
Optional Take-Out: The release of certain Loans and the related contracts from the Lien of this Agreement and the reduction of the Capital (other than pursuant to a Mandatory Take-Out) by at least $10,000,000 in connection with a refinancing (which may take the form of a sale) of such Loans by the Borrower using an affiliated special purpose entity.
Original Advance Rate: With respect to any Dealer, the ratio, expressed as a percentage, where the numerator is equal to the Outstanding Balance of all Eligible Loans of such Dealer on the dates such Eligible Loans were originated and the denominator is equal to the sum of payments due under all Eligible Contracts related to such Dealer on their dates of origination.
Originator: Defined in the preamble of this Agreement.
Other Taxes: Any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under this Agreement or from the execution, delivery, performance, enforcement of, or otherwise with respect to, this Agreement.
Outstanding Balance:
(i)With respect to any Contract on any date of determination, all amounts owing under such Contract (whether considered principal or as finance charges) on such date of determination. The Outstanding Balance with respect to a Contract shall be deemed to have been created at the end of the day on the Date of Processing of such Contract; which shall be greater than or equal to zero (except in the case of a Contract as to which the final payment on such Contract is in excess of the amount owed on such Contract on the date of such final payment);
(ii)with respect to any Dealer Loan on any date of determination, the aggregate amount advanced under such Dealer Loan plus revenue accrued with respect to such Dealer Loan in accordance with Credit Acceptance’s adjusted accounting policies (as in effect as of January 1, 2020) and the payment of monies to a Dealer under the related Dealer Agreement, less Collections on the related Dealer Loan Contracts applied through such date of determination in accordance with the related Dealer Agreement to the reduction of the balance of such Loan;
(iii)with respect to any Purchased Loan (other than any Purchased Loan arising from a Dealer Collections Purchase Agreement) on any date of determination, the aggregate amount advanced under such Purchased Loan plus revenue accrued with respect to such Purchased Loan in accordance with Credit Acceptance’s adjusted accounting policies (as in effect as of January 1, 2020), less Collections on the related Purchased Loan Contract applied through such date of determination to the reduction of the balance of such Purchased Loan; and
(iv)with respect to any Purchased Loan arising from a Dealer Collections Purchase Agreement on any date of determination, (A) such Purchased Loan’s pro rata share of the sum of

(x) the Outstanding Balance of the related Dealer Loan as of the date of the related Dealer Collections Purchase and (y) the Dealer Collections Purchase Price with respect to such Dealer Loan (such pro rata share determined based on such Purchased Loan’s pro rata share of the forecasted collections on the pool of Purchased Loans which previously constituted Dealer Loan Contracts securing such Dealer Loan), plus following the acquisition of such Purchased Loan (B) revenue accrued with respect to such Purchased Loan in accordance with Credit Acceptance’s adjusted accounting policies (as in effect as of January 1, 2020), less (C) Collections on the related Purchased Loan Contract applied through such date of determination to the reduction of the balance of such Purchased Loan.
Overconcentration Loan Amount: With respect to any Dealer and any date of determination, the amount by which the aggregate Outstanding Balance of Dealer Loans (measured as of the end of the immediately preceding Collection Period) made to such Dealer as of such date of determination exceeds the Dealer Concentration Limit.
Participant Register: Defined in Section 13.1(e) of this Agreement. Patriot Act: Defined in Section 4.1(z) of this Agreement.
Payment Date: The fifteenth (15th) day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day.
Payment Rate: For any Collection Period in which a Take-Out does not occur, the ratio, expressed as a percentage, the numerator of which is equal to Collections received during such Collection Period and the denominator of which is equal to the Aggregate Outstanding Eligible Loan Balance as of the first day of such Collection Period. For the avoidance of doubt, the Payment Rate will not be required to be calculated for any Collection Period in which a Take-Out occurs.
Permitted Investments: Any one or more of the following types of investments:
(a)marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States of America and that have a maturity of not more than 270 days from the date of acquisition;
(b)marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States and that have a maturity of not more than 270 days from the date of acquisition;
(c)bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which are rated at least A-1 by S&P and P-1 by Moody’s;
(d)repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above;
(e)commercial paper rated at least A-1 by S&P and P-1 by Moody’s;

(f)demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States of America or any state thereof (or domestic branches of any foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however, that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall be at least A-1 by S&P and P-1 by Moody’s; and money market mutual funds (including funds for which the Collateral Agent may act as a sponsor or advisor or for which the Collateral Agent may receive fee income) having a rating, at the time of such investment, from S&P or Moody’s in the highest investment category granted thereby.
Each of the Permitted Investments may be purchased by the Collateral Agent or through an Affiliate of the Collateral Agent.
Permitted Liens: Liens for state, municipal or other local taxes if such taxes shall not at the time be due and payable and Liens granted pursuant to the Transaction Documents and with respect to the Dealer Loan Contracts, the second priority lien of the related Dealer therein as set forth in the related Dealer Agreement.
Person: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.
Pool: An identifiable group of Dealer Loan Contracts related to a particular Dealer Agreement identified on Schedule IV hereto, which, for the avoidance of doubt, may take the form of an Open Pool or Closed Pool at the time it is pledged hereunder.
Prepayment Fee: With respect to each Lender, as defined in the applicable Fee Letter relating to such Lender.
Prime Rate: The rate announced by Wells Fargo from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Wells Fargo in connection with extensions of credit to debtors.
Proceeds: With respect to any portion of the Collateral, all “proceeds” as such term is defined in Article 9 of the UCC, including, whatever is receivable or received when such portion of Collateral is sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating thereto.
Program Fee: With respect to each Lender, as defined in the applicable Fee Letter related to such Lender.
Purchase Agreement: Each agreement between Credit Acceptance and any Dealer in substantially the form attached hereto as Exhibit K, together with any Dealer Collections Purchase Agreement.

Purchased Loan: A motor vehicle retail installment loan relating to the sale of an automobile or light-duty truck originated by a Dealer, purchased by the Originator from such Dealer and evidenced by a Purchased Loan Contract; provided, however, that the term “Purchased Loan” shall, for purposes of this Agreement, include only those Purchased Loans identified from time to time on Schedule IV hereto.
Purchased Loan Contract: Each motor vehicle retail installment sales contract, in substantially one of the forms attached hereto as Exhibit I, relating to a Purchased Loan.
Qualified Institution: Defined in Section 6.7(a).
Records: The Dealer Agreements, Contracts, Contract Files and all other documents, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related contracts, records and other media for storage of information) in each case whether tangible or electronic that are maintained with respect to the Loans and the Contracts and the related Obligors.
Register: Defined in Section 13.1(c).
Related Security: With respect to any Loan all of Credit Acceptance’s and the Borrower’s interest in:
(i)the Dealer Agreements (other than Excluded Dealer Agreement Rights, but including Credit Acceptance’s rights to service the Loans and the related Contracts and receive the related collection fee and receive reimbursement of certain repossession and recovery expenses, in accordance with the terms of the Dealer Agreements) and Contracts securing payment of such Loan;
(ii)all security interests or liens purporting to secure payment of such Loan, whether pursuant to such Loan, the related Dealer Agreement or otherwise, together with all financing statements signed by the related Obligor describing any collateral securing such Loan and all other property obtained upon foreclosure of any security interest securing payment of such Loan or any related Contract;
(iii)all guarantees, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of each Contract whether pursuant to such Contract or otherwise, including any of the foregoing relating to any Contract securing payment of such Loan;
(iv)all of the Borrower’s interest in all Records, documents and writing evidencing or related to such Loan;
(v)all rights of recovery of the Borrower against the Originator;
(vi)all Collections (other than Dealer Collections), the Collection Account, the Reserve Account, and all amounts on deposit therein and investments thereof;

(vii)all of the Borrower’s right, title and interest in and to (but not its obligations under) any Hedging Agreement and any payment from time to time due thereunder;
(viii)all of the Borrower’s right, title and interest in and to the Contribution Agreement and the assignment to the Collateral Agent of all UCC financing statements filed by the Borrower against the Originator under or in connection with the Contribution Agreement; and
(ix)the Proceeds of each of the foregoing.
For the avoidance of doubt, the term “Related Security” with respect to any Dealer Loan includes all rights arising under such Dealer Loan which rights are attributable to advances made under such Dealer Loan as the result of such Dealer Loan being secured by an Open Pool on the date such Dealer Loan was sold and Dealer Loan Contracts being added to such Open Pool.
Release Date: As defined in Section 4.5(b). Release Price: As defined in Section 4.5(a).
Relevant Governmental Body: The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
Reliening Expenses: Defined in Section 6.2(d)(ii).
Repossession Expenses: For any Collection Period, any expenses payable pursuant to the terms of this Agreement, incurred by the Backup Servicer, if it has become the Successor Servicer, in connection with the liquidation or repossession of any Financed Vehicle, in an aggregate amount not to exceed the cash proceeds received by the Backup Servicer, if it has become the Successor Servicer, from the disposition of the Financed Vehicles.
Required Lenders: At a particular time, Lenders with Commitments in excess of 50% of the Facility Limit.
Required Reserve Account Amount: With respect to any date of determination, an amount equal to the product of (i) 1.0% and (ii) the Capital on such date (after the application of funds pursuant to Section 2.7 on the related Payment Date); provided, however, the Required Reserve Account Amount shall at no time be less than $300,000 (unless the Capital is zero, in which case the Required Reserve Account Amount shall be $0.00).
Reserve Account: The segregated trust account established at the Collateral Agent for the benefit of the Secured Parties, established pursuant to Section 6.7(a).
Reserve Advance: Defined in Section 2.7(c)(i).
Responsible Officer: As to any Person any officer of such Person (who, in the case of the Collateral Agent or Backup Servicer, is an officer within the Corporate Trust Office) with direct responsibility for the administration of this Agreement and the other Transaction Documents to which such Person is a party, and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.
Retransfer Amount: Defined in Section 4.5(b).
Revolving Period: The period commencing on the Closing Date and ending on the day immediately preceding the first day of the Amortization Period.
S&P: S&P Global Ratings, and any successor thereto.
Sanction or Sanctions: Any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future statute or Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other governmental authority with jurisdiction over Borrower or any member of the Borrowing Group.
Sanctioned Country: Any country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time.
Sanctioned Person: (i) a Person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/ enforcement/ofac/sdn, or as otherwise published from time to time, or (ii) (a) an agency of the government of a Sanctioned Country, (b) an organization controlled by a Sanctioned Country or
(c) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
Sanctioned Target: Any target of Sanctions, including: (a) Persons on any list of targets identified or designated pursuant to any Sanctions, (b) Persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (c) Persons that are a target of Sanctions due to their ownership or control by any Sanctioned Target(s), or (d) things otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.
SEC: The United States Securities and Exchange Commission, or any governmental agencies substituted therefor.
Secured Party: (i) The Collateral Agent, the Deal Agent and each Lender and (ii) each Hedge Counterparty that is either a Lender or an Affiliate of a Lender if that Affiliate that is a Hedge Counterparty executes a counterpart of this Agreement agreeing to be bound by the terms of this Agreement applicable to a Secured Party.
Securities Act: The United States Securities Act of 1933, as amended.

Servicer: Credit Acceptance, the Backup Servicer, if it has become the Successor Servicer or any other Successor Servicer, appointed in accordance with the terms hereof as the Servicer of the Loans and Contracts.
Servicer Termination Event: Defined in Section 6.11. Servicer Termination Notice: Defined in Section 6.11.
Servicer Expenses: Any expenses incurred by the Backup Servicer, if it has become the Successor Servicer hereunder (including to the extent the Backup Servicer is ~~Wells Fargo Bank, National Association~~Computershare any Reliening Expenses), other than Repossession Expenses or Transition Expenses.
Servicing Fee: For each Payment Date, a fee payable to the Servicer for services rendered during the related Collection Period, equal to: (i) so long as Credit Acceptance is the Servicer, the product of (A) 4.00% and (B) the total Collections for the related Collection Period (exclusive of amounts received under any Hedging Agreement) and (ii) if the Backup Servicer is the Servicer, the sum of (1) the greatest of: (a) the product of 8.00% and the total Collections for the related Collection Period (exclusive of amounts received under any Hedging Agreement), (b) the actual costs incurred by the Backup Servicer as Successor Servicer, and (c) the product of (x)
$30.00 and (y) the aggregate number of Contracts serviced by it during the related Collection Period, plus (2) without duplication, Late Fees and Servicer Expenses; provided, however, with respect to each Payment Date on which the Backup Servicer is the Servicer, the Servicing Fee shall be at least equal to $5,000.
SOFR: A rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
SOFR Administrator: The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
SOFR Administrator’s Website: The website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
SOFR Determination Day: Defined in definition of “Daily Simple SOFR.” SOFR Rate Day: Defined in definition of “Daily Simple SOFR.”
Solvent: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.
Structuring Fees: The structuring fee set forth in the Fee Letter related to Wells Fargo.
Subsidiary: A corporation of which the Originator and/or its Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.
Successor Servicer: Defined in Section 6.12(a).
Take-Out: Any Mandatory Take-Out or Optional Take-Out.
Take-Out Release: The release to be executed pursuant to Section 2.16 hereto, substantially in the form of Exhibit E hereto.
Tangible Net Worth: The total preferred shareholders’ investment and common shareholders’ investment (common stock, paid in capital, retained earnings and accumulated other comprehensive income, net of tax) as computed for Credit Acceptance and its Credit Agreement Subsidiaries on a consolidated basis under GAAP, less assets properly classified as intangible assets according to GAAP, but excluding from the determination thereof, without duplication, any excess servicing asset resulting from the transfer, pursuant to a Permitted Securitization, of Dealer Loan Pools (as defined in the Credit Agreement) or Purchased Contracts.
Taxes: Any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.
Termination Date: With respect to each Lender, the earliest of: (a) the date of the occurrence or declaration of the Termination Date pursuant to Section 10.2, and (b) the date of termination in whole of the Facility Limit pursuant to Section 2.5.
Termination Events: Defined in Section 10.1.
Total Commitment: On any date of determination, the aggregate Commitments of all the Lenders.
Transaction Documents: This Agreement, the Contribution Agreement, each Hedging Agreement, the Fee Letters, the Backup Servicing Agreement and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.
Transition Expenses: If the Backup Servicer has become the Successor Servicer, the sum of: (i) reasonable costs and expenses incurred by the Backup Servicer in connection with its assumption of the servicing obligations hereunder, related to travel, Obligor welcome letters, freight and file shipping plus (ii) a boarding fee equal to the product of $7.50 and the number of Contracts to be serviced.

UCC: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.
Unadjusted Benchmark Replacement: The applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
United States: The United States of America.
Unmatured Termination Event: Any event that, with the giving of notice or the lapse of time, or both, would become a Termination Event.
Unsatisfactory Audit: The occurrence of any audit exceptions resulting from any audit, inspection or review pursuant to Section 6.1(c), Section 6.2(e) or Section 6.9, which, in the reasonable judgment of the Deal Agent, would have a material adverse effect on the ability of the Servicer to identify and allocate Collections.
Unused Fee: With respect to each Lender, as defined in the Fee Letter related to such Lender.
U.S. Government Securities Business Day: Any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
Weighted Average Final Score: With respect to each Payment Date during the Revolving Period, the ratio, expressed as a percentage, where (i) the numerator is equal to the aggregate for all Dealers of the product of (a) the Final Score of each Dealer and (b) the aggregate Outstanding Balance of all Eligible Loans for such Dealer and (ii) the denominator is equal to the Aggregate Outstanding Eligible Loan Balance.
Weighted Average Original Advance Rate: With respect to each Payment Date during the Revolving Period, the ratio, expressed as a percentage, where (i) the numerator is equal to the aggregate for all Dealers of the product of (a) the Original Advance Rate of each Dealer and (b) the aggregate Outstanding Balance of all Eligible Loans for such Dealer and (ii) the denominator is equal to the Aggregate Outstanding Eligible Loan Balance.
Weighted Average Spread Rate: With respect to each Payment Date during the Revolving Period, one minus the Weighted Average Original Advance Rate divided by the Weighted Average Final Score (expressed as a percentage).
Wells Fargo: Wells Fargo Bank, National Association, and it successors and assigns. Yield: With respect to each Lender and its portion of the Capital, with respect to any
Accrual Period, the sum of the products (for each day during such Accrual Period) of:
YR x C x 1
360 where:

C    =    the outstanding principal amount of the Advance of such Lender; and

YR    =    the Yield Rate for such Lender applicable on such day;
provided, however, that (i) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law and (ii) Yield shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.
Yield Rate: For any Accrual Period and for the aggregate principal amount of the Advance allocated to such Accrual Period:
(a)prior to the occurrence of an Amortization Event or a Termination Event, a rate equal to the Benchmark; or
(b)on and after the occurrence of an Amortization Event or a Termination Event, with respect to any Lender, the rate provided in the applicable Fee Letter;
provided, however, the Yield Rate shall be the Base Rate for any Accrual Period for any portion of the Advance as to which any Lender has funded the acquisition thereof on any day other than the first day of such Accrual Period and without such Lender(s) having received at least two Business Days’ prior notice of such funding pursuant to the provisions of Section 2.1(a).
Section 1.2. Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.
Section 1.3. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
Section 1.4. Interpretation. In each Transaction Document, unless a contrary intention appears:
(i)the singular number includes the plural number and vice versa;
(ii)reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;
(iii)reference to any gender includes each other gender; reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, supplemented or otherwise modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and
(iv)reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.
ARTICLE II THE LOAN FACILITY
Section 2.1.    Funding of the Advance.
(a)(i) On the terms and conditions hereinafter set forth (including, without limitation, the conditions set forth in Sections 3.1 and 3.2), the Borrower may, at its option, on any Funding Date request an advance (an “Advance” or a “Funding”) pursuant to Section 2.3. Following receipt of any such request, each Lender agrees that it shall advance its pro rata portion of such requested Advance, subject to fulfillment of the conditions contained herein, during the period from the date hereof to but not including the Termination Date. Under no circumstances shall any Lender make an Advance if, after giving effect to such Advance, (A) the aggregate Capital outstanding hereunder would exceed the lesser of (i) the Facility Limit and
(ii) the Borrowing Base or (B) with respect to each Lender, the aggregate Capital funded or maintained by such Lender would exceed its pro rata portion of the aggregate Capital outstanding. Upon the occurrence of an Amortization Event or the occurrence or declaration of the Termination Date, the Borrower may not request and no Lender shall be required to effect any Funding.
(b)(i) The Borrower may, within 60 days, but no later than 45 days, prior to the then existing Commitment Termination Date, by written notice to the Deal Agent and each Lender, make written request for the Lenders to extend the Commitment Termination Date for an additional period as specified by the Borrower. Each Lender shall make a determination, in its sole discretion, not less than 15 days prior to the then applicable Commitment Termination Date as to whether or not it will agree to extend the Commitment Termination Date; provided, however, that the failure of any Lender to make a timely response to the Borrower’s request for extension of the Commitment Termination Date shall be deemed to constitute a refusal by such Lender to extend the Commitment Termination Date.
(ii)Any Lender which notifies the Deal Agent of its refusal to consent to the extension or which does not expressly notify such Deal Agent that it is willing to consent to an extension of the Commitment Termination Date during the time period set forth in clause (i) above shall be deemed to be a “Dissenting Lender” from the date of its refusal notice or the end of the applicable time period set forth in clause (i) above and, after the Commitment Termination Date then in effect, such Dissenting Lender’s Commitment shall be zero. If a Lender has agreed to extend its Commitment Termination Date in accordance with the Borrower’s request made pursuant to clause (i)

above, and, at the end of the applicable time period set forth in clause (i) above, no Termination Event shall have occurred, the Commitment Termination Date for such Lender then in effect shall be extended to the date that is the last day of the additional time period specified by Borrower pursuant to clause (i) above or, if such day is not a Business Day, the next preceding Business Day.
(iii)Within two Business Days following the end of the time period set forth in clause (i) above, each Dissenting Lender shall notify each other Lender, the Borrower and the Servicer of its election to become a Dissenting Lender and the amount of its Commitment, if any. Each Dissenting Lender hereby agrees to assign all or a portion of its Commitment and the amounts payable to it hereunder to a replacement lender identified by the Borrower and approved by the Deal Agent, subject to ratable payment of such Dissenting Lender’s portion of the Capital, together with all accrued and unpaid interest thereon, and a ratable portion of all fees and other amounts due to it hereunder.
(iv)If the Commitment of a Dissenting Lender is not assigned in accordance with clause (iii) above, the Facility Limit shall be reduced by the Commitment of the Dissenting Lender existing on the Commitment Termination Date. The Capital outstanding on the Commitment Termination Date in effect on the date such Lender becomes a Dissenting Lender shall be paid in accordance with Section 2.7(a)(vii).
(c)The Notes.
(i)The Borrower’s obligation to pay the principal of and interest on all amounts advanced by the Lenders pursuant to the Fundings shall be evidenced by a variable funding note of the Borrower for each Lender (each, a “Note”) which shall: (1) be dated the Effective Date; (2) be in the stated principal amount equal to the Commitment amount for such Lender (as reflected from time to time on the grid attached thereto); (3) bear interest as provided therein; (4) be payable to the order of Wells Fargo Bank, National Association, as Deal Agent, for the account of the applicable Lender; and
(5) be substantially in the form of Exhibit G hereto, with blanks appropriately completed in conformity herewith.
(ii)Although the Notes shall be dated the Effective Date, interest in respect thereof shall be payable only for the periods during which amounts are outstanding thereunder. In addition, although the stated principal amount of each Note shall be equal to the Commitment amount of the related Lender, such Note shall be enforceable with respect to the Borrower’s obligation to pay the principal thereof only to the extent of the unpaid principal amount of the Capital outstanding thereunder at the time such enforcement shall be sought.

Section 2.2.    Grant of Security Interest; Acceptance by Collateral Agent.
(a)(i) As security for the prompt and complete payment of the Notes and the performance of all of the Borrower’s obligations under the Notes, this Agreement and the other

Transaction Documents, the Borrower hereby reaffirms its grant of a security interst pursuant to the Existing Loan and Security Agreement and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, without recourse except as provided herein, a security interest in and continuing Lien on all assets and personal property of the Borrower, including but not limited to, all of the Borrower’s accounts, chattel paper, goods, deposit accounts, documents, general intangibles, instruments, investment property, letter of credit rights, money and supporting obligations and all proceeds of the foregoing (as each such term is defined in the UCC, collectively, the “Collateral”) now owned or hereafter acquired. The foregoing pledge does not constitute an assumption by the Collateral Agent of any obligations of the Borrower to Obligors or any other Person in connection with the Collateral or under any agreement or instrument relating to the Collateral, including, without limitation, any obligation to make future advances to or on behalf of such Obligors.
(ii)In connection with such grant, the Borrower agrees to record and file, at its own expense, financing statements with respect to the Collateral now existing and hereafter created meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the first priority security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, and to deliver a file-stamped copy of such financing statements or other evidence of such filing to the Collateral Agent and the Deal Agent promptly following receipt thereof. In addition, the Borrower and the Servicer agree to clearly and unambiguously mark their respective general ledgers and all accounting records and documents and all computer tapes and records to show that the Collateral, including that portion of the Collateral consisting of the Dealer Agreements listed on Schedule IV hereto (and each addendum thereto), the Loans and the related Contracts and the rights to payment under the related Dealer Agreements, has been pledged to the Collateral Agent for the benefit of the Secured Parties hereunder.
(iii)In connection with such pledge, the Borrower agrees to deliver to the Collateral Agent on any Funding Date on which new Pools or Purchased Loans are pledged to the Collateral Agent, as the case may be, one or more computer files containing true and complete lists of all applicable Dealer Agreements, Pools and Loans securing the payment of the Notes and amounts due under the Transaction Documents and all of the Borrower’s obligations under the Notes and the Transaction Documents as of such date, and all Contracts securing all such Loans, identified by, as applicable, account number, dealer number and pool number as of the end of the Collection Period immediately preceding the Funding Date.    Such file shall be marked as Schedule IV hereto or as an addendum thereto, shall be delivered to the Collateral Agent as confidential and proprietary, and such Schedule IV and each addendum thereto are hereby incorporated into and made a part of this Agreement.    Such Schedule IV shall be supplemented and updated on the date of each Incremental Funding in the Revolving Period to include all Loans and Contracts pledged on the date of each such date so that, on each such date, the Collateral Agent will have a Schedule IV that describes all Loans pledged by the Borrower to the Collateral Agent hereunder on or prior to said date of Incremental Funding, any related Dealer Agreements, Purchase Agreements and all Contracts securing or evidencing such Loans (other than those that have been released from the Collateral and those Dealer Loans that have been deemed to be extinguished pursuant to Section 6.15(b) hereof). Such updated Schedule IV shall be deemed to replace any existing Schedule IV as of the date such updated Schedule IV is provided in accordance with this Section 2.2(a)(iii). ~~Furthermore, Schedule IV hereto shall be deemed to be supplemented on each date of Dealer Collections Purchase by the list set forth under Section 6.15(c).~~
(iv)In connection with such pledge, each of the Borrower, Credit Acceptance and the Servicer also agrees, within 180 days of the relevant Funding Date, to clearly mark at least 98% of the Contracts or Contract folders securing a Loan with the following legend: “THIS AGREEMENT HAS BEEN PLEDGED TO WELLS FARGO BANK, NATIONAL ASSOCIATION AS COLLATERAL AGENT FOR THE BENEFIT OF CERTAIN SECURED PARTIES.”
(b)The Collateral Agent hereby acknowledges its acceptance, on behalf of the Secured Parties, of the pledge by the Borrower of the Loans and all other Collateral. The Collateral Agent further acknowledges that, prior to or simultaneously with the execution and delivery of this Agreement, the Borrower delivered to the Collateral Agent the computer file represented by the Borrower to be the computer file described in Section 2.2(a)(iii).
(c)The Collateral Agent hereby agrees not to disclose to any Person (including any Secured Party) any of the account numbers or other information contained in the computer files delivered to the Collateral Agent by the Borrower pursuant to Section 2.2(a)(iii), except as is required in connection with the performance of its duties hereunder or in enforcing the rights of the Secured Parties or to a Successor Servicer; provided, however, that notwithstanding anything to the contrary in this Agreement, the Collateral Agent may reply to a request from any Person for a list of Loans, Dealer Agreements, Contracts or other information referred to in any financing statement. The Collateral Agent agrees to take such measures as shall be necessary or reasonably requested by the Borrower to protect and maintain the security and confidentiality of such information. The Collateral Agent shall provide the Borrower with written notice five Business Days prior to any disclosure pursuant to this subsection 2.2(c).
Section 2.3. Procedures for Funding of Advances. (a) Each Advance hereunder shall be requested by the Borrower delivering to the Deal Agent and the Lenders (with a copy to the Collateral Agent) a duly completed Funding Notice no later than 5:00 p.m. (Charlotte, North Carolina time) at least two (2) Business Days prior to the proposed Funding Date. Each Funding Notice shall: (i) specify the desired amount of such Funding which amount must be in an amount equal to $1,000,000 or an integral multiple of $10,000 in excess thereof, (ii) specify the date of such Funding, and (iii) include a representation that all conditions precedent for a Funding described in Article III hereof have been met. Each Funding shall be allocated pro rata among each Lender based upon the Commitment related to such Lender as a percentage of the Total Commitment. Each Funding Notice shall be irrevocable. On the Funding Date, the Lenders shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Borrower in same day funds, at such bank or other location reasonably designated by the Borrower in its Funding Notice given pursuant to this Section 2.3, an amount equal to the lesser of (A) the amount requested by the Borrower from such Lender for such Advance or (B) the excess of the Commitment related to such Lender over such Lender’s portion of Capital then outstanding.

(b)In no event shall a Lender be required on any date to make any Funding which would result in its portion of the Capital, determined after giving effect to such Funding, exceeding its Commitment.
Section 2.4. Determination of Yield. Each Lender shall initially determine (i) the applicable Yield Rate and the Yield (including unpaid Yield, if any, due and payable on a prior Payment Date) to be paid by the Borrower with respect to the Advance on each Payment Date for the related Accrual Period and (ii) the Program Fee, the Unused Fee and any Breakage Costs, Increased Costs and Additional Amounts due in respect of such Payment Date (including any such amounts unpaid from any prior Payment Date), and shall advise the Servicer and the Backup Servicer thereof on or before the fifth Business Day prior to such Payment Date. Prior to the next succeeding Payment Date, each Lender shall determine the amount of Yield, if any, payable in connection with Section 2.16(a)(iv) and not previously paid. The amount owed in respect of the Yield for the next succeeding Accrual Period, as initially determined by each Lender shall be increased, if necessary and as appropriate, to reflect any Yield payable in connection with Section 2.16(a)(iv) and not previously paid.
Section 2.5. Reduction of the Facility Limit and Commitment. The Borrower may, upon at least two (2) Business Days’ notice to the Deal Agent and each Lender, terminate in whole or reduce in part the portion of the Facility Limit that exceeds the aggregate Capital. With respect to any such reduction, each Lender’s Commitment shall be reduced pro rata based upon such Lender’s Commitment as a percentage of the Facility Limit; provided, however, that each partial reduction of the Facility Limit shall be in an aggregate amount equal to $1,000,000 or an integral multiple thereof. Each notice of reduction or termination pursuant to this Section 2.5 shall be irrevocable. With respect to any termination or reduction pursuant to this Section 2.5 that occurs prior to the Commitment Termination Date, the Borrower shall pay to the Deal Agent for the benefit of the Lenders the Prepayment Fee relating to each Lender.
Section 2.6. Actions with Respect to Advance. Each Lender may take any of the following actions at any time with respect to an Advance it has funded: (i) divide the Advance funded by such Lender into two or more portions having aggregate Capital equal to the Capital of such divided Advance; (ii) combine one portion of the Advance funded by such Lender with another portion of the Advance funded by such Lender with an Accrual Period ending on the same day, creating a new Advance having Capital equal to the Capital of the two portions of Advances combined; or (iii) combine an Advance funded by such Lender with the Advance to be funded on such day by such Lender, creating a new Advance having Capital equal to the Capital of the two Advances combined.
Section 2.7. Settlement Procedures. (a) On each Payment Date, the Collateral Agent shall withdraw Available Funds and any Excess Reserve Amount and investment earnings on amounts on deposit in the Collection Account from the Collection Account and allocate and distribute such amounts to the applicable Person in the following order of priority:
(i)FIRST, to the Hedge Counterparty, an amount equal to any Hedge Costs (exclusive of termination payments) and any such Hedge Costs (exclusive of termination payments) unpaid from any prior Payment Date.

(ii)SECOND, to the Backup Servicer so long as it has not become the Servicer hereunder, an amount equal to any accrued and unpaid Backup Servicing Fee due in respect of such Payment Date, any unpaid Backup Servicing Fee from any prior Payment Date, any reasonable out-of-pocket expenses incurred by the Backup Servicer, and any accrued and unpaid Indemnified Amounts owed by the Borrower to the Backup Servicer in an aggregate amount up to $17,000 per month (the “Cap”); provided, however, that in the event of an acceleration resulting from a Termination Event specified under Section 10.1(d)(i) or Section 10.1(f) hereunder, such Cap will not apply;
(iii)THIRD, (A) to the Servicer, an amount equal to any accrued and unpaid Servicing Fees due in respect of such Payment Date and any Servicing Fees unpaid from any prior Payment Date; provided, however, if the Servicer has been replaced pursuant to Section 6.12 such amount shall not exceed the Capped Servicing Fee; and (B) to the Backup Servicer, if it has become the Successor Servicer, any Transition Expenses;
(iv)FOURTH, to the Deal Agent for the account of the Lenders, an amount equal to the sum of any accrued and unpaid (A) Yield and Breakage Costs, (B) Program Fee, and (C) Unused Fee, Increased Costs and any Additional Amounts due in respect of such Payment Date and any such amounts unpaid from any prior Payment Date;
(v)FIFTH, during the Revolving Period, to the Deal Agent for the account of the Lenders, an amount equal to the Monthly Principal Payment Amount for such Payment Date;
(vi)SIXTH, to any Successor Servicer, to the extent not already paid pursuant to clause THIRD above, an amount equal to Reliening Expenses;
(vii)SEVENTH, (A) during the Revolving Period with respect to each Dissenting Lender after the time its Commitment has been reduced to zero pursuant to Section 2.1(b)(iv), pro rata, an amount equal to its outstanding Capital until such Dissenting Lender’s Capital has been reduced to zero and (B) during the Amortization Period, to the Deal Agent for the account of the Lenders, pro rata, the Additional Principal Payment Amount, until Capital has been reduced to zero;
(viii)EIGHTH, to the Deal Agent for the account of the Lenders and the Backup Servicer, an amount equal to, without double counting, Increased Costs, any Additional Amounts and Indemnified Amounts (provided that, with respect to the Backup Servicer, such Indemnified Amounts shall include only those Indemnified Amounts not paid pursuant to clause SECOND above) due in respect of such Payment Date and unpaid from any prior Payment Date;
(ix)NINTH, to the Reserve Account, (A) an amount equal to any outstanding Reserve Advances, (B) the amount necessary to cause the amount on deposit in the Reserve Account to equal the Required Reserve Account Amount (after giving effect to any deposits made in subclause (A)) and (C) at the election of the Borrower (or the Servicer, on its behalf), an amount up to the Excess Reserve Maximum Amount;

(x)TENTH, to the Backup Servicer, any Servicing Fee due in respect of such Payment Date, to the extent not paid pursuant to clause THIRD above and any such Servicing Fee unpaid from any prior Payment Date;
(xi)ELEVENTH, to the Deal Agent for the account of any other applicable Person, all remaining amounts up to all Aggregate Unpaids (during the Revolving Period, other than Capital) until paid in full; and
(xii)TWELFTH, to the Borrower any remaining amounts.
(b)One Business Day per calendar month, the date of which is to be chosen by the Borrower, the Collateral Agent shall, upon two Business Days’ prior written request of the Borrower, withdraw from the Collection Account an amount not to exceed the amount on deposit therein on the date of such request. The Collateral Agent shall distribute such amount to the Deal Agent for the account of the Lenders, to be distributed by the Deal Agent to the Lenders, pro rata, as a payment in reduction of Capital. Notwithstanding anything in this Section 2.7(b) to the contrary, the Collateral Agent shall not be required to effect any such withdrawal or the Deal Agent make any such distribution until an officer of the Servicer or a representative of the Servicer designated by an officer of the Servicer has certified to the Collateral Agent and the Deal Agent in writing (which shall include electronic transmission) that it reasonably believes that at the end of the related Collection Period the sum of Available Funds and Excess Reserve Amount, after giving effect to such payment, will be greater than the amount needed to make the payments required pursuant to Section 2.7(a)(i) through (xi).
(c)(i) If on any Payment Date the amount paid pursuant to Section 2.7(a)(iv) and (vii) is insufficient to cover all amounts due thereunder on such Payment Date the Collateral Agent shall withdraw from the Reserve Account an amount equal to the lesser of such shortfall and the amount of funds on deposit in the Reserve Account (such withdrawal, a “Reserve Advance”) and deposit such amount to the Collection Account. The Collateral Agent shall pay such amount to the Deal Agent for payment to the Lenders.
(ii)If on any Payment Date during the Amortization Period, the amount paid pursuant to Section 2.7(a)(vii)(B) is insufficient to reduce Capital to zero, the Deal Agent, in its sole discretion, may direct the Collateral Agent to withdraw any or all of the amount on deposit in the Reserve Account, and pay such amount to the Deal Agent, for payment to the Lenders.
Section 2.8.    [Reserved.]
Section 2.9.    Collections and Allocations.
(a)Collections. The Servicer shall transfer, or cause to be transferred, all Collections on deposit in the form of available funds in the Credit Acceptance Payment Account to the Collection Account by the close of business on the second Business Day after such Collections are received therein. The Servicer shall promptly (but in no event later than the second Business Day after the receipt thereof) deposit all Collections received directly by it in the Collection Account. The Servicer shall make such deposits or payments on the date indicated therein by wire transfer in immediately available funds or by automated clearing house (ACH).
(b)Initial Deposits. On the Funding Date, the Servicer will deposit (in immediately available funds) into the Collection Account all Collections received on and after the applicable Cut-Off Date and through and including the day that is two days immediately preceding the Funding Date, in respect of the Loans.
(c)Investment of Funds. (i) Until the occurrence of a Termination Event or an Unmatured Termination Event, to the extent there are uninvested amounts on deposit in the Collection Account and the Reserve Account, all amounts shall be invested as set forth in Section 6.7(c).
(ii) On the date on which Capital is reduced to zero and all Aggregate Unpaids have been indefeasibly paid in full, all Collateral is released from the Lien of this Agreement, and this Agreement is terminated, any amounts on deposit in the Reserve Account shall be released to the Borrower.
(d)Allocation of Collections. The Servicer will allocate Collections monthly in accordance with the actual amount of Collections received. The Servicer shall determine each month the amount of Collections received during such month which constitutes amounts which, pursuant to the terms of any Dealer Agreement, are required to be remitted to the applicable Dealer (such collections, “Dealer Collections”) and shall so notify the Collateral Agent. Notwithstanding any other provision hereof, the Collateral Agent, at the direction of the Servicer, shall distribute on each Payment Date: (i) to the Borrower, an amount equal to the aggregate amount of Dealer Collections received during or with respect to the prior Collection Period and
(ii)to the Backup Servicer, if it has become the Successor Servicer, an amount equal to any Repossession Expenses related to the prior Collection Period prior to the distribution of Available Funds pursuant to Section 2.7.
Section 2.10. Payments, Computations, Etc.
(a)Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (Charlotte, North Carolina time) on the day when due in lawful money of the United States in immediately available funds to the Agent’s Account and the Deal Agent shall distribute such amounts actually received by it to the Persons entitled thereto no later than 2:00 p.m. (Charlotte, North Carolina time). Any amounts received in the Agent’s Account after 11:00 a.m. (Charlotte, North Carolina time) shall be deemed to be received on the next subsequent Business Day and the Deal Agent shall distribute such amounts to the Persons entitled thereto no later than 2:00 p.m. (Charlotte, North Carolina time) on such next subsequent Business Day. The Borrower shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder 3.0% per annum above the Base Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. All computations of interest and all computations of Yield and other fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.
(b)Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Yield, interest or any fee payable hereunder, as the case may be.
(c)If the Advance requested by the Borrower for any Funding Date and approved by a Lender and the Deal Agent pursuant to Section 2.1 and Section 2.3, is not made or effectuated for any reason other than the failure of the Lender or the Deal Agent to honor its obligations hereunder, as the case may be, on the requested Funding Date, the Borrower shall indemnify such Lender against any reasonable loss, cost or expense incurred by such Lender, including, without limitation, any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by such Lender), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain the Funding.
Section 2.11. Benchmark Replacement Setting.
(a)Benchmark Replacement.
(i)Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event, the Deal Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Deal Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Deal Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this subsection will occur prior to the applicable Benchmark Transition Start Date.
(ii)No Hedging Agreement shall be deemed to be a “Transaction Document” for purposes of this Section.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Deal Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.
(c)Notices; Standards for Decisions and Determinations. The Deal Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Deal Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.11(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Deal Agent, or, if applicable, any Lender pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Deal Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Deal Agent may modify the definition of “Accrual Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Deal Agent may modify the definition of “Accrual Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for an Advance of, conversion to or continuation of Benchmark Rate Capital to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for an Advance of or conversion to Base Rate Capital and (ii) any outstanding affected Benchmark Rate Capital will be deemed to have been converted to Base Rate Capital immediately. During any Benchmark Unavailability Period, the component of Base Rate based upon the then-current Benchmark will not be used in any determination of Base Rate.
(f)Limitation. Neither the Collateral Agent nor the Backup Servicer shall be
(i) responsible for making any decisions or determinations in connection with any Benchmark Replacement or Benchmark Transition Event or (ii) have any liability for any determination, decision or election made by or on behalf of the Deal Agent in connection with a Benchmark Transition Event or a Benchmark Replacement, and each Lender, by its acceptance of a Note, will be deemed to waive and release any and all claims against the Collateral Agent and the Backup Servicer relating to any such determination, decision or election.
Section 2.12. Fees.

(a)The Borrower shall pay to the Deal Agent, for the account of each Lender from the Collection Account on each Payment Date, monthly in arrears, the Program Fee and Unused Fee for each Lender agreed to in each Fee Letter.
(b)The Servicer shall be entitled to receive the Servicing Fee, monthly in arrears in accordance with Section 2.7(a).
(c)The Backup Servicer shall be entitled to receive the Backup Servicing Fee in accordance with Section 2.7(a).
(d)The Borrower shall pay to the Deal Agent, on the Effective Date, any reasonable out-of-pocket expenses (including, without limitation, filing fees and expenses incurred by the Deal Agent, as agent for the Lenders, in connection with the preparation and execution of this Agreement and other Transaction Documents and the carrying out of the transactions contemplated hereby and thereby) in immediately available funds.
(e)The Borrower shall pay to the Deal Agent, for the account of each Lender, the Prepayment Fee, if any, in accordance with Section 2.5.
(f)The Borrower shall pay to Dechert LLP, as counsel to the Deal Agent, its reasonable fees and out-of-pocket expenses in accordance with the Fee Letter.
Section 2.13. Increased Costs; Capital Adequacy; Illegality.
(a)If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (A) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to the Advance made by it hereunder, or any right to make the Funding hereunder, or on any payment made hereunder, (B) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Yield), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (C) impose any other condition affecting the Advance made by it hereunder or a Lender’s rights hereunder, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.
(b)If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction. For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute an adoption, change, request or directive subject to this subsection 2.13(b).
(c)If as a result of any event or circumstance similar to those described in clauses (a) or (b) of this section, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of the Advance hereunder, then within ten days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.
(d)In determining any amount provided for in this section, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this section shall submit to the Servicer a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent demonstrable error.
Section 2.14. Taxes.
(a)All payments made by an Obligor in respect of each Loan and each Contract and all payments made by the Borrower or the Servicer under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required to be deducted or withheld from any amounts payable to the Deal Agent or any other Secured Party, then the amount payable to such Person will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after deduction or withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to net income or franchise taxes imposed on a Lender or the Deal Agent, respectively, with respect to payments required to be made by the Borrower or Servicer under this Agreement, by a taxing jurisdiction in which such Lender or Deal Agent is organized, conducts business or is paying taxes as of the Effective Date (as the case may be) (such taxes “Excluded Taxes”).
(b)The Borrower will indemnify each Affected Party for the full amount of Taxes payable or paid by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. All payments in respect of this indemnification shall be made within ten days from the date a written invoice, which shall be conclusive absent manifest error, therefor is delivered to the Borrower.
(c)The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Deal Agent timely reimburse it for the payment of, Other Taxes.
(d)As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.14, the Borrower shall deliver to the Deal Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Deal Agent, not including those Taxes paid by Credit Acceptance on a consolidated basis
(e)If a Lender is created or organized under the laws of the United States or a political subdivision thereof, such Lender shall deliver to the Borrower, with a copy to the Deal Agent on or prior to the date on which such Lender becomes a Lender hereunder, two (or such other number as may from time to time be prescribed by Applicable Law) duly completed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.
(f)If a Lender is not created or organized under the laws of the United States or a political subdivision thereof, such Lender shall deliver to the Borrower, with a copy to the Deal Agent, (i) on or prior to the date on which such Lender becomes a Lender hereunder, two (or such other number as may from time to time be prescribed by Applicable Law) duly completed copies of IRS Form W-8BEN, Form W-8BEN-E or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws), as appropriate, to permit the Borrower to make payments hereunder for the account of such Lender, as the case may be, without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.14(f), copies (in such numbers as may from time to time be prescribed by Applicable Law or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws or regulations to permit the Borrower to make payments hereunder for the account of such Lender, without deduction or withholding of United States federal income or similar Taxes.
(g)If a payment made to a Lender under this Agreement would be subject to
U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Deal Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower and the Deal Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Deal Agent as may be necessary for the Borrower and the Deal Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of the Funding hereunder, the Lenders are required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this section then within 10 days after demand by the Lenders, the Borrower shall pay to the Lenders such additional amount or amounts as may be necessary to reimburse the Lenders for any amounts paid by them.
(i)Each Lender shall severally indemnify the Deal Agent, within 10 days after demand therefor, for (i) any Taxes, other than Excluded Taxes and Other Taxes, attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Deal Agent for such Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.1(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Deal Agent in connection with any Transaction Documents, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Deal Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Deal Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Documents or otherwise payable by the Deal Agent to the Lender from any other source against any amount due to the Deal Agent under this Section 2.14(i).
(j)Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this section shall survive the termination of this Agreement.
Section 2.15. Assignment of the Contribution Agreement. The Borrower hereby assigns to the Collateral Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right, title and interest in and to, but none of its obligations under, the Contribution Agreement and the Hedging Agreement. The Borrower confirms that the Collateral Agent on behalf of the Secured Parties shall have the sole right to, at the written direction of the Deal Agent, enforce the Borrower’s rights and remedies under the Contribution Agreement and the Hedging Agreement for the benefit of the Secured Parties.
Section 2.16. Take-Out.
(a)On any Business Day (the “Take-Out Date”), but subject to the limitation contained in clause (d) below, the Borrower shall have the right to effect a Take-Out and require the Collateral Agent to release its security interest in and Lien on the related Contracts and Loans, subject to the following terms and conditions:
(i)The Borrower shall have given the Deal Agent, the Collateral Agent, the Backup Servicer and the Servicer at least three (3) Business Days’ prior written notice of its intent to effect the Take-Out, which notice shall be irrevocable; provided however, failure to effect such Take-Out on the Take-Out Date shall not result in a Termination Event, but the Borrower shall be obligated to pay any Breakage Costs and any other losses incurred by the Lenders in connection therewith.
(ii)Unless the Take-Out is to be effected on a Payment Date (in which case the relevant calculations with respect to such Take-Out shall be reflected on the applicable Monthly Report), the Servicer shall deliver to the Deal Agent an Officer’s Certificate, together with evidence to the reasonable satisfaction of the Deal Agent (which evidence may consist solely of the Officer’s Certificate signed by an officer of the Servicer) that the Borrower shall have sufficient funds on the related Take-Out Date to effect the contemplated Take-Out in accordance with this Agreement. In effecting the Take-Out, the Borrower may use the proceeds of sales of the Loans (which sales must be made in arm’s-length transactions).
(iii)After giving effect to the Take-Out and the release to the Borrower of the Loans and related Contracts on the Take-Out Date, (x) the representations and warranties contained in Sections 4.1 and 4.2 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date and (y) neither an Unmatured Termination Event nor a Termination Event shall have resulted.
(iv)On the Take-Out Date, the Collateral Agent shall have received, for the benefit of the Secured Parties and the Hedge Counterparties, as applicable, in immediately available funds, an amount equal to the sum of: (A) the aggregate outstanding Capital being paid plus (B) an amount equal to the related unpaid Yield to the end of the Accrual Period plus (C) an aggregate amount equal to the sum of all other amounts due and owing to the Deal Agent, the Lenders, the Backup Servicer, the Successor Servicer, the Hedge Counterparties and the other Secured Parties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue thereafter (including, without limitation, Breakage Costs and Hedge Costs) plus (D) all other Aggregate Unpaids. No such reduction shall be given effect unless the Borrower has complied with the terms of any Hedging Agreement requiring that any derivative transaction related thereto be terminated in whole or in part as a result of any such reduction in the Capital and Borrower has paid all Hedge Costs due to the relevant Hedge Counterparty for any such termination.
(v)Upon receipt of the amount set forth in Section 2.16(a)(iv), the Collateral Agent shall apply such amounts first to the pro-rata reduction of the Capital, second to the payment of accrued Yield on the amount of Capital to be repaid and to the payment of any Breakage Costs, by paying such amounts to the Lenders, third to pay any Hedge Costs related to such reduction of the Capital due to the relevant Hedge Counterparty, and fourth to pay all other Aggregate Unpaids related to such reduction of the Capital due to the relevant party.
(vi)The Borrower shall certify in writing to the Collateral Agent and the Deal Agent that no adverse selection was employed in the selection of the Loans and Contracts to be released.

(b)The Borrower hereby agrees to pay the reasonable legal fees and expenses of the Deal Agent and the Lenders in connection with any Take-Out (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, the Lenders and any other party having such an interest in the Loans in connection with such Take-Out).
(c)In connection with any Take-Out, on the related Take-Out Date, the Collateral Agent, on behalf of the Lenders, shall, at the expense of the Borrower: (i) execute such instruments of release with respect to the portion of the Loans to be released to the Borrower, in favor of the Borrower as the Borrower may reasonably request; (ii) deliver any portion of the Loans to be released to the Borrower in its possession to the Borrower; and (iii) otherwise take such actions as are necessary and appropriate to release the Lien of the Collateral Agent on the Loans to be released to the Borrower and deliver to the Borrower such Loans
(d)Notwithstanding anything to the contrary contained herein, the Borrower may not effect an Optional Take-Out more frequently than one time during any three-month period.
ARTICLE III
CONDITIONS TO AMENDMENT AND RESTATEMENT AND EACH FUNDING
Section 3.1. Conditions to Effectiveness of this Seventh Amended and Restated Loan and Security Agreement. This Seventh Amended and Restated Loan and Security Agreement shall not become effective until:
(a)Each document specified on Schedule VII has been duly executed by, and delivered to, the parties hereto and thereto and the Deal Agent has received all such executed documents.
(b)The Borrower shall have paid all fees or other amounts required to be paid by it on the Effective Date under the Fee Letter.
(c)The Deal Agent has received such other approvals, opinions or documents as the Deal Agent or its counsel may reasonably require.
Section 3.2.    Conditions Precedent To All Fundings.
Each request for a Funding hereunder (each, a “Transaction”) shall be subject to the further conditions precedent:
(a)With respect to any Advance, the Borrower shall have delivered to the Deal Agent, on or prior to the date of the Advance in form and substance satisfactory to the Deal Agent, (i) the Funding Notice and (ii) Exhibit A to the Contribution Agreement, including the Schedule of Loans and Contracts attached thereto, dated within two (2) Business Days prior to the date of the Advance and containing such additional information as may be reasonably requested by the Deal Agent.
(b)On the date of such Transaction the following statements shall be true and the Borrower shall be deemed to have certified that, after giving effect to the proposed Advance and pledge of Additional Loans:

(i)The representations and warranties contained in Sections 4.1, 4.2 and 4.3 are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day;
(ii)On and as of such day, after giving effect to the proposed Advance,
(A) the outstanding Capital does not exceed the lesser of (1) the Borrowing Base and (2) the Facility Limit and (B) with respect to each Lender the aggregate Capital funded or maintained by such Lender does not exceed such Lender’s Commitment;
(iii)On and as of such day, the Borrower, the Originator and the Servicer each has performed all of the agreements contained in this Agreement and the other Transaction Documents to which it is a party to be performed by such person at or prior to such day; and
(iv)No law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of the Funding by the Lender in accordance with the provisions hereof.
(c)The Borrower shall have delivered to the Collateral Agent the information described in Section 2.2(a)(iii).
(d)All financing statements necessary to perfect the Collateral Agent’s first priority security interest in the Collateral shall have been filed in the appropriate filing offices.
(e)Forecasted Collections for the Aggregate Outstanding Eligible Loan Balance (after giving effect to the proposed Advance) shall be greater than or equal to Capital, after giving effect to the proposed Advance.
(f)All conditions required to be satisfied in the Contribution Agreement shall have been satisfied.
(g)No Amortization Event, Termination Event or Unmatured Termination Event shall have occurred.
(h)No Servicer Termination Event or any event, that with the giving of notice or the lapse of time, or both, would become a Servicer Termination Event shall have occurred.
(i)No material adverse selection procedures were used by the Borrower with respect to the Loans, Contracts or Dealer Agreements; provided, for the avoidance of doubt, that during the Revolving Period, the Borrower in its sole discretion may elect to pledge Dealer Loans secured by either Open Pools or Closed Pools.
(j)The Borrower shall have deposited to the Reserve Account an amount equal to 1.0% of the Capital after giving effect to the proposed Advance. In addition, the amount on deposit in the Reserve Account shall not be less than the Required Reserve Account Amount.
(k)The Hedging Agreement shall be in effect.

(l)The Deal Agent shall have received such other approvals, opinions or documents as the Deal Agent or its counsel may reasonably require.
ARTICLE IV REPRESENTATIONS AND WARRANTIES
Section 4.1. Representations and Warranties of the Borrower. The Borrower represents and warrants to the Collateral Agent, the Deal Agent, the Backup Servicer and the Secured Parties on the Effective Date and each Funding Date as follows:
(a)Organization and Good Standing. The Borrower has been duly organized, and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and the Borrower had at all relevant times, and now has all necessary power, authority and legal right to acquire, own and pledge the Collateral and perform its obligations under this Agreement.
(b)Due Qualification. The Borrower is duly qualified to do business and is in good standing as a limited liability company and has obtained all material necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals.
(c)Power and Authority; Due Authorization. The Borrower: (i) has all necessary power, authority and legal right to: (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of the Transaction Documents to which it is a party, and (C) transfer and assign each Loan, Related Security and all other Collateral on the terms and conditions herein provided and (ii) has duly authorized by all necessary action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the transfer and assignment of the Loans, Related Security and all other Collateral on the terms and conditions herein provided. This Agreement and each other Transaction Document to which it is a party have been duly executed and delivered by it.
(d)Binding Obligation. This Agreement and each other Transaction Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower, each enforceable against the Borrower in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditor’s rights generally and to general principles of equity.
(e)No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Borrower’s certificate of formation, limited liability company agreement or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f)No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.
(g)All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Borrower of this Agreement and any other Transaction Document to which the Borrower is a party have been obtained except where the failure to so obtain is not reasonably expected to result in a Material Adverse Effect.
(h)Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by Borrower.
(i)Solvency. The transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent and the Borrower shall deliver to the Deal Agent on the Effective Date a certification in the form of Exhibit D. The Originator has confirmed in writing to the Borrower that, so long as the Borrower is Solvent, the Originator will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or any other Insolvency Laws.
(j)Selection Procedures. No procedures believed by the Borrower to be materially adverse to the interests of the Collateral Agent or the Lenders were utilized by the Borrower in identifying and/or selecting Loans or Dealer Agreements; provided, for the avoidance of doubt, that during the Revolving Period, the Borrower in its sole discretion may elect to pledge Dealer Loans secured by either Open Pools or Closed Pools. In addition, each Loan shall have been underwritten in accordance with and satisfy, in each case in all material respects, the standards of any Credit Guidelines that have been established by the Borrower or the Originator and are then in effect.
(k)Taxes. The Borrower has filed or caused to be filed all tax returns that are required to be filed by it. The Borrower has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.
(l)Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including, without limitation, the use of the proceeds from the pledge of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the pledge of the Collateral will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purchase credit” within the meaning of Regulation U.
(m)Quality of Title. Each Loan, together with the Related Security related thereto, shall, at all times, be owned by the Borrower free and clear of any Lien except as provided in Section 4.2(a)(iii), and upon each Funding, the Collateral Agent as agent for the Secured Parties shall acquire a valid and perfected first priority security interest in such Loans, the Related Security related thereto and all Collections then existing or thereafter arising, free and clear of any Lien, except as provided in Section 4.2(a)(iii). No effective financing statement or other instrument similar in effect covering any Loan or Dealer Agreement shall at any time be on file in any recording office except such as may be filed (i) in favor of the Borrower in accordance with the Contribution Agreement or (ii) in favor of the Collateral Agent in accordance with this Agreement.
(n)Security Interest. The Borrower has granted a security interest (as defined in the UCC) to the Collateral Agent, as agent for the Secured Parties, in the Collateral, which is enforceable in accordance with applicable law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Collateral Agent as secured party and the Borrower as debtor, or upon the Collateral Agent obtaining control, in the case of that portion of the Collateral which constitutes electronic chattel paper, or possession, in the case of that portion of the Collateral which constitutes tangible chattel paper, the Collateral Agent, as agent for the Secured Parties, shall have a first priority perfected security interest in the Collateral. All filings (including, without limitation, such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Collateral Agent, as agent for the Secured Parties, in the Collateral have been made.
(o)Accuracy of Information. All information heretofore furnished by the Borrower (including without limitation, the Monthly Report and Credit Acceptance’s financial statements) to the Deal Agent, the Collateral Agent or any Lender for purposes of or in connection with this Agreement or any other Transaction Document, or any transaction contemplated hereby or thereby, will be true, correct, complete and accurate in every material respect, on the date such information is stated or certified.
(p)Location of Offices. The principal place of business and chief executive office of the Borrower and the office where the Borrower keeps all the Records (other than the Certificates of Title) are located at the address of the Borrower referred to in Section 14.2 hereof and the office where the Borrower keeps all the Certificates of Title is located at 200 Galleria Officentre, Suite 125, Southfield, Michigan 48034 (or, in each case, at such other locations as to which the notice and other requirements specified in Section 5.2(g) shall have been satisfied); provided, that, Credit Acceptance may temporarily (or permanently, solely in the case of a Contract that is repurchased, liquidated or paid in full) move or transfer individual Contract Files or Records, or any portion thereof without notice in accordance with Section 6.2(c)(ii).
(q)OFAC. None of the Borrower, any Subsidiary or any Affiliate of the Borrower (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Countries or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. The proceeds of any Funding will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
(r)Tradenames; Place of Business; Correct Legal Name. (i) Except as described in Schedule II, the Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business; (ii) the principal place of business and chief executive office of the Borrower are located at the address of the Borrower set forth on the signature pages hereto; and (iii) “CAC Warehouse Funding LLC II” is the correct legal name of the Borrower indicated on the public records of the Borrower’s jurisdiction of organization.
(s)Contribution Agreement. The Contribution Agreement is the only agreement pursuant to which the Borrower purchases Loans from the Originator.
(t)Value Given. The Borrower shall have given reasonably equivalent value to the Originator in consideration for the transfer to the Borrower of the Loans and Related Security under the Contribution Agreement, no such transfer shall have been made for or on account of an antecedent debt owed by the Originator to the Borrower, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.
(u)Accounting. The Borrower accounts for the transfers to it from the Originator of Loans and Related Security under the Contribution Agreement as sales or contributions to capital of such Loans and Related Security in its books, records and financial statements, in each case prepared as presented within the audited consolidated financial statements of Credit Acceptance and its subsidiaries and within the requirements set forth herein.
(v)Special Purpose Entity. The Borrower is in compliance with Section 5.2(o) hereof.
(w)Confirmation from the Originator. The Borrower has received in writing from the Originator confirmation that, so long as the Borrower is not “insolvent” within the meaning of the Bankruptcy Code, the Originator will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or any other bankruptcy or insolvency laws. Each of the Borrower and the Originator is aware that in light of the circumstances described in the preceding sentence and other relevant facts, the filing of a voluntary petition under the Bankruptcy Code for the purpose of making any Loan or any other assets of the Borrower available to satisfy claims of the creditors of the Originator would not result in making such assets available to satisfy such creditors under the Bankruptcy Code.
(x)Investment Company Act. The Borrower is not, and will not, as a result of the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, be required to be registered as an “investment company” as defined in the Investment Company Act. In determining that the Borrower is not an “investment company,” the Borrower is entitled to rely on the exclusion from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act, although there may be additional exclusions or exemptions available to the Borrower. The Borrower is not a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, commonly known as the “Volcker Rule.”

(y)ERISA. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3 of ERISA, maintained by the Borrower, or in which employees of the Borrower are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual violation date). No prohibited transactions, failures to satisfy minimum funding standards, accumulated funding deficiencies, withdrawals or “reportable events” as defined in Section 4043 of ERISA have occurred with respect to any Pension Plans that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(c) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.
(z)Patriot Act. To the extent applicable, each of the Borrower, the Originator and their Affiliates is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of any funding made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(aa) Representations and Warranties in Contribution Agreement. The representations and warranties made by the Originator to the Borrower in the Contribution Agreement are hereby remade by the Borrower on each date to which they speak in the Contribution Agreement as if such representations and warranties were set forth herein. For purposes of this Section 4.1(aa), such representations and warranties are incorporated herein by reference as if made by the Borrower to the Deal Agent, the Collateral Agent and each of the Secured Parties under the terms hereof mutatis mutandis.
(bb) Amount of Loans and Contracts; Computer File. When new Pools or Purchased Loans are pledged to the Collateral Agent, the Borrower shall provide, or cause to be provided to, the Collateral Agent with information regarding (i) the aggregate Outstanding Balance of the Contracts to be pledged to the Collateral Agent on the related Addition Date; and
(ii) the Aggregate Outstanding Eligible Loan Balance, each as of the applicable Cut-Off Date and as reported in Credit Acceptance’s loan servicing system. The computer file delivered pursuant to Section 2.2(a)(iii) hereof is complete and accurately reflects the information regarding the Loans, applicable Dealer Agreements and Contracts in all material respects.
(cc) Use of Proceeds. The proceeds of each Funding will be used by the Borrower to purchase the Loans and related Collateral from the Originator pursuant to the

Contribution Agreement or, subject to Section 5.2(f), to make distributions to Credit Acceptance in respect of its equity interest in the Borrower.
(dd)    Subsidiaries. The Borrower does not have any Subsidiaries.
(ee) Limited Liability Company Interests. The Borrower has neither sold nor pledged any of its limited liability company interests (or any other Equity Interest) to any entity other than Credit Acceptance.
(ff) Sanctions. The Borrower represents and warrants continuously throughout the term of this Agreement that: (i) no member of the Borrowing Group is a Sanctioned Target;
(ii) no member of the Borrowing Group is owned or controlled by, or is acting or purporting to act for or on behalf of, directly or indirectly, a Sanctioned Target; (iii) each member of the Borrowing Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Sanctions; and (iv) to the best of the Borrower’s knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of Sanction(s) by a governmental authority that enforces Sanctions. The Borrower shall notify Lender in writing not more than five (5) Business Days after first becoming aware of any breach of this section.
(gg) Anti-Money Laundering and Anti-Corruption Laws. The Borrower represents and warrants continuously throughout the term of this Agreement that: (i) each member of the Borrowing Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Anti-Money Laundering Laws and Anti-Corruption Laws; and (ii) to the best of the Borrower’s knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of Anti-Money Laundering Laws or Anti-Corruption Laws by a governmental authority that enforces such laws.
(hh) Beneficial Ownership Certification. As of the date hereof and each Funding Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
The representations and warranties set forth in this Section 4.1 shall survive the Borrower’s pledge of the Collateral to the Collateral Agent and the termination of the rights and obligations of the Servicer. Upon discovery by the Borrower, the Servicer or Credit Acceptance, or upon written notice or actual knowledge by a Responsible Officer of the Collateral Agent, of a breach of any of the representations and warranties set forth herein, the party discovering, receiving notice of or having actual knowledge, as applicable, of such breach shall give prompt written notice to the other parties of such breach.
Section 4.2. Representations and Warranties of the Borrower Relating to the Loans and the Related Contracts.
(a)Eligibility of Loans. The Borrower hereby represents and warrants to the Deal Agent, the Collateral Agent, the Backup Servicer and the Secured Parties as of the Effective

Date and each Funding Date with respect to the Dealer Agreements, Loans, Contracts and Related Security pledged to the Collateral Agent on such date that:
(i)each Loan classified as an “Eligible Dealer Loan” (or included in any aggregation of balances of “Eligible Dealer Loans”) or as an “Eligible Purchased Loan” (or included in any aggregation of balances of “Eligible Purchased Loans”) by the Borrower or the Servicer in any document or report delivered hereunder satisfied the requirements contained in the definition of Eligible Dealer Loan or Eligible Purchased Loan, as applicable, on the date so delivered; each Contract classified as an “Eligible Dealer Loan Contract” or “Eligible Purchased Loan Contract” (or included in any aggregation of balances of “Eligible Dealer Loan Contracts” or “Eligible Purchased Loan Contracts”) by the Borrower or the Servicer in any document or report delivered hereunder satisfied the requirements contained in the definition of Eligible Dealer Loan Contract or Eligible Purchased Loan Contract on the date so delivered;
(ii)all information with respect to the Dealer Agreements, Purchase Agreements and the Loans and the Contracts and the other Collateral provided to the Collateral Agent or the Deal Agent by the Borrower or the Servicer was true and correct in all material respects as of the date such information was provided to the Collateral Agent or the Deal Agent (or such earlier time as specifically set forth in such information), as applicable;
(iii)each Loan and all other Collateral has been pledged to the Collateral Agent free and clear of any Lien of any Person (other than, with respect to the Dealer Loan Contracts, the second priority Lien of the related Dealer therein as set forth in the related Dealer Agreement) and in compliance, in all material respects, with all Applicable Laws;
(iv)with respect to each Dealer Agreement, Purchase Agreement, Loan, Contract and all other Collateral, all material consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Borrower, in connection with the pledge of such Dealer Agreement, Purchase Agreement, Loan, Contract or other Collateral to the Collateral Agent have been duly obtained, effected or given and are in full force and effect;
(v)Schedule IV to this Agreement, which may be supplemented and updated from time to time, is and will be accurate and complete listings of all Loans, Contracts and Dealer Agreements in all material respects on the date each such Loan, Contract or Dealer Agreement was pledged to the Collateral Agent hereunder, and the information contained therein is and will be true and correct in all material respects as of such date;
(vi)each Contract and Purchased Loan constitutes tangible or electronic chattel paper; and

(vii)no selection procedure believed by the Borrower to be materially adverse to the interests of the Secured Parties has been or will be used in selecting the Dealer Agreements, Loans or Contracts; provided that for the avoidance of doubt, during the Revolving Period, Credit Acceptance in its sole discretion may elect to sell to the Borrower Dealer Loans secured by either Open Pools or Closed Pools.
(b)Notice of Breach. The representations and warranties set forth in this Section 4.2 shall survive the pledge of the Collateral to the Collateral Agent and the termination of the rights and obligations of the Servicer. Upon discovery by the Borrower, the Servicer or Credit Acceptance, or upon written notice or actual knowledge by a Responsible Officer of the Collateral Agent or the Backup Servicer, of a breach of any of the representations and warranties set forth herein, the party discovering, receiving notice of or having actual knowledge, as applicable, of such breach shall give prompt written notice to the other parties of such breach.
Section 4.3.    Representations and Warranties of the Servicer. The Servicer represents and warrants as follows on the Effective Date and each Funding Date:
(a)Organization and Good Standing. The Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Michigan, with all requisite corporate power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement and the other Transaction Documents to which it is a party.
(b)Due Qualification. The Servicer is duly qualified to do business as a corporation and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals.
(c)Power and Authority; Due Authorization. The Servicer (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (B) carry out the terms of this Agreement and the other Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which it is a party have been duly executed and delivered by the Servicer.
(d)Binding Obligation. This Agreement and each other Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer, each enforceable against the Servicer in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity.
(e)No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s articles of incorporation, bylaws or any Contractual Obligation of the Servicer,

(ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such Contractual Obligation or (iii) violate any Applicable Law.
(f)No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.
(g)All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained except where the failure to so obtain is not reasonably expected to result in a Material Adverse Effect.
(h)Reports Accurate. All Monthly Reports and other written and electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Servicer to the Deal Agent, the Backup Servicer, the Collateral Agent or any Lender in connection with this Agreement are accurate, true, complete and correct in all material respects as of the date delivered.
(i)Servicer’s Performance. The Servicer has the knowledge, the experience and the systems, financial and operational capacity available to timely perform each of its obligations hereunder and under each other Transaction Document to which it is a party.
(j)Compliance With Credit Guidelines and Collection Guidelines. The Servicer has, with respect to the Loans and Contracts, complied in all material respects with the Credit Guidelines and the Collection Guidelines or otherwise as required by Applicable Law.
Section 4.4.    Representations and Warranties of the Backup Servicer.
The Backup Servicer represents and warrants as follows:
(a)Organization and Good Standing. The Backup Servicer has been duly organized, and is validly existing as a national banking association and in good standing under the laws of the United States of America, with all requisite power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement and each other Transaction Document to which it is a party.
(b)Binding Obligation. This Agreement and each other Transaction Document to which it is a party constitutes a legal, valid and binding obligation of the Backup Servicer, each enforceable against the Backup Servicer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(c)Backup Servicing Agreement. The Backup Servicer hereby remakes the representations and warranties made by it under the Backup Servicing Agreement.
Section 4.5.    Breach of Representations and Warranties.
(a)Payment in respect of an Ineligible Loan or an Ineligible Contract. If a Loan or a Contract is an Ineligible Loan or Ineligible Contract, no later than the earlier of (i) knowledge by the Borrower of such Loan or Contract being an Ineligible Loan or Ineligible Contract and (ii) receipt by the Borrower from the Deal Agent, the Collateral Agent or the Servicer of written notice thereof the Borrower shall, by the last day of the first full Collection Period following the discovery or notice thereof, make a payment to the Collection Account in respect of each such Loan or Contract in an amount equal to the related Release Price. Any such Loan or Contract shall for all purposes of this Agreement be deemed to be an Ineligible Loan or Ineligible Contract. The Borrower shall make a deposit to the Collection Account (for allocation pursuant to Section 2.7) in immediately available funds of an amount (the “Release Price”) equal to: (A) in the case of an Ineligible Loan, the product of (x) the Outstanding Balance related to such Loan as of the last day of the related Collection Period and (y) the Net Advance Rate in effect on the date of such payment; and (B) in the case of an Ineligible Contract, the product of
(x) the Outstanding Balance related to such Contract as of the last day of the related Collection Period and (y) a ratio the numerator of which is the outstanding Capital as of the date of such payment and the denominator of which is the Outstanding Balance of all Contracts as of the last day of the related Collection Period. Notwithstanding the foregoing, with respect to any Ineligible Contracts, the Borrower may repurchase the Loans related thereto in lieu of such Ineligible Contracts and deposit into the Collection Account the Release Price of such Loans (as if such Loans were Ineligible Loans). Each Loan or Contract which is subject to a payment in accordance with this Section 4.5(a) shall, upon payment in full of the related Release Price, be released from the lien created pursuant to this Agreement and shall no longer constitute Collateral. The Collateral Agent as agent for the Secured Parties shall, at the sole expense of the Servicer, execute and deliver such instruments of transfer, in each case without recourse, representation or warranty, as shall be prepared and reasonably requested by the Servicer on behalf of the Borrower to vest in the Borrower, or its designee or assignee, all right, title and interest of the Collateral Agent as agent for the Secured Parties in, to and under the Loans or Contract subject to a payment in accordance with this Section 4.5(a).
(b)Retransfer of All of the Loans.    In the event of a breach of any representation or warranty set forth in Section 4.2 hereof which breach could reasonably be expected to have a Material Adverse Effect, by notice then given in writing to the Borrower, the Deal Agent may direct the Borrower to accept the release by the Collateral Agent of all of the Loans (as directed in writing by the Deal Agent), in which case the Borrower shall be obligated to accept the release of such Loans on a Payment Date specified by the Deal Agent (such date, the “Release Date”); provided, however, that no such release shall be given effect unless the Borrower has complied with the terms of any Hedging Agreement requiring that any derivative transaction related thereto be terminated in whole or in part and the Borrower has paid all Hedge Costs due with respect to such termination.    The Borrower shall deposit in the Collection Account on the Release Date an amount equal to: (A) the Aggregate Unpaids minus (B) the amount, if any, available in the Collection Account and the Reserve Account on such Payment

Date (the “Retransfer Amount”) for allocation and distribution in accordance with Section 2.7. On the Release Date, provided that the full Retransfer Amount has been deposited into the Collection Account, the Loans and Related Security related thereto shall be transferred to the Borrower; and the Collateral Agent as agent for the Secured Parties shall, at the sole expense of the Servicer, execute and deliver such instruments of transfer, in each case without recourse, representation or warranty, as shall be prepared and reasonably requested by the Servicer on behalf of the Borrower to vest in the Borrower, or its designee or assignee, all right, title and interest of the Collateral Agent as agent for the Secured Parties in, to and under the Loans.
(c)[Reserved.]
(d)Remedy for Breach. Notwithstanding anything to the contrary contained in Sections 10.1(e) and 10.2, the parties hereto agree that the sole remedy for the breach by the Borrower of the representations and warranties set forth in Section 4.2 hereof with respect to the eligibility of a Loan or Contract shall be set forth in this Section 4.5.
(e)Application. Amounts paid in accordance with Section 4.5(a) and (b) shall be distributed on the next succeeding Payment Date in accordance with Section 2.7.
(f)Notwithstanding anything herein to the contrary, during the Revolving Period, payments required under Section 4.5(a) and (b) shall not be required if the Capital is equal to or less than the Borrowing Base.

ARTICLE V
GENERAL COVENANTS
Section 5.1.    Affirmative Covenants of the Borrower.
From the date hereof until the Collection Date:
(a)Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Loans and Dealer Agreements.
(b)Preservation of Company Existence; Conduct of Business. The Borrower will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect. The Borrower will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly formed, validly existing and in good standing as a domestic limited liability company in its jurisdiction of formation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
(c)Performance and Compliance with Loans, Dealer Agreements and Contracts. The Borrower will, at its expense, timely and fully perform and comply (or cause the Originator to perform and comply pursuant to the Contribution Agreement) with all provisions, covenants and other promises required to be observed by it under the Loans, Dealer Agreements and Contracts and all other agreements related thereto in all material respects.
(d)Keeping of Records and Books of Account. The Borrower will maintain or cause to be maintained and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Loans in the event of the destruction of the originals thereof), and keep and maintain or cause to be kept and maintained all documents, books, records and other information reasonably necessary or advisable for the collection of all Loans.
(e)Originator Assets. With respect to each Loan acquired by the Borrower, the Borrower will: (i) acquire such Loan pursuant to and in accordance with the terms of the Contribution Agreement; (ii) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Loan, including, without limitation, (A) filing and maintaining, effective financing statements (Form UCC-1) against the Originator in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate; and (iii) take all additional action that the Deal Agent or the Collateral Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.
(f)Delivery of Collections. Subject to Section 2.9(d) hereof, the Borrower will deposit or cause to be deposited to the Collection Account promptly (but in no event later than two (2) Business Days after receipt) all Collections received by the Borrower in respect of the Loans or the Contracts.
(g)Separate Existence. The Borrower shall be in compliance with the requirements set forth in Section 5.2(o).
(h)Credit Guidelines and Collection Guidelines. The Borrower will comply in all material respects with the Credit Guidelines and the Collection Guidelines with respect to each Loan and Contract unless otherwise required by Applicable Law.
(i)Taxes. The Borrower will file and pay any and all Taxes imposed upon it or any of its property, income or assets (other than any amount of Tax the validity of which is being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower).
(j)Use of Proceeds. The Borrower will use the proceeds of the Funding only to acquire Loans pursuant to the Contribution Agreement or to make distributions to Credit Acceptance.
(k)Reporting. The Borrower will maintain for itself a system of accounting established and administered as presented within the audited consolidated financial statements of Credit Acceptance and its subsidiaries and furnish or cause to be furnished to the Deal Agent the following information:
(i)[~~Reserved~~reserved];

(ii)Annual Reporting. Within 120 days after the close of the Borrower’s and Credit Acceptance’s fiscal years (or upon prior notice from Credit Acceptance to the Deal Agent, such longer time period after the close of Credit Acceptance’s fiscal year as may be temporarily permitted by the SEC or under the Exchange Act for the benefit of a class or classes of persons (collectively and not individually) for Credit Acceptance to file its Annual Report on 10-K for such fiscal year with the SEC, but excluding any longer time periods resulting from (i) relief provided specifically by the SEC to Credit Acceptance or (ii) Credit Acceptance’s notification to the SEC of its inability to file pursuant to Exchange Act Rule 12b-25), (A) audited financial statements for Credit Acceptance and all of its Subsidiaries, accompanied by an unqualified audit report certified by independent certified public accountants, prepared in accordance with GAAP on a consolidated basis and any management letter prepared by said accountants, and acceptable to the Deal Agent, and (B) unaudited financial statements for the Borrower, including balance sheets as of the end of such period and related statements of operations;
(iii)Quarterly Reporting. Within sixty (60) days after the close of the first three quarterly periods of each of the Borrower’s and Credit Acceptance’s fiscal years (or upon prior notice from Credit Acceptance to the Deal Agent, such longer time period after the close of Credit Acceptance’s fiscal year as may be temporarily permitted by the SEC or under the Exchange Act for the benefit of a class or classes of persons (collectively and not individually) for Credit Acceptance to file its Quarterly Report on 10-Q for such fiscal quarter with the SEC, but excluding any longer time periods resulting from (i) relief provided specifically by the SEC to Credit Acceptance or (ii) Credit Acceptance’s notification to the SEC of its inability to file pursuant to Exchange Act Rule 12b-25), (A) for Credit Acceptance and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated related statements of operations, shareholder’s equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, and (B) for the Borrower, consolidated unaudited balance sheets as at the close of each such period and consolidated related statements of operations for the period from the beginning of such fiscal year to the end of such quarter, in each case, all certified by its chief financial officer or treasurer as true, accurate and complete in all material respects;
(iv)Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate signed by Credit Acceptance’s chief financial officer or treasurer stating that (x) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of Credit Acceptance and (y) to the best of such Person’s knowledge, no Termination Event or Unmatured Termination Event exists, or if any Termination Event or Unmatured Termination Event exists, stating the nature and status thereof;
(v)Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of the Borrower or Credit Acceptance, copies of all financial statements, reports and proxy statements so furnished, to the extent such information has not been provided pursuant to another clause of this Section 5.1(k);

(vi)SEC Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Credit Acceptance or any subsidiary files with the SEC;
(vii)Notice of Termination Events or Unmatured Termination Events. As soon as possible and in any event within two (2) days after the occurrence of each Termination Event or each Unmatured Termination Event, a statement of the chief financial officer or treasurer of the Borrower setting forth details of such Termination Event or Unmatured Termination Event and the action which the Borrower proposes to take with respect thereto;
(viii)Change in Collection Guidelines. Prior to the date of the effectiveness of any material change in or amendment to the Collection Guidelines (which shall be in accordance with the terms of this Agreement), a notice describing such change or amendment, other than if required by Applicable Law;
(ix)Collection Guidelines. On the Effective Date, a complete copy of the Collection Guidelines then in effect;
(x)ERISA. Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any “reportable event” (as defined in Section 4043 of ERISA) which the Borrower, Credit Acceptance or any ERISA Affiliate of the Borrower or Credit Acceptance files under ERISA with the United States Internal Revenue Service, the Pension Benefit Guaranty Corporation or the United States Department of Labor or which the Borrower, Credit Acceptance or any ERISA Affiliates of the Borrower or Credit Acceptance receives from the United States Internal Revenue Service, the Pension Benefit Guaranty Corporation or the United States Department of Labor;
(xi)Proceedings. As soon as possible and in any event within two (2) Business Days after any executive officer of the Borrower receives notice or obtains knowledge thereof, any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy litigation, action, suit or proceeding (in each case, of a material nature), before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Affiliates;
(xii)Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in the reasonable judgment of the Borrower, is likely to have a Material Adverse Effect; and
(xiii)Other Information. Such other information, documents, records or reports (including non-financial information) as the Deal Agent, each Lender or the Collateral Agent may from time to time reasonably request with respect to Credit Acceptance, the Borrower, the Servicer or any Subsidiary of any of the foregoing.
(l)Compliance with Applicable Law. The Borrower shall duly satisfy in all material respects its obligations under or in connection with each Loan and Contract, will maintain in effect all material qualifications required under all Applicable Law, and will comply in all material respects with all other Applicable Law in connection with each Loan and Contract the failure to comply with which would have a material adverse effect on the interests of the Secured Parties in the Collateral.
(m)Furnishing of Information and Inspection of Records. The Borrower will furnish to the Deal Agent, each Lender, the Backup Servicer and the Collateral Agent, from time to time, such information with respect to the Loans and Contracts as may be reasonably requested, including, without limitation, a computer file or other list identifying each Loan and Contract by pool number, account number and dealer number and by the Outstanding Balance and identifying the Obligor on such Loan or Contract. The Borrower will, at any time and from time to time during regular business hours, upon reasonable notice, permit the Deal Agent, each Lender, the Backup Servicer and the Collateral Agent, or its agents or representatives, to examine and make copies of and abstracts from all Records, to visit the offices and properties of the Borrower for the purpose of examining such Records, and to discuss matters relating to the Loans or Contracts or the Borrower’s performance hereunder and under the other Transaction Documents with any of the officers, directors, employees or independent public accountants of the Borrower having knowledge of such matters; provided, however, that the Deal Agent, each Lender and the Collateral Agent each acknowledges that in exercising the rights and privileges conferred in this Section 5.1(m) it or its agents and representatives may, from time to time, obtain knowledge of information, practices, books, correspondence and records of a confidential nature and in which the Borrower has a proprietary interest. The Deal Agent, each Lender and the Collateral Agent each agrees that all such information, practices, books, correspondence and records are to be regarded as confidential information and agrees that it shall retain in strict confidence and shall use its reasonable efforts to ensure that its agents and representatives retain in strict confidence, and will not disclose without the prior written consent of the Borrower, any such information, practices, books, correspondence and records furnished to them except that it may disclose such information: (i) to its officers, directors, employees, agents, counsel, accountants, auditors, affiliates, advisors or representatives (provided that such Persons are informed of the confidential nature of such information); (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Deal Agent, any Lender, the Collateral Agent or its officers, directors, employees, agents, counsel, accountants, auditors, affiliates, advisors or representatives; (iii) to the extent such information was available to the Deal Agent, any Lender or the Collateral Agent on a non-confidential basis prior to its disclosure hereunder; (iv) to the extent the Deal Agent, any Lender or the Collateral Agent should be (A) required under the Transaction Documents or in connection with any legal or regulatory proceeding or (B) requested by any bank regulatory authority to disclose such information; or (v) to any Lender or prospective assignee or Lender; provided, that the relevant Lender shall notify such prospective assignee or Lender of the confidentiality provisions of this Section 5.1(m).
(n)Keeping of Records and Books of Account. The Borrower will maintain and implement or cause to be maintained and implemented administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Loans and Contracts in the event of the destruction of the originals thereof), and keep and maintain, or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all amounts due under the Loans and Contracts (including, without limitation, records adequate to permit adjustments to amounts due under each existing Loan and Contract). The Borrower will give the Deal Agent and each Lender notice of any material change in the administrative and operating procedures of the Borrower referred to in the previous sentence.
(o)Notice of Liens. The Borrower will advise the Deal Agent and the Collateral Agent promptly, in reasonable detail of: (i) any Lien asserted by a Person against any of the Loans or Contracts or other Collateral; (ii) any breach by the Borrower, the Originator or the Servicer of any of its representations, warranties and covenants contained herein or in any other Transaction Document; and (iii) the occurrence of any other event which would have a Material Adverse Effect.
(p)Protection of Interest in Collateral. The Borrower shall file or cause to be filed such continuation statements and any other documents reasonably requested by the Collateral Agent, the Deal Agent or any Lender or which may be required by law to fully preserve and protect the interest of the Collateral Agent and the Secured Parties in and to the Loans, the Contracts and the other Collateral.
(q)Contribution Agreement. The Borrower will at all times enforce the covenants and agreements of Credit Acceptance in the Contribution Agreement (including, without limitation, the rights and remedies against the Dealers).
(r)Notice of Delegation of Servicer’s Duties. The Borrower promptly shall notify the Collateral Agent of any delegation by the Servicer of any of the Servicer’s duties under this Agreement which is not in the ordinary course of business of the Servicer.
(s)Organizational Documents. The Borrower shall only amend, alter, change or repeal its limited liability company agreement with the prior written consent of the Deal Agent.
(t)Compliance. Borrower shall, and Borrower shall ensure that each member of the Borrowing Group will, comply with Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws.
(u)Beneficial Ownership Certification. The Borrower will notify Lender of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.
Section 5.2.    Negative Covenants of the Borrower.    From the date hereof until the Collection Date:
(a)Other Business. Borrower will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents; (ii) incur any indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to the Transaction Documents; or (iii) form any Subsidiary or make any Investments in any other Person without the prior written consent of the Deal Agent.
(b)Loans Not to be Evidenced by Instruments. The Borrower will take no action to cause any Loan that is not, as of the Effective Date, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Loan.

(c)Security Interests. The Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than the Lien described in Section 4.2(a)(iii)) on any Loan, Contract, Related Security or any other Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and the Borrower will not sell, pledge, assign or suffer to exist any Lien on its interest, if any, hereunder. The Borrower will promptly notify the Collateral Agent of the existence of any Lien on any Loan, Contract, Related Security or any other Collateral and the Borrower shall defend the right, title and interest of the Deal Agent as agent for the Secured Parties in, to and under the Loans, Contracts, Related Security and other Collateral, against all claims of third parties.
(d)Mergers, Acquisitions, Sales, etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any Loan, Contracts, Related Security or other Collateral or any interest therein (other than pursuant to and in accordance with the Transaction Documents).
(e)[Reserved.]
(f)Distributions. The Borrower shall not declare or pay, directly or indirectly, any dividend or make any other distribution (whether in cash or other property) with respect to the profits, assets or capital of the Borrower or any Person’s interest therein, or purchase, redeem or otherwise acquire for value any of its limited liability company interests (or any other Equity Interest) now or hereafter outstanding, except that so long as no Termination Event or Unmatured Termination Event has occurred and is continuing or would result therefrom, the Borrower may declare and pay cash or in-kind dividends or make distributions on its limited liability company interests.
(g)Change of Name or Location of Records Files. The Borrower shall not (x) change its name or state of organization, move the location of its principal place of business and chief executive office, and the offices where it keeps the Records from the locations referred to in Sections 4.1(p) and 14.2 or (y) move, or consent to the Custodian or Servicer moving, the Records/Contract Files from the location thereof on the Effective Date, unless the Borrower has given at least thirty (30) days’ written notice to the Deal Agent and the Collateral Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, as agent for the Secured Parties, in the Collateral; provided, that, Credit Acceptance may temporarily (or permanently, solely in the case of a Contract that is repurchased, liquidated or paid in full) move or transfer individual Contract Files or Records, or any portion thereof without notice in accordance with Section 6.2(c)(ii).
(h)Accounting of the Contribution Agreement. The Borrower will not account for or treat (whether in financial statements or otherwise) the transaction contemplated by the Contribution Agreement in any manner other than as a contribution, or absolute assignment, of the Loans and related assets by the Originator to the Borrower.
(i)ERISA Matters. The Borrower will not: (i) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor; (ii) permit to exist any failure to satisfy minimum funding standards, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (iii) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (iv) terminate any Benefit Plan so as to result in any liability; or (v) permit to exist any occurrence of any “reportable event” as defined in Section 4043 of ERISA.
(j)Limited Liability Company Agreement; Contribution Agreement. The Borrower will not amend, modify, waive or terminate any provision of its limited liability company agreement or the Contribution Agreement unless the Deal Agent shall have consented to such change in writing and has received duly executed copies of all documentation related thereto. The Borrower will not take any action under the Contribution Agreement which would have a Material Adverse Effect.
(k)Changes in Payment Instructions to Obligors. The Borrower will not make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding where payments in respect of Contracts are to be made to the Borrower or the Servicer, unless the Deal Agent shall have consented to such change in writing and has received duly executed copies of all documentation related thereto.
(l)Extension or Amendment. The Borrower will not, except as otherwise permitted hereunder or by law, extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the terms of any Dealer Agreement, Loan or Contract; provided, however, the Dealer Agreements may be amended (i) in connection with the closing of or opening of a Pool and (ii) in a manner that does not materially impair the collectability of any Loan or Contract.
(m)Collection Guidelines. The Borrower will not permit the amendment, modification, restatement or replacement, in whole or in part, of the Collection Guidelines of the initial Servicer, which change would materially impair the collectability of any Loan or Contract or otherwise adversely affect the interests or the remedies of the Deal Agent, the Collateral Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Required Lenders other than if required by Applicable Law.
(n)No Assignments. The Borrower will not assign or delegate, or grant any interest in, or permit any Lien to exist upon, any of its rights, obligations or duties under this Agreement without the prior written consent of the Deal Agent.
(o)Special Purpose Entity. The Borrower has not done the following and shall not:
(i)engage in any business or activity other than the purchase and receipt of Loans and related assets from the Originator under the Contribution Agreement, the pledge of Loans and related assets under the Transaction Documents and such other activities as are incidental thereto;

(ii)acquire or own any material assets other than (A) the Loans and related assets from the Originator under the Contribution Agreement and (B) incidental property as may be necessary for the operation of the Borrower;
(iii)merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case first obtaining the Deal Agent’s consent;
(iv)fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Deal Agent, amend, modify, terminate, fail to comply with the provisions of its limited liability company agreement, or fail to observe limited liability company formalities;
(v)own any subsidiary or make any investment in any Person without the consent of the Deal Agent;
(vi)commingle its assets or funds with the assets or funds of any of its Affiliates, or of any other Person, except for (A) Dealer Collections, (B) erroneous deposits or (C) prior to the identification and separation of such funds or assets by the Servicer in accordance with the Servicer’s normal and customary business practices;
(vii)incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) indebtedness to the Lenders hereunder or in conjunction with a repayment of Aggregate Unpaids owed to the Lenders,
(B) indebtedness to the Originator under the Contribution Agreement in respect of the purchase of Loans (which indebtedness, if any, shall be subordinate to the indebtedness arising hereunder), and (C) trade payables in the ordinary course of its business, provided that such debt is not evidenced by a note and paid when due;
(viii)become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;
(ix)fail to maintain its records, books of account and bank accounts separate and apart from those of its principal and Affiliates, and any other Person;
(x)enter into any contract or agreement with any of its principal or other Affiliates or any other Person, except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than any of its principal or other Affiliates;
(xi)seek its dissolution or winding-up in whole or in part;
(xii)fail to correct any known misunderstandings regarding the separate identity of the Borrower or an Affiliate thereof or any other Person;

(xiii)guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;
(xiv)make any loan or advances to any third party, including any Affiliate, or hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities);
(xv)fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (A) to mislead others as to the identity with which such other party is transacting business, or (B) to suggest that it is responsible for the debts of any third party (including any of its Affiliates);
(xvi)fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
(xvii)file or consent to the filing or any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;
(xviii)share any common logo with or hold itself out as or be considered as a department or division of (A) any of its Affiliates or (B) any other Person;
(xix)permit any transfer (whether in any one or more transactions) of any direct or indirect ownership interest in the Borrower;
(xx)fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, or have its assets listed on the financial statement of any other Person (except its parent in accordance with GAAP);
(xxi)fail to pay its own liabilities and expenses only out of its own funds;
(xxii)fail to pay salaries of its own employees (if any) in light of its contemplated business operations;
(xxiii) acquire the obligations or securities of its Affiliates or members;
(xxiv)fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;
(xxv)to the extent it has invoices or checks, fail to use separate invoices or checks bearing its own name;
(xxvi)pledge its assets for the benefit of any other Person, other than with respect to payment of the indebtedness to the Lenders hereunder;

(xxvii)fail at any time to have at least two (2) independent directors (each, an “Independent Director”) on its board of directors that (A) is not and has not been for at least five (5) years a director, officer, employee, trade creditor or shareholder (or spouse, parent, sibling or child of the foregoing) of (I) the Servicer, (II) the Borrower, or (III) any Affiliate of the Servicer or the Borrower; provided, however, such Independent Director may be an independent director or manager of another special purpose entity affiliated with the Servicer, and (B) has, (I) prior experience as an Independent Director for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (II) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to borrowers or issuers of securitization or structured finance instruments, agreements or securities;
(xxviii)fail to provide that the unanimous consent of all directors (including the consent of the Independent Directors) is required for the Borrower to (A) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (B) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (C) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (D) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (E) make any assignment for the benefit of the Borrower’s creditors, (F) admit in writing its inability to pay its debts generally as they become due, or (G) take any action in furtherance of any of the foregoing; and
(xxix)take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Skadden, Arps, Slate, Meagher & Flom LLP, delivered on the Effective Date, upon which the conclusions expressed therein are based.
(p)Use of Proceeds.
(i)Sanctions. The Borrower shall not, and shall ensure that each member of the Borrowing Group will not, directly or indirectly use any of the credit to fund, finance or facilitate any activities, business or transactions (A) that are prohibited by Sanctions or (B) that would be prohibited by Sanctions if conducted by the Lender or any other party hereto. The Borrower shall notify the Lender in writing not more than five (5) Business Days after first becoming aware of any breach of this section.
(ii)Anti-Money Laundering/Anti-Corruption Laws. The Borrower shall not, and shall ensure that each member of the Borrowing Group will not, directly or indirectly use any of the credit to fund, finance or facilitate any activities, business or transactions that would be prohibited by Anti-Money Laundering Laws or Anti-Corruption Laws.
(q)Source of Repayment and Collateral. The Borrower shall not fund any repayment of the credit with proceeds, or provide as collateral any property, that is directly or indirectly derived from any transaction or activity that is prohibited by Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause the Lender or any other party to this Agreement to be in violation of Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.
Section 5.3.    Covenant of the Borrower Relating to the Hedging Agreement.
The Borrower shall have the right to commence a Hedging Period during which the Excess Spread Advance Rate Adjustment shall be nullified by giving notice of such election to the Deal Agent. At all times during a Hedging Period in which any Capital is outstanding under this Agreement, the Borrower shall be Fully Hedged. The Borrower shall have the right to terminate a Hedging Period and reinstate the Excess Spread Advance Rate Adjustment by giving notice of such election to the Deal Agent.
(a)With respect to any Hedge Counterparty that satisfied clause (I) of the definition of “Hedge Counterparty” on the date it entered into a Hedging Agreement relating hereto, in the event that Moody’s or S&P reduces such Hedge Counterparty’s long-term unsecured debt rating below the Long-term Rating Requirement, or reduces such Hedge Counterparty’s short-term unsecured debt rating below the Short-term Rating Requirement, Borrower shall effect the replacement of such Hedge Counterparty with a counterparty meeting the definition of “Hedge Counterparty” not later than 30 calendar days following such rating reduction. With respect to any Hedge Counterparty that satisfied clause (II) of the definition of “Hedge Counterparty” on the date it entered into a Hedging Agreement relating hereto, in the event that such Hedge Counterparty experiences a withdrawal or reduction of its long-term unsecured debt rating such that it no longer has a minimum rating of “BBB-,” Borrower shall effect the replacement of such Hedge Counterparty with a counterparty meeting the definition of “Hedge Counterparty” not later than 30 calendar days following such rating reduction. The parties hereto acknowledge and agree that the Collateral Agent shall not be required to act as a “commodity pool operator” or be required to undertake regulatory filings related to this Agreement in connection therewith.
(b)All reasonably documented costs and expenses (including reasonable legal fees and disbursements) incurred by the Deal Agent and the Lenders with respect to each Hedge Transaction shall be paid by the Borrower.
Section 5.4.    Affirmative Covenants of the Servicer. From the date hereof until the Collection Date:
(a)Compliance with Law. The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Contracts, the Loans and the Dealer Agreements or any part thereof.

(b)Preservation of Existence. The initial Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.
(c)Obligations and Compliance with Loans and Contracts. The Servicer will duly fulfill and comply with all material obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each Loan and each Contract and will do nothing to impair the rights of the Collateral Agent as agent for the Secured Parties or of the Secured Parties in, to and under the Collateral.
(d)Keeping of Records and Books of Account. The Servicer will maintain and implement administrative and operating procedures (including without limitation, an ability to recreate records evidencing the Loans and Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Loans.
(e)Preservation of Security Interest. The Servicer will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the security interest of the Collateral Agent as agent for the Secured Parties in, to and under the Collateral. In its capacity as Custodian, it will maintain possession of, or control over, the Contract Files and Records, as Custodian for the Secured Parties, as set forth in Section 6.2(c).
(f)Collection Guidelines. (i) The Servicer will comply in all material respects with the Collection Guidelines or with Applicable Law in regard to each Loan and Contract.
(ii) The Servicer will not agree to or otherwise permit to occur any material change in the Collection Guidelines, which change would impair the collectability of any Loan or Contract or otherwise adversely affect the interests or remedies of the Deal Agent, the Collateral Agent or the other Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of the Deal Agent, other than if required by Applicable Law.
(g)Amortization Events and Termination Events. The Servicer will furnish to the Deal Agent and each Lender, as soon as possible and in any event within two (2) Business Days after the occurrence of each Amortization Event, each Termination Event and each Unmatured Termination Event, a written statement of the chief financial officer or treasurer of the Servicer setting forth the details of such event and the action that the Servicer purposes to take with respect thereto.
(h)Other. The Servicer will furnish to the Deal Agent or the Collateral Agent, as applicable, promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Deal Agent or the Collateral Agent may from time to time reasonably request in order to protect the interests of the Collateral Agent or the Secured Parties under or as contemplated by this Agreement.

(i)Losses, Etc. In any suit, proceeding or action brought by the Deal Agent, the Collateral Agent or any Secured Party for any sum owing thereto, the initial Servicer shall save, indemnify and keep the Deal Agent, the Collateral Agent and the Secured Parties harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the Obligor under a Loan or Contract, arising out of a breach by the initial Servicer of any obligation under the related Loan or Contract or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such Obligor or its successor from the initial Servicer, and all such obligations of the initial Servicer shall be and remain enforceable against and only against the Servicer and shall not be enforceable against the Deal Agent, the Collateral Agent or any Secured Party.
(j)Notice of Liens The Servicer shall advise the Collateral Agent and the Deal Agent promptly, in reasonable detail of: (i) any Lien asserted or claim made against any portion of the Collateral; (ii) the occurrence of any breach by the Servicer of any of its representations, warranties and covenants contained herein or in any other Transaction Document; and (iii) the occurrence of any other event which would have a Material Adverse Effect.
(k)Realization on Loans or Contracts. In the event that the Servicer realizes upon any Loan or Contract, the methods utilized by the Servicer to realize upon such Loan or Contract or otherwise enforce any provisions of such Loan or Contract will not subject the Servicer, the Borrower, any Secured Party, the Deal Agent or the Collateral Agent to liability under any federal, state or local law, and such enforcement by the Servicer will be conducted in all material respects in accordance with the provisions of the Credit Guidelines (unless the Backup Servicer is then the Successor Servicer), the Collection Guidelines, Applicable Law and, in the case of Credit Acceptance, this Agreement, and in the case of the Backup Servicer if it has become the Servicer, the Backup Servicing Agreement.
(l)Backup Servicing Agreement. The Servicer shall provide the Backup Servicer with all information, data and reports as required by the terms of the Backup Servicing Agreement.
(m)Change in Accounting Policies or Debt Rating. The initial Servicer shall notify the Collateral Agent of any material change in or amendment to the Servicer’s accounting policies relating to the revenue recognition or the valuation of the Loans within ten (10) days after the date such change or amendment has been made. Within five (5) days after the date of any change in the Borrower’s or Credit Acceptance’s public or private debt ratings, if any, a written certification of the Borrower’s or Credit Acceptance’s public and private debt ratings after giving effect to any such change.
(n)Monthly Reports. Not later than the Determination Date preceding each Payment Date, the Servicer will furnish to the Deal Agent, each Lender, the Collateral Agent and the Backup Servicer a Monthly Report relating to the immediately preceding Collection Period.
(o)Funded Debt Ratio. The Servicer shall, on a consolidated basis, maintain as of the end of each fiscal quarter a ratio of consolidated Funded Debt minus unrestricted cash to the Servicer’s consolidated Tangible Net Worth equal to or less than 5.60 to 1.00.

(p)[Reserved].
(q)Fixed Charge Coverage Ratio. The Servicer shall, on a consolidated basis, maintain as of the end of each fiscal quarter a Fixed Charge Coverage Ratio of not less than 2.0 to 1.0.
Section 5.5.    Negative Covenants of the Servicer.    From the date hereof until the Collection Date:
(a)Mergers, Acquisition, Sales, etc. The Servicer (unless the Backup Servicer is then the Successor Servicer) will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:
(i)the Servicer has delivered to the Deal Agent and the Backup Servicer an Officer’s Certificate and an Opinion of Counsel each stating that any consolidation, merger, conveyance or transfer and any related supplemental agreement comply with this Section 5.5 and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that any such supplemental agreement is legal, valid and binding with respect to the Servicer and such other matters as the Deal Agent may reasonably request;
(ii)the Servicer shall have delivered notice of such consolidation, merger, conveyance or transfer to the Deal Agent; and
(iii)after giving effect thereto, no Termination Event, Unmatured Termination Event or Servicer Termination Event or event that with notice or lapse of time, or both, would constitute a Servicer Termination Event shall have occurred.
(b)Change of Name or Location of Records. The initial Servicer shall not (x) change its name or its state of organization, move the location of its principal place of business and chief executive office, and the offices where it keeps records concerning the Loans from the locations referred to in Sections 4.1(p) and 14.2 or (y) move, or consent to the Custodian moving, the Records from the location thereof on the Effective Date, unless the Servicer has given at least thirty (30) days’ written notice to the Deal Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent as agent for the Secured Parties in the Collateral; provided, that, Credit Acceptance may temporarily (or permanently, solely in the case of a Contract that is repurchased, liquidated or paid in full) move or transfer individual Contract Files or Records, or any portion thereof without notice in accordance with Section 6.2(c)(ii).
(c)Change in Payment Instructions to Obligors. The Servicer will not make any change in its instructions to Obligors regarding where payments in respect of Contracts are to be made, unless the Deal Agent has consented to such change and has received duly executed documentation related thereto.
(d)[Reserved].

(e)No Instruments. The Servicer shall take no action to cause any Loan to be evidenced by any instrument (as defined in the UCC as in effect in the relevant State) except for instruments obtained with respect to defaulted Loans.
(f)No Liens. The Servicer shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than the Lien described in Section 4.2(a)(iii)) on the Collateral or any interest therein; the Servicer will notify the Collateral Agent and the Deal Agent of the existence of any Lien on any portion of the Collateral immediately upon discovery thereof, and the Servicer shall defend the right, title and interest of the Collateral Agent on behalf of the Secured Parties in, to and under the Collateral against all claims of third parties claiming through or under the Servicer.
(g)Information. The Servicer shall, within two (2) Business Days of its receipt thereof, respond to reasonable written directions or written requests for information that the Backup Servicer, the Borrower, the Deal Agent or the Collateral Agent might have with respect to the administration of the Loans.
(h)Consent. The Servicer will promptly advise the Borrower, the Backup Servicer, the Deal Agent and the Collateral Agent of any inquiry received from an Obligor which requires the consent of the Borrower, the Deal Agent or the Collateral Agent.
(i)Credit Guidelines and Collection Guidelines. The initial Servicer will not amend, modify, restate or replace in any material way the Credit Guidelines or the Collection Guidelines, which change would impair the collectability of any Loan or Contract or otherwise adversely affect the interests or the remedies of the Deal Agent, Collateral Agent or the Secured Parties under this Agreement or any other Transaction Document, without the prior written consent of each Lender in the case of the Credit Guidelines or without the prior written consent of the Deal Agent and the Required Lenders with respect to the Collection Guidelines, in each case unless required by Applicable Law.
Section 5.6. Negative Covenants of the Backup Servicer. From the date hereof until the Collection Date:
(a)No Changes in Backup Servicing Fee. The Backup Servicer will not make any changes to the Backup Servicing Fee without the prior written approval of the Deal Agent.
ARTICLE VI
ADMINISTRATION AND SERVICING OF CONTRACTS
Section 6.1. Servicing. (a) The Borrower, the Deal Agent and the Collateral Agent hereby appoint Credit Acceptance as servicer hereunder and Credit Acceptance hereby accepts such appointment and agrees to manage, collect and administer each of the Loans and Contracts as Servicer. In the event of a Servicer Termination Event, the Deal Agent shall have the right to terminate Credit Acceptance as servicer hereunder. Upon termination of Credit Acceptance as servicer of the Loans pursuant to Section 6.11 hereof, the Deal Agent shall have the right to appoint a Successor Servicer and enter into a servicing agreement with such Successor Servicer at such time and exercise all of its rights under Section 6.3 hereof. Such servicing agreement shall specify the duties and obligations of such Successor Servicer, and all references herein to the Servicer shall be deemed to refer to such Successor Servicer.
(b)The Borrower shall cause the Servicer to deposit all Collections to the Collection Account no later than two (2) Business Days after receipt. The Servicer agrees to deposit all Collections to the Collection Account no later than two (2) Business Days after receipt.
(c)On or before 120 days after the end of each fiscal year of the Servicer, the Servicer shall cause a firm of independent public accountants (who may also render other services to the Servicer or the Borrower) to furnish a report to the Collateral Agent, the Deal Agent and the Secured Parties to the effect that they have (i) compared the information contained in the Monthly Reports delivered during such fiscal year, based on a sample size provided by the Collateral Agent, with the information contained in the Loans, the Contracts and the Servicer’s records and computer systems for such period, and that, on the basis of such agreed-upon procedures, such firm is of the opinion that the information contained in the Monthly Reports reconciles with the information contained in the Loans and the Contracts and the Servicer’s records and computer system and that the servicing of the Loans and the Contracts has been conducted in compliance with this Agreement, and (ii) verified the Aggregate Outstanding Eligible Loan Balance as of the end of each Collection Period during such fiscal year, except, in each case, for (A) such exceptions as such firm shall believe to be immaterial (which exceptions need not be enumerated) and (B) such other exceptions as shall be set forth in such statement. In the event such independent public accountants require the Collateral Agent to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 6.1(c), the Servicer shall direct the Collateral Agent in writing to so agree; it being understood and agreed that the Collateral Agent will deliver such letter of agreement in conclusive reliance upon the direction of the Servicer, and the Collateral Agent has not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures. The Collateral Agent shall not be liable for any claims, liabilities or expenses relating to such accountants’ engagement or any report issued in connection with such engagement, and the dissemination of any such report is subject to the written consent of the accountants.
Section 6.2.    Duties of the Servicer and Custodian.
(a)The Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect all amounts due under the Loans and Contracts from time to time, all in material accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in material accordance with the Collection Guidelines, and with respect to the initial Servicer, the Credit Guidelines, it being understood that there shall be no recourse to the Servicer with regard to the Loans and Contracts except as otherwise provided herein and in the other Transaction Documents. In performing its duties as Servicer, the Servicer shall use the same degree of care and attention it employs with respect to similar contracts and loans which it services for itself or others. Each of the Borrower, the Deal Agent, the Collateral Agent and the Secured Parties hereby appoints as its agent the Servicer, from time to time designated pursuant to Section 6.1 hereof, to enforce its respective rights and interests in and under the Collateral. If the Servicer shall commence a legal proceeding to enforce a Loan or a Contract (for purposes of collection or otherwise), or if in any enforcement or other legal proceeding it shall be held that the Servicer may not enforce a Loan or a Contract, on the grounds that it shall not be a real party in interest or a holder entitled to enforce the Loan or Contract or on similar grounds, the Collateral Agent shall thereupon be deemed to have automatically assigned to the Servicer, solely for the purpose of enforcement, such Loan or Contract. Without limiting the foregoing, the Collateral Agent (and each Lender, if applicable) shall furnish the Servicer with any reasonably necessary and appropriate affidavit prepared by the Servicer that the Servicer may use in any such legal proceedings confirming the Servicer’s power and authority to sue and otherwise enforce the Loans and Contracts in its own name, consistent with this Section 6.2, and any powers of attorney, declarations or other documents prepared by the Servicer reasonably necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder. The Servicer shall hold in trust for the Secured Parties all Records and any amounts it receives in respect of the Collateral. In the event that a Successor Servicer is appointed, the outgoing Servicer shall deliver to the Successor Servicer and the Successor Servicer shall hold in trust for the Borrower and the Secured Parties all records which evidence or relate to all or any part of the Collateral.

(b)The Servicer, if other than Credit Acceptance, shall as soon as practicable upon demand, deliver to the Borrower all records in its possession which evidence or relate to indebtedness of an Obligor which is not a Loan or a Contract.

(c)(i) The Borrower, the Deal Agent and the Collateral Agent hereby revocably appoint Credit Acceptance as custodian (or if there has been a Successor Servicer appointed hereunder then such Successor Servicer shall be appointed as Custodian in accordance with Section 6.2(d)), and Credit Acceptance hereby accepts such appointment, to hold and maintain physical possession of the Contract Files and all Records (or with respect to any Contract constituting electronic chattel paper, to maintain “control” (within the meaning of Section 9-105 of the UCC) of the Authoritative Electronic Copy thereof) (in such capacity together with its successors in such capacity, the “Custodian”). The Contract Files and Records are to be delivered to the Custodian or its designated bailee by or on behalf of the Borrower, the Deal Agent and Collateral Agent within two (2) Business Days preceding the Funding Date or within two (2) Business Days after each Addition Date, as the case may be, with respect to each Loan acquired on the Funding Date or Addition Date.

(ii)The Custodian agrees to maintain the Contract Files and Records which are delivered to it at the offices of the Custodian as shall from time to time be identified to the Deal Agent by written notice. Subject to the foregoing, Credit Acceptance may temporarily (or permanently, in the case of a Contract that is repurchased, liquidated or paid in full) move or transfer to an agent of the Servicer individual Contract Files or Records, or any portion thereof without notice as necessary to allow the Servicer to conduct collection and other servicing activities in accordance with its customary practices and procedures.

(iii)The Custodian shall have the following powers and perform the following duties:

(A)hold the Contract Files and Records for the benefit of the Secured Parties and maintain a current inventory thereof; and
(B)carry    out    such    policies    and    procedures    in accordance with its customary actions with respect to the handling and custody of the Contract Files and Records so that the integrity and physical possession of the Contract Files and Records (or with respect to any Contract constituting electronic chattel paper, the integrity and “control” (within the meaning of Section 9-105 of the UCC) of the Authoritative Electronic Copy thereof) will be maintained.
In performing its duties as custodian, the Custodian agrees to act with reasonable care, using that degree of skill and care that it exercises with respect to similar contracts or loans owned or held by it for its own account or for any other Person.
(iv)Credit Acceptance shall have the obligation to (A) physically segregate the Contract Files (to the extent held in physical form) from the other custodial files it is holding for its own account or on behalf of any other Person, (B) physically mark the Contract folders (to the extent held in physical form) to demonstrate the transfer of Contract Files and the Collateral Agent’s security interest hereunder, (C) mark its computer records indicating the transfer of any Contract Files relating to Contracts constituting electronic chattel paper and the Collateral Agent’s security interest hereunder, and (D) with respect to each Contract constituting electronic chattel paper, cause the single “authoritative copy” (within the meaning of Section 9-105 of the UCC) to be communicated to and maintained at all times by Credit Acceptance such that the “authoritative copy” constitutes an Authoritative Electronic Copy at all times.
(d)(i) If (A) an Unsatisfactory Audit occurs or (B) a Servicer Termination Event or potential Servicer Termination Event occurs, the Deal Agent shall have the right to terminate Credit Acceptance as the Custodian hereunder and the Deal Agent shall have the right to appoint a successor Custodian hereunder who shall assume all the rights and obligations of the “Custodian” hereunder. On the effective date of the termination of Credit Acceptance as Servicer, Credit Acceptance shall be released of all of its obligations as Custodian arising on or after such date. The Contract Files and Records shall be delivered by Credit Acceptance to the successor Custodian, on or before the date which is two (2) Business Days prior to such date.
(ii)Upon the occurrence of a Servicer Termination Event or potential Servicer Termination Event, the Servicer and the Borrower shall, at the request of the Deal Agent, in its sole discretion, take all steps necessary to cause the Certificate of Title or other evidence of ownership of each Financed Vehicle to be revised to name the Collateral Agent on behalf of the Secured Parties as lienholder. Any costs associated with such revision of the Certificate of Title (“Reliening Expenses”) shall be paid by Credit Acceptance, and to the extent such costs are not paid by Credit Acceptance such unpaid costs shall be recovered as Servicer Expenses as described in Section 2.7 hereof. In no event shall the Collateral Agent be required to expend funds in connection with this Section 6.2(d).

(iii)The Custodian shall provide to the Deal Agent access to the Contract Files and Records and all other documentation regarding the Contracts, Dealer Agreement and the Loans and the related Financed Vehicles in such cases where the Collateral Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations to review such documentation, such access being afforded without charge.
(e)Two times per calendar year, at the expense of the initial Servicer, and if the Backup Servicer is the Successor Servicer, the Deal Agent, the Deal Agent and any Lender may review the Servicer’s collection and administration of the Loans, Dealer Agreements and Contracts in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as with this Agreement and may conduct an audit of the Loans, Dealer Agreements and Contracts and Contract Files in conjunction with such a review. On and after the occurrence of a Termination Event or Servicer Termination Event, the Deal Agent or any Lender may conduct such reviews and audits without limitation, at the Servicer’s expense.
Section 6.3.    Rights After Designation of Successor Servicer. At any time following the designation of a Successor Servicer pursuant to Section 6.12(a):
(i)The Successor Servicer or the Collateral Agent may intercept payments made by or on behalf of Obligors and direct that payment of all amounts payable under any Loan or Contract be made directly to the Successor Servicer or the Collateral Agent or its designee; provided, that the Collateral Agent shall pay to any Dealer, to the extent to which such Dealer is entitled, all related Dealer Collections pursuant to the written direction of the Successor Servicer set forth in the Monthly Report.
(ii)The Successor Servicer shall, at the Borrower’s expense, give notice of the Collateral Agent’s interest in the Loans and Contracts to each Obligor and direct that payments be made directly to the Successor Servicer or the Collateral Agent or its designee.
(iii)The Borrower shall, at the Collateral Agent’s or the Successor Servicer’s request, (A) assemble all of the records relating to the Collateral, including all Records with respect to the Loans and Contracts, and shall make the same available to the Successor Servicer or the Collateral Agent at a place selected by the Successor Servicer or the Collateral Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting collections of Collateral in a manner acceptable to the Successor Servicer or the Collateral Agent and shall, promptly upon receipt but in any event within two (2) Business Days, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Successor Servicer or the Collateral Agent or its designee.
(iv)The Borrower hereby authorizes the Collateral Agent and the Successor Servicer to take any and all steps in the Borrower’s name and on behalf of the Borrower necessary or desirable, in the determination of the Collateral Agent or the Successor Servicer, to collect all amounts due under any and all of the Collateral with respect thereto, including, without limitation, endorsing the Borrower’s name on checks and other instruments representing Collections and enforcing the Loans and Contracts.
Section 6.4. Responsibilities of the Borrower. Anything herein to the contrary notwithstanding, the Borrower shall (i) perform all of its obligations under the Loans and Contracts to the same extent as if a security interest in such Loans and Contracts had not been granted hereunder and the exercise by the Collateral Agent of its rights hereunder shall not relieve the Borrower from such obligations and (ii) pay when due any taxes, including without limitation, any sales taxes payable in connection with the Loans or Contracts and their creation and satisfaction. Neither the Collateral Agent, the Deal Agent nor any Secured Party shall have any obligation or liability with respect to any Loan, nor shall any of them be obligated to perform any of the obligations of the Borrower thereunder.
Section 6.5.    Reports.
(a)Monthly Report. On each Determination Date, the Servicer shall deliver to the Deal Agent and the Collateral Agent a report in substantially the form of Exhibit C attached hereto (the “Monthly Report”) for the related Collection Period. The Deal Agent shall provide to the Borrower, the Servicer and the Backup Servicer by the third Business Day prior to each Payment Date, information relating to the amount of each obligation which comprises Carrying Costs, Increased Costs, Indemnified Amounts and Additional Amounts for such Collection Period. The Monthly Report shall specify whether an Amortization Event, Termination Event or Unmatured Termination Event has occurred with respect to the Collection Period preceding such Determination Date. Upon receipt of the Monthly Report, the Deal Agent and the Collateral Agent shall rely (and shall be fully protected in so relying) on the information contained therein for the purposes of making distributions and allocations as provided for herein. Each Monthly Report shall be certified by a Responsible Officer of the Servicer.
(b)Credit Agreement. The Servicer shall deliver to the Deal Agent all reports or certificates required to be delivered under Section 7.3 of the Credit Agreement at the times set forth therein.
(c)Financial Statements. In the event the Servicer is no longer subject to the periodic and current reporting requirements of Section 13 or 15(d) of the Exchange Act, the Servicer will submit to the Deal Agent, the Collateral Agent and the Backup Servicer, within 60 days of the end of each of its fiscal quarters (or upon prior notice from the Servicer to the Deal Agent, such longer time period after the close of the Servicer’s fiscal year as may be temporarily permitted by the SEC or under the Exchange Act for the benefit of a class or classes of persons (collectively and not individually) for the Servicer to file its Quarterly Report on 10-Q for such fiscal quarter with the SEC if the Servicer were subject to such reporting requirements other than as an accelerated filer or large accelerated filer, but excluding any longer time periods resulting from (i) relief provided specifically by the SEC to the Servicer or (ii) the Servicer’s notification to the SEC of its inability to file pursuant to Exchange Act Rule 12b-25), unaudited financial statements as of the end of each such fiscal quarter. The Servicer will submit to the Deal Agent and the Collateral Agent, within 120 days of the end of each of its fiscal years (or upon prior notice from the Servicer to the Deal Agent, such longer time period after the close of the Servicer’s fiscal year as may be temporarily permitted by the SEC or under the Exchange Act for the benefit of a class or classes of persons (collectively and not individually) for the

Servicer to file its Annual Report on 10-K for such fiscal year with the SEC if the Servicer were subject to such reporting requirements other than as an accelerated filer or large accelerated filer, but excluding any longer time periods resulting from (i) relief provided specifically by the SEC to the Servicer or (ii) the Servicer’s notification to the SEC of its inability to file pursuant to Exchange Act Rule 12b-25), audited financial statements as of the end of each such fiscal year. The Servicer will submit to the Deal Agent, the Collateral Agent and the Backup Servicer an analysis of the static pool performance of Credit Acceptance for each fiscal quarter within 60 days of the end of such fiscal quarter.
(d)Annual Statement as to Compliance. The Servicer will provide to the Deal Agent and the Collateral Agent, within 120 days following the end of each fiscal year of the Servicer, an annual report signed by a Responsible Officer of the Servicer certifying that (i) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the period ending on the last day of such fiscal year has been made under such Person’s supervision and (ii) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year (or in the case of a Successor Servicer which has been Servicer for less than one year, for so long as such Successor Servicer has been Servicer) and no Servicer Termination Event or potential Servicer Termination Event has occurred and is continuing (or if a Servicer Termination Event has so occurred and is continuing, specifying each such event, the nature and status thereof and the steps necessary to remedy such event, and, if a Servicer Termination Event or potential Servicer Termination Event occurred during such year and no notice thereof has been given to the Deal Agent and the Collateral Agent, specifying such Servicer Termination Event or potential Servicer Termination Event and the steps taken to remedy such event).
Section 6.6. Additional Representations and Warranties of Credit Acceptance as Servicer. Credit Acceptance, in its capacity as Servicer, represents and warrants to the Collateral Agent and the Deal Agent as of the Effective Date and the Funding Date, that the only material servicing computer systems and related software utilized by the Servicer to service the Loans and Contracts are: (i) provided by Ontario Systems Corporation under an existing licensing agreement and related resource agreement, each of which may be amended from time to time, and (ii) the “loan servicing system” software licensed by Credit Acceptance from Oracle Corporation, which may be updated or replaced from time to time. Should the Servicer or any of its Affiliates develop or implement computer software for servicing that is owned by or exclusively licensed to the Servicer or an Affiliate and utilize such software in the servicing of the Loans and Contracts, the Servicer shall give prompt written notice thereof to the Backup Servicer and the Collateral Agent, and the Collateral Agent shall be entitled to compel a license or sublicense for the benefit of the Collateral Agent or its designee of any such rights to the extent the Collateral Agent deems reasonably necessary and appropriate to assure that it or a duly appointed Successor Servicer would be able to continue to service the Loans and Contracts should that be required in accordance with the terms hereof.
Section 6.7.    Establishment of the Accounts.
(a)Establishment of the Collection Account and Reserve Account. The Servicer shall cause to be established, and maintained in the name of the Collateral Agent as agent for the Secured Parties, with an office or branch of a depository institution or trust company (i) a segregated corporate trust account entitled “Collection Account for WCM, as agent for the Secured Parties” (the “Collection Account”) and (ii) a segregated corporate trust account entitled “Reserve Account for WCM” as agent for the Secured Parties (the “Reserve Account”), in each case, over which the Collateral Agent as agent for the Secured Parties shall have sole dominion and control and from which neither the Originator, the Servicer nor the Borrower shall have any right of withdrawal; provided, however, that at all times such depository institution or trust company shall be a depository institution organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (A) that has either (1) a long-term unsecured debt rating of AA- or better by S&P and Aa3 or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of A-1 or better by S&P or P-1 or better by Moody’s, (B) the parent corporation which has either (1) a long-term unsecured debt rating of AA- or better by S&P and Aa3 or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of A-1 or better by S&P and P-1 or better by Moody’s or (C) that is otherwise acceptable to the Deal Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation (any such depository institution or trust company, a “Qualified Institution”).
(b)Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Loan and such Collection was received by the Servicer in the form of a check or other form of payment that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any payment in respect of which a dishonored check or other form of payment is received shall be deemed not to have been paid.
(c)Permitted Investments. Funds on deposit in the Collection Account and the Reserve Account shall be invested in Permitted Investments by or at the written direction of the Borrower, provided that if a Termination Event or Unmatured Termination Event shall have occurred, such amounts shall be invested in Permitted Investments described in clause (g) of the definition thereof. Any such written directions from the Borrower shall specify the particular investment to be made and shall certify that such investment is a Permitted Investment and is permitted to be made under this Agreement. If the Borrower fails to provide such written direction to the Collateral Agent, such funds shall remain uninvested. Funds on deposit in the Collection Account and the Reserve Account shall be invested in Permitted Investments that will mature so that such funds will be available no later than the Business Day prior to the next Payment Date, except that in the case of funds representing Collections with respect to a succeeding Collection Period, such Permitted Investments may mature so that such funds will be available no later than the Business Day prior to the Payment Date for such Collection Period. No Permitted Investment may be liquidated or disposed of prior to its maturity. All proceeds of any Permitted Investment shall be deposited in the Collection Account or the Reserve Account, as applicable.    Investments may be made in either account on any date (provided such investments mature in accordance herewith), only after giving effect to deposits to and withdrawals from such account on such date. Realized losses, if any, on amounts invested in Permitted Investments shall be charged against investment earnings on amounts on deposit in the Collection Account or the Reserve Account, as applicable.

Section 6.8. Payment of Certain Expenses by Servicer. The initial Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of independent accountants, Taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The initial Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Account, the Reserve Account and the Credit Acceptance Payment Account. The Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.
Section 6.9. Annual Independent Public Accountant’s Servicing Reports. The Servicer will cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer) to furnish to the Deal Agent, within 120 days following the end of each fiscal year of the Servicer: (i) a report relating to such fiscal year to the effect that (A) such firm has reviewed certain documents and records relating to the servicing of the Loans and Contracts included in the Collateral, and (B) based on such examination, such firm is of the opinion that the Monthly Reports for such year were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report and (ii) a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures, as set forth in Section 6.1(c) (which procedures shall have been approved by the Deal Agent) to certain documents and records relating to the Loans under any Transaction Document, compared the information contained in the Monthly Reports delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with Article VI of this Agreement, except for such exceptions as such accountants shall believe to be immaterial and such other exception as shall be set forth in such statement. In the event such independent public accountants require the Collateral Agent to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 6.9, the Servicer shall direct the Collateral Agent in writing to so agree; it being understood and agreed that the Collateral Agent will deliver such letter of agreement in conclusive reliance upon the direction of the Servicer, and the Collateral Agent has not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures. The Collateral Agent shall not be liable for any claims, liabilities or expenses relating to such accountants’ engagement or any report issued in connection with such engagement, and the dissemination of any such report is subject to the written consent of the accountants.
Section 6.10. The Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it hereunder except upon the Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Deal Agent, the Collateral Agent and the Backup

Servicer. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.12.
Section 6.11. Servicer Termination Events. If any one of the following events (a “Servicer Termination Event”) shall occur and be continuing:
(a)any failure by the Servicer to make any payment, transfer or deposit as required by this Agreement or any other Transaction Document, other than any such failure resulting from an administrative or technical error of the Servicer in the amount so paid, transferred or deposited; provided that within one (1) Business Day after the Servicer becomes aware that, as a result of an administrative or technical error of the Servicer, any amount previously paid, transferred or deposited by the Servicer was less than the amount required to be paid, transferred or deposited by the Servicer, the Servicer pays, transfers or deposits the amount of such shortfall;
(b)any failure by the Servicer to give instructions or notice to the Deal Agent as required by this Agreement or any other Transaction Document, or to deliver any required Monthly Report or other required reports hereunder on or before the date occurring two (2) Business Days after the date such instruction, notice or report is required to be made or given, as the case may be, under the terms of this Agreement or the relevant Transaction Document;
(c)any failure on the part of the Servicer duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents (other than as set forth in clause (a) or (b) above) to which the Servicer is a party, which continues unremedied for a period of 10 days;
(d)any material representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made, which continues unremedied for more than thirty (30) days (or a longer period, not in excess of sixty (60) days, as may be reasonably necessary to remedy such default, if the default is capable of remedy within sixty (60) days or less and the Servicer delivers an Officer’s Certificate to the Deal Agent to the effect that it has commenced, or will promptly commence and diligently pursue, all reasonable efforts to remedy the default);
(e)an Insolvency Event shall occur with respect to the Servicer;
(f)any delegation of the Servicer’s duties that is not permitted by Section 7.1;
(g)any financial information related to the Collateral reasonably requested by the Deal Agent, the Collateral Agent or any Lender as provided herein is not reasonably provided as requested;
(h)the rendering against the Servicer of one or more final judgments, decrees or orders for the payment of money in excess of $15,000,000 in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than 60 consecutive days without a stay of execution;
(i)the Servicer shall fail to pay any principal of or premium or interest on any indebtedness in an aggregate outstanding principal amount of $15,000,000 or more (“Material

Debt”), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Debt; or any other default under any agreement or instrument relating to any Material Debt or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Material Debt; or any such Material Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;
(j)any change in the control of the Servicer that takes the form of either a merger or consolidation in which the Servicer is not the surviving entity;
(k)a Material Adverse Effect shall have occurred; or
(l)a Termination Event shall have occurred and such Termination Event has not been waived by the Deal Agent;;
then notwithstanding anything herein to the contrary, so long as any such Servicer Termination Event shall not have been remedied, within any applicable cure period prior to the date of the Servicer Termination Notice (defined below), the Deal Agent may, or at the direction of the Required Lenders, by written notice to the Servicer (with a copy to the Backup Servicer) (a “Servicer Termination Notice”), shall terminate all of the rights and obligations of the Servicer as Servicer under this Agreement.
Section 6.12. Appointment of Successor Servicer.
(a)On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to Section 6.11 or Section 10.2, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Deal Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Deal Agent, until a date mutually agreed upon by the Servicer and the Deal Agent. The Deal Agent may at the time described in the immediately preceding sentence at the direction of the Required Lenders appoint the Backup Servicer by written notice as the Servicer hereunder, and the Backup Servicer shall on such date (which date shall be no less than 60 days after receipt of such written notice) assume all obligations of the Servicer hereunder (except as specifically set forth herein or in the Backup Servicing Agreement), and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer. In the event that the Deal Agent does not so appoint the Backup Servicer, there is no Backup Servicer or the Backup Servicer is unable to assume such obligations on such date, the Deal Agent shall as promptly as possible appoint a successor servicer (the “Successor Servicer”) who shall be acceptable to the Required Lenders, and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Deal Agent. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Deal Agent shall petition a court of competent jurisdiction to appoint any established financial institution having a net worth of not less than $50,000,000 and whose regular business includes the servicing of Loans as the Successor Servicer hereunder.

(b)Upon its assumption as Successor Servicer, the Backup Servicer (except as specifically set forth herein or in the Backup Servicing Agreement and subject to Section 6.12(a)) or any other Successor Servicer, as applicable, shall be the successor in all respects to the Servicer with respect to servicing functions as set forth in this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement and the other Transaction Documents to the Servicer shall be deemed to refer to the Backup Servicer or the Successor Servicer, as applicable. In no event shall the Backup Servicer be liable for any actions or omissions of any predecessor Servicer.
(c)All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing on the Loans and the Contracts.
(d)Within 60 days of receiving notice that the Backup Servicer is required to serve as the Servicer hereunder pursuant to the foregoing provisions of this Section 6.12 the Backup Servicer will transition to its role as Servicer.
Section 6.13. Responsibilities of the Borrower. Anything herein to the contrary notwithstanding, the Borrower shall (i) perform all of its obligations under the Loans to the same extent as if a security interest in such Loans had not been granted hereunder and (ii) pay when due, from funds available to the Borrower under Section 2.7 hereto, any taxes. Neither the Deal Agent, Collateral Agent nor any Secured Party shall have any obligation or liability with respect to any Loan, nor shall any of them be obligated to perform any of the obligations of the Borrower thereunder.
Section 6.14. Segregated Payment Account. Upon the occurrence of a Servicer Termination Event, a potential Servicer Termination Event or an Unsatisfactory Audit, the Deal Agent shall have the right to require the Borrower and the Servicer (i) to establish a segregated payment trust account in the name of the Collateral Agent for Collections related to the Collateral and (ii) to direct all Obligors to make payments into such account.
Section 6.15. Dealer Collections Purchase; Replacement of Dealer Loan with Related Purchased Loans. The parties hereto acknowledge the following:
(a)During its ordinary course of business in managing its serviced portfolio of Dealer Loans (and not based on poor credit quality of the Dealer Loan Contracts), Credit Acceptance may from time to time agree to enter into an agreement (a “Dealer Collections Purchase Agreement”) with a Dealer, pursuant to which the Dealer agrees to sell and assign to Credit Acceptance all of its rights, interests and entitlement in and to one or more Pools of Dealer Loan Contracts securing the related Dealer Loans, including such Dealer’s ownership interest in such Dealer Loan Contracts and rights to receive the related Dealer Collections (a “Dealer Collections Purchase”).

(b)Credit Acceptance has assigned all of its rights under any Dealer Collections Purchase Agreements to the Borrower pursuant to the Contribution Agreement. Upon the payment by Credit Acceptance to the applicable Dealer under a Dealer Collections Purchase Agreement of the purchase price thereunder (the “Dealer Collections Purchase Price”), the related Dealer Loans (including the rights to the related Dealer Loan Collections thereunder) shall be deemed to be extinguished and pursuant to the Contribution Agreement the Dealer Loan Contracts securing such Dealer Loans shall be assigned by Credit Acceptance to the Borrower as Purchased Loan Contracts and the loans thereunder shall be deemed Purchased Loans. For the avoidance of doubt, all Collections on such Purchased Loan Contracts shall be included in Available Funds.
(c)~~On the date of each Dealer Collections Purchase, Credit Acceptance shall~~ d~~eliver to the Collateral Agent a list identifying (i) all Dealer Loans extinguished as a result of such Dealer Collections Purchase, (ii) each Dealer Loan Contract previously securing such Dealer Loans and (iii) the Purchased Loans and Purchased Loan Contracts evidencing such Purchased Loans resulting from such Dealer Collections Purchase, in each case, identified by account number, dealer number and pool number, as applicable. Such list shall be deemed to supplement Exhibit A to the Contribution Agreement and Schedule IV hereto as of the date of such Dealer Collections Purchase.~~[Reserved].
ARTICLE VII BACKUP SERVICER
Section 7.1. Designation of the Backup Servicer. The backup servicing role with respect to the Collateral shall be conducted by the Person designated as Backup Servicer under the Backup Servicing Agreement, which shall initially be Wells Fargo.
Section 7.2. Duties of the Backup Servicer. (a) Until its removal pursuant to the Backup Servicing Agreement, the Backup Servicer shall perform, on behalf of the Servicer, the Borrower, the Deal Agent, the Collateral Agent and the Secured Parties, the duties and obligations set forth in the Backup Servicing Agreement.
(b) Except as otherwise expressly set forth herein, and without duplication, the Backup Servicer shall be entitled to the protections, privileges and indemnities afforded to the Collateral Agent in Sections 12.3(b) and 12.3(c) (except that the Backup Servicer shall be responsible for any costs and expenses related to performance of the Backup Servicer’s duties under the Backup Servicing Agreement), as if restated herein.
Section 7.3. Backup Servicing Compensation. As compensation for its backup servicing activities hereunder and under the Backup Servicing Agreement, the Backup Servicer shall be entitled to receive the Backup Servicing Fee pursuant to the provisions of Section 2.7(a). The Backup Servicer’s entitlement to receive the Backup Servicing Fee shall cease on the earliest to occur of: (i) it becoming the Successor Servicer; (ii) its removal as Backup Servicer pursuant to the terms of the Backup Servicing Agreement; or (iii) the termination of this Agreement or the Backup Servicing Agreement.

ARTICLE VIII [RESERVED]
ARTICLE IX SECURITY INTEREST
Section 9.1. Security Agreement. (a) The parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the Lender to the Borrower under Applicable Law.
(b)    The Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral and Proceeds thereof without the signature of the Borrower where permitted by law. A photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.
Section 9.2. Release of Lien. At the same time as any Loan by its terms and all amounts in respect thereof has been paid by the related Obligor and deposited in the Collection Account, the Collateral Agent as agent for the Secured Parties will, to the extent requested by the Servicer, release its interest in such Loan and Related Security. The Collateral Agent as agent for the Secured Parties will after the deposit by the Servicer of such payment into the Collection Account, at the sole expense of the Servicer, execute and deliver to the Servicer any assignments, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect such release and transfer; provided, that the Collateral Agent as agent for the Secured Parties will make no representation or warranty, express or implied, with respect to any such Loan and Related Security in connection with such sale or transfer and assignment.
Section 9.3. Further Assurances. The provisions of Section 14.12 shall apply to the security interest granted under Section 2.2(a) as well as to each Funding hereunder.
Section 9.4. Remedies. Upon the occurrence of a Termination Event, the Deal Agent, the Collateral Agent and the other Secured Parties shall have, with respect to the Collateral granted pursuant to Section 2.2(a), and in addition to all other rights and remedies available to the Deal Agent, the Collateral Agent and the other Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC.
Section 9.5. Waiver of Certain Laws. Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where all or any portion of the Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of all or any portion of the Collateral, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Deal Agent, the Collateral Agent or any court having jurisdiction to foreclose on the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Deal Agent, the Collateral Agent or such court may determine.
Section 9.6. Power of Attorney. The Borrower hereby irrevocably appoints the Deal Agent and the Servicer and any Successor Servicer as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Deal Agent, the Servicer or any Successor Servicer, the Collateral Agent or a purchaser of the Collateral, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Deal Agent, the Collateral Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.
ARTICLE X TERMINATION EVENTS
Section 10.1. Termination Events. The following events shall be termination events (“Termination Events”) hereunder:
(a)On any Determination Date, the average Payment Rate for the preceding three (3) Collection Periods with respect to which Payment Rate was calculated is less than 2.0%; or
(b)the aggregate amount of Capital exceeds, for a period of two (2) Business Days or more, the sum of (i) the Borrowing Base and (ii) all Collections on deposit in the Collection Account relating to the immediately preceding Collection Period; or
(c)a Servicer Termination Event occurs and is continuing; or
(d)(i) failure on the part of the Borrower or the Originator to make any payment or deposit required by the terms of any Transaction Document on the day such payment or deposit is required to be made; or
(ii) failure on the part of the Borrower or the Originator to materially observe or perform any of its covenants or agreements set forth in this Agreement or any other Transaction Document and such failure continues unremedied for more than five (5) Business Days after written notice to the Borrower or the Originator; or

(e)any representation or warranty made or deemed to be made by the Borrower or the Originator under or in connection with this Agreement, any of the other Transaction Documents or any information required to be given by the Borrower or the Originator to the Deal Agent or the Collateral Agent to identify Loans or Contracts pursuant to any Transaction Document, shall prove to have been false or incorrect in any material respect when made, deemed made or delivered and such failure continues unremedied for more than thirty (30) days after the earlier of (x) the date on which the Borrower or the Originator discovers such breach and (y) the date on which the Borrower or the Originator receives written notice of such breach; or
(f)the occurrence of an Insolvency Event relating to the Originator, the Borrower or the Servicer; or
(g)the Borrower shall become an “investment company” within the meaning of the Investment Company Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the Investment Company Act; or
(h)a regulatory, tax or accounting body has ordered that the activities of the Borrower or any Affiliate of the Borrower contemplated hereby be terminated or, as a result of any other event or circumstance, the activities of the Borrower contemplated hereby may reasonably be expected to cause the Borrower or any of its respective Affiliates to suffer materially adverse regulatory, accounting or tax consequences; or
(i)there shall exist any event or occurrence that has a reasonable possibility of causing a Material Adverse Effect; or
(j)the Borrower, the Servicer or Credit Acceptance shall enter into any merger, consolidation or conveyance transaction, unless in the case of Credit Acceptance or the Servicer, the Servicer or Credit Acceptance, as applicable, is the surviving entity; or
(k)the United States Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or the Originator and such lien shall not have been released within five (5) Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or the Originator and such lien shall not have been released within five (5) Business Days; or
(l)the Collateral Agent ceases to have a valid and perfected first priority security interest in a material portion of the Collateral and such failure has not been remedied within ten (10) Business Days; provided that, the portion of the Collateral in which the Collateral Agent does not have a valid and perfected first priority security interest will be material if the outstanding balance of the related Contracts exceeds 3% of the Aggregate Outstanding Eligible Loan Balance of all Eligible Contracts; or
(m)any Change-in-Control shall occur; or

(n)(i) any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Originator, or the Servicer, (ii) the Borrower, the Originator or the Servicer shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability or
(iii) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a perfected first priority security interest; or
(o)Credit Acceptance shall fail to pay any principal of or premium or interest on any Material Debt, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Debt; or any other default under any agreement or instrument relating to any Material Debt or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Material Debt; or any such Material Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or
(p)Collections are less than 70.0% of Forecasted Collections for any three consecutive Collection Periods.
Section 10.2. Remedies.
(a)Upon the occurrence of a Termination Event (other than a Termination Event described in Section 10.1(f)), the Deal Agent may, or at the direction of the Required Lenders shall, by notice to the Borrower declare the Termination Date to have occurred.
(b)Upon the occurrence of a Termination Event described in Section 10.1(f), the Termination Date shall automatically occur.
(c)Upon any Termination Date that occurs following a Termination Event pursuant to this Section 10.2: (i) the applicable Yield Rate on the Capital outstanding with respect to each Lender shall be equal to the rate set forth in the Fee Letter related to such Lender;
(ii) the Deal Agent may, and shall at the direction of the Required Lenders by delivery of a Servicer Termination Notice, terminate the Servicer; and (iii) the Deal Agent may, and at the direction of the Required Lenders shall, declare the entire outstanding principal amount of the Notes be immediately due and payable. The Deal Agent, the Collateral Agent and the Secured Parties shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided of a secured party under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.
(d)If the Notes have been declared due and payable pursuant to Section 10.2(c), the Collateral Agent may institute proceedings to collect amounts due, exercise remedies as a secured party (including foreclosure or sale of the Collateral) or elect to maintain the Collateral and continue to apply the proceeds from the Collateral as if there had been no declaration of acceleration.
(e)Upon the occurrence of an Amortization Event or the occurrence or declaration of the Termination Date, the Borrower may not request and no Lender shall be required to effect any Funding.
ARTICLE XI INDEMNIFICATION
Section 11.1. Indemnities by the Borrower.
(a)Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Deal Agent, the Backup Servicer, the Collateral Agent, the Successor Servicer, the Secured Parties, and each of their respective Affiliates and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable and documented attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party or other non-monetary damages of any such Indemnified Party any of them arising out of or as a result of this Agreement or the financing or maintenance of the Capital or in respect of any Loan or any Contract (including any reasonable and documented legal fees and expenses incurred in connection with any action or suit brought by an Indemnified Party to enforce any indemnification or other obligation of the Borrower by such Indemnified Party for any indemnification or other obligation of the Borrower), excluding, however, (x) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or (y) Indemnified Amounts that have the effect of recourse for non-payment of the Loans due to credit problems of the Obligors (except as otherwise specifically provided in this Agreement). If the Borrower has made any indemnity payment pursuant to this Section 11.1 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts, then the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such indemnified amounts. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:
(i)any Contract or Loan treated as or represented by Credit Acceptance to be an Eligible Dealer Loan Contract or Eligible Loan that is not at the applicable time an Eligible Dealer Loan Contract or Eligible Loan;
(ii)reliance on any representation or warranty made or deemed made by the Borrower or any of its officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;
(iii)the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Loan, Dealer Agreement,

Purchase Agreement, or Contract, or the nonconformity of any Loan, Dealer Agreement, Purchase Agreement or Contract with any such Applicable Law;
(iv)the failure to vest and maintain vested in the Collateral Agent for the Secured Parties a first priority perfected security interest in the Collateral, together with all Collections, free and clear of any Lien whether existing at the time of any Funding or at any time thereafter;
(v)the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to the Collateral, whether at the time of the Funding or at any subsequent time;
(vi)any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Loan or Contract (including, without limitation, a defense based on such Loan or Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);
(vii)any failure of the Borrower to perform its duties or obligations in accordance with the provisions of this Agreement or any failure by the Borrower to perform its respective duties under the Loans;
(viii)the failure by Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;
(ix)any repayment by the Deal Agent or a Secured Party of any amount previously distributed in reduction of Capital or payment of Yield or any other amount due hereunder or under any Hedging Agreement, in each case which amount the Deal Agent or a Secured Party believes in good faith is required to be repaid;
(x)the commingling of Collections of the Collateral at any time with other funds;
(xi)any    investigation,    litigation    or    proceeding    related    to    this
Agreement or the use of proceeds of the Funding or the funding of or maintenance of Capital or in respect of any Loan or Contract;
(xii)any failure by the Borrower to give reasonably equivalent value to the Originator in consideration for the transfer by the Originator to the Borrower of the Loans, Related Security or any portion thereof or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;
(xiii)the use of the Proceeds of the Funding in a manner other than as provided in this Agreement and the Contribution Agreement; or

(xiv)the failure of the Borrower or any of its agents or representatives to remit to the Servicer, the Deal Agent, the Collateral Agent or any other Secured Party, any Collections of the Collateral remitted to the Borrower or any such agent or representative.
(b)Any amounts subject to the indemnification provisions of this Section 11.1 shall be paid by the Borrower to the relevant Indemnified Party on the next Payment Date pursuant to Section 2.7.
(c)The obligations of the Borrower under this Section 11.1 shall survive the resignation or removal of the Deal Agent, the Collateral Agent, the Successor Servicer, any Lender or the Backup Servicer or the assignment or termination of this Agreement.
Section 11.2. Indemnities by the Servicer.
(a)Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the initial Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts (including any reasonable and documented legal fees and expenses incurred in connection with any action or suit brought by an Indemnified Party to enforce any indemnification or other obligation of the Borrower by such Indemnified Party for any indemnification or other obligation of the Borrower) awarded against or incurred by any such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of the initial Servicer, including, but not limited to:
(i) any representation or warranty made by the initial Servicer under or in connection with any Transaction Document, any Monthly Report or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made; (ii) the failure by the initial Servicer to comply with any Applicable Law; (iii) the failure of the Servicer to comply with its duties or obligations in accordance with this Agreement or any other Transaction Document to which it is a party; (iv) any litigation, proceedings or investigation against the initial Servicer; (v) the commingling by the Servicer of Collections at any time with other funds; or (vi) the failure of the initial Servicer or any of its agents or representatives to remit to the Collection Account, Deal Agent or Collateral Agent any Collections or Proceeds of the Collateral. The provisions of this indemnity shall run directly to and be enforceable by an Indemnified Party subject to the limitations hereof.
(b)Any amounts subject to the indemnification provisions of this Section 11.2 shall be paid by the initial Servicer to the relevant Indemnified Party within five (5) Business Days following such Person’s demand therefor.
(c)The initial Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible Contracts.
(d)The obligations of the initial Servicer under this Section 11.2 shall survive the resignation or removal of the Deal Agent, the Collateral Agent, the Successor Servicer, any Lender or the Backup Servicer and the assignment or termination of this Agreement.

(e)Any indemnification pursuant to this Section 11.2 shall not be payable from the Collateral.
Section 11.3. After-Tax Basis. Indemnification under Sections 11.1 and 11.2 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnified Party.
ARTICLE XII
THE DEAL AGENT AND THE COLLATERAL AGENT
Section 12.1. Authorization and Action.
(a)Each Secured Party hereby designates and appoints Wells Fargo as Deal Agent hereunder, and authorizes the Deal Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Deal Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. The Deal Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Deal Agent shall be read into this Agreement or otherwise exist for the Deal Agent. In performing its functions and duties hereunder, the Deal Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Deal Agent shall not be required to take any action that exposes the Deal Agent to personal liability or that is contrary to this Agreement or Applicable Law. The appointment and authority of the Deal Agent hereunder shall terminate upon the indefeasible payment in full of the Aggregate Unpaids.
(b)[Reserved.]
(c)Each Secured Party hereby designates and appoints ~~Wells Fargo~~Computershare as Collateral Agent hereunder, and authorizes the Collateral Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. The Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Collateral Agent shall be read into this Agreement or otherwise exist for the Collateral Agent. In performing its functions and duties hereunder, the Collateral Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Collateral Agent shall not be required to take any action that exposes the Collateral Agent to personal liability or that is contrary to this Agreement or Applicable Law. The appointment and authority of the Collateral Agent hereunder shall terminate upon the indefeasible payment in full of the Aggregate Unpaids.

Section 12.2. Delegation of Duties.
(a)The Deal Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Deal Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
(b)The Collateral Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
Section 12.3. Exculpatory Provisions.
(a)Neither the Deal Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Deal Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. The Deal Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. The Deal Agent shall not be deemed to have knowledge of any Amortization Event, Unmatured Termination Event, Termination Event or Servicer Termination Event unless the Deal Agent has received notice from the Borrower or a Secured Party.
(b)Neither the Collateral Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Collateral Agent, the breach of its obligations expressly set forth in this Agreement resulting from the gross negligence or willful misconduct of the Collateral Agent), or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower, the Servicer, the Originator, the Custodian, the Deal Agent, any Lender or any other Person contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for the acts or omissions of any other party hereto or for any failure of the Borrower, the Servicer, the Originator, the Custodian, the Deal Agent, any Lender or any other Person to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. The Collateral Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Servicer, the Originator, the Custodian, the Deal Agent, any Lender or any other Person, and may assume performance absent written notice or actual knowledge of a Responsible Officer to the contrary. The Collateral Agent shall not be deemed to have knowledge of any event, including any Amortization Event, Unmatured Termination Event, Termination Event or Servicer Termination Event, or information (including breaches of representations and warranties), unless a Responsible Officer of the Collateral Agent has received written notice or has actual knowledge thereof from the Borrower or a Secured Party, and shall have no duty to take any action to determine whether such event or information has occurred. For purposes of determining the Collateral Agent’s responsibility and liability hereunder (including the sending of any notice), whenever reference is made in this Agreement or any other Transaction Document to any event (including, but not limited to, any Amortization Event, Unmatured Termination Event, Termination Event or Servicer Termination Event) or information, such reference shall be construed to refer only to such event or information of which the Collateral Agent has received written notice or has actual knowledge as described in this Section. Information contained in monthly distribution reports (other than those reports that the Collateral Agent is contractually obligated to review) and other publicly available information shall not constitute written notice or actual knowledge.
(c)The Collateral Agent shall not be imputed with any knowledge of, or information possessed or obtained by, the Backup Servicer, any custodian, or any affiliate, line of business or other division of ~~Wells Fargo~~Computershare and vice versa (in each case other than instances where such roles are performed by the same group or division within ~~Wells Fargo~~Computershare or otherwise include common Responsible Officers).
Section 12.4. Reliance.
(a)The Deal Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Deal Agent. The Deal Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of Wells Fargo, as a Lender, or the Required Lenders or all of the Secured Parties, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by the Secured Parties, provided that unless and until the Deal Agent shall have received such advice, the Deal Agent may take or refrain from taking any action, as the Deal Agent shall deem advisable and in the best interests of the Secured Parties. The Deal Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of Wells Fargo, as a Lender, or the Required Lenders or all of the Secured Parties, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.
(b)The Collateral Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Required Lenders or all of the Secured Parties, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by the Secured Parties, provided that unless and until the Collateral Agent shall have received such advice, the Collateral Agent may take or refrain from taking any action, as the Collateral Agent shall deem advisable and in the best interests of the Secured Parties. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Lenders or all of the Secured Parties, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.
Section 12.5. Non-Reliance on Deal Agent, Collateral Agent and Other Lenders. Each Secured Party expressly acknowledges that neither the Deal Agent, the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Deal Agent or the Collateral Agent hereafter taken, including, without limitation, any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Deal Agent, any Lender or the Collateral Agent. Each Secured Party represents and warrants to the Deal Agent and the Collateral Agent that it has and will, independently and without reliance upon the Deal Agent, the Collateral Agent or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement or Hedging Agreement, as the case may be.
Section 12.6. Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Deal Agent, the Collateral Agent and each of their respective officers, directors, employees, representatives and agents ratably according to their pro rata shares, to the extent not paid or reimbursed by the Borrower (i) for any amounts for which the Deal Agent, acting in its capacity as Deal Agent, or the Collateral Agent, acting in its capacity as Collateral Agent, is entitled to reimbursement by the Borrower hereunder and (ii) for any other expenses incurred by the Deal Agent, acting in its capacity as Deal Agent, or the Collateral Agent, acting in its capacity as Collateral Agent and acting on behalf of the Secured Parties, in connection with the administration and enforcement of this Agreement.
Section 12.7. Deal Agent and Collateral Agent in their Individual Capacities. The Deal Agent, the Collateral Agent and each of their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though the Deal Agent or the Collateral Agent, as the case may be, were not the Deal Agent or the Collateral Agent, as the case may be, hereunder. With respect to each Funding pursuant to this Agreement, the Deal Agent, the Collateral Agent and each of their respective Affiliates shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Deal Agent or the Collateral Agent, as the case may be, and the terms “Lender,” and “Lenders” shall include the Deal Agent or the Collateral Agent, as the case may be, each in its individual capacity.
Section 12.8. Successor Deal Agent or Collateral Agent.
(a)The Deal Agent may, upon five (5) days’ notice to the Borrower and the Secured Parties, and the Deal Agent will, upon the direction of the Required Lenders resign as Deal Agent. If the Deal Agent shall resign, then the Required Lenders during such five (5)-day period shall appoint a successor agent. If for any reason no successor Deal Agent is appointed by the Required Lenders during such five (5)-day period, then effective upon the expiration of such five (5)-day period, the Secured Parties shall perform all of the duties of the Deal Agent hereunder and the Borrower shall make all payments in respect of the Aggregate Unpaids or under any fee letter delivered in connection herewith directly to the applicable Secured Party and for all purposes shall deal directly with each Secured Party. After any retiring Deal Agent’s resignation hereunder as Deal Agent, the provisions of Article XI and this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Deal Agent under this Agreement.
(b)The Collateral Agent may, upon five (5) days’ notice to the Borrower and the Secured Parties, and the Collateral Agent will, upon the direction of all of the Secured Parties resign as Collateral Agent. If the Collateral Agent shall resign, then the Secured Parties, during such five (5)-day period shall appoint a successor agent. If for any reason no successor Collateral Agent is appointed by the Secured Parties during such five (5)-day period, then effective upon the expiration of such five (5)-day period, the Secured Parties shall perform all of the duties of the Collateral Agent hereunder and the Borrower shall make all payments in respect of the Aggregate Unpaids or under any fee letter delivered in connection herewith directly to the applicable Secured Party and for all purposes shall deal directly with each Secured Party. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of Article XI and this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.
ARTICLE XIII ASSIGNMENTS; PARTICIPATIONS
Section 13.1. Assignments and Participations.
(a)Each Lender may upon at least 30 days’ notice to the Deal Agent, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement; provided, however, that (i) each such assignment shall be of a constant, and not a varying percentage of all of the assigning Lender’s rights and obligations under this Agreement;
(ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (A) $15,000,000 or an integral multiple of
$1,000,000 in excess of that amount and (B) the full amount of the assigning Lender’s Commitment; (iii) the parties to each such assignment shall execute and deliver to the Deal Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 or such lesser amount as shall be approved by the Deal Agent; (iv) the parties to each such assignment shall have agreed to reimburse the Deal Agent for all fees, costs and expenses (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for each of the Deal Agent and any other Lenders) incurred by the Deal Agent or any other Lenders, respectively, in connection with such assignment; and (v) there shall be no increased costs, expenses or taxes incurred by the Deal Agent or any other Lenders upon such assignment or participation. Upon such execution, delivery and acceptance by the Deal Agent and any other Lenders and the recording by the Deal Agent, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date of acceptance thereof by the Deal Agent and any other Lenders, unless a later date is specified therein, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(b)By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) such assignee will, independently and without reliance upon the Deal Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (iv) such assignee appoints and authorizes each of the Deal Agent, the Collateral Agent and any other Lender to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (v) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(c)The Deal Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and the Capital of the Funding (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)Subject to the provisions of Section 13.1(a), upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Deal Agent, the Collateral Agent and the Lenders shall each, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, accept such Assignment and Acceptance, and the Deal Agent shall then (i) record the information contained therein in the Register and (ii) give prompt notice thereof to each Lender.
(e)Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and its portion of the Funding and related Collateral); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Deal Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Notwithstanding anything herein to the contrary, each participant shall have the rights of a Lender (including any right to receive payment) under Sections 2.13 and 2.14; provided, however, that no participant shall be entitled to receive payment under either such Section in excess of the amount that would have been payable under such Section by the Borrower to the Lender granting its participation had such participation not been granted, and no Lender granting a participation shall be entitled to receive payment under either such Section in an amount that exceeds the sum of (i) the amount to which such Lender is entitled under such Section with respect to any portion of the Capital that is not subject to any participation plus (ii) the aggregate amount to which its participants are entitled under such Sections with respect to the amounts of their respective participations. With respect to any participation described in this Section 13.1, the participant’s rights as set forth in the agreement between such participant and the applicable Lender to agree to or to restrict such Lender’s ability to agree to any modification, waiver or release of any of the terms of this Agreement or to exercise or refrain from exercising any powers or rights that such Lender may have under or in respect of this Agreement shall be limited to the right to consent to any of the matters set forth in Section 14.1 of this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the amount of Capital (and stated interest) of each participant’s interest in the rights and obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in the rights and obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Deal Agent (in its capacity as Deal Agent) shall have no responsibility for maintaining a Participant Register.

(f)Each Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.1, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower.
(g)Nothing herein shall prohibit any Lender from pledging or assigning as collateral any of its rights under this Agreement to any Federal Reserve Bank in accordance with Applicable Law and any such pledge or collateral assignment may be made without compliance with Section 13.1(a) or Section 13.1(b).
(h)Each Lender may at any time assign, or grant a security interest in or sell a participation interest in the Capital and the Collateral (or portion thereof) to any Person. The parties to any such assignment, grant or sale of participation interest, shall execute and deliver to the related Lender, for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the related Lender.
ARTICLE XIV MISCELLANEOUS
Section 14.1. Amendments and Waivers.
(a)Except as provided in this Section 14.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Deal Agent, the Collateral Agent and the Required Lenders; provided, however, that no such amendment, waiver or modification shall affect the rights or obligations of any Hedge Counterparty or the Backup Servicer without the written agreement of such Person. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
(b)No amendment, waiver or other modification of this Agreement shall:
(i)without the consent of each affected Lender, (A) extend the Commitment Termination Date or the date of any payment or deposit of Collections by the Borrower or the Servicer, (B) reduce the rate or extend the time of payment of Yield (or any component thereof), (C) reduce any fee payable to the Deal Agent for the benefit of the Lenders, (D) except pursuant to Article XIII hereof, change the amount of the Capital of any Lender, a Lender’s pro rata share or a Lender’s Commitment, (E) amend, modify or waive any provision of the definition of Required Lenders or this Section 14.1(b), (F) consent to or permit the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (G) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (F) above in a manner that would circumvent the intention of the restrictions set forth in such clauses;
(ii)without the written consent of the Deal Agent or the Collateral Agent, as applicable, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of the Deal Agent or the Collateral Agent, as applicable; or

(iii)without the consent of the Deal Agent, amend or modify (A) Section 10.1, (B) the definitions of “Amortization Event,” “Eligible Dealer Agreement,” “Hedging Agreement,” “Net Advance Rate,” “Termination Date” and “Required Reserve Account Amount” as set forth in Section 1.1, (C) Section 2.7(a) or (D) Section 5.3.
(c)Notwithstanding the foregoing provisions of this Section 14.1, without the consent of the Lenders, the Deal Agent may, with the consent of the Borrower amend this Agreement solely to add additional Persons as Lenders hereunder. Any modification or waiver shall apply to each of the Lenders equally and shall be binding upon the Borrower, the Lenders, the Collateral Agent and the Deal Agent.
Section 14.2. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication and communication by facsimile copy) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof, or specified in such party’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (b) notice by telex, when telexed against receipt of answer back, or (c) notice by facsimile copy, when verbal communication of receipt is obtained, except that notices and communications pursuant to this Article XIV shall not be effective until received with respect to any notice sent by mail or telex.
Section 14.3. Ratable Payments. If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Secured Party (other than payments received pursuant to Section 11.1 in a greater proportion than that received by any other Secured Party), such Secured Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Aggregate Unpaids held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Aggregate Unpaids; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
Section 14.4. No Waiver; Remedies. No failure on the part of the Deal Agent, the Collateral Agent, the Backup Servicer or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.
Section 14.5. Binding Effect; Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Deal Agent, the Backup Servicer, the Collateral Agent, the Secured Parties and their respective successors and permitted assigns and, in addition, the provisions of Section 2.7(a)(i) and Section 2.7(a)(xi) shall inure to the benefit of each Hedge Counterparty, whether or not that Hedge Counterparty is a Secured Party.

Section 14.6. Term of this Agreement. This Agreement, including, without limitation, the Borrower’s representations, warranties and covenants set forth in Articles IV and V, and the Servicer’s representations, warranties and covenants set forth in Articles V and VI hereof, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or Servicer pursuant to Articles III and IV and the indemnification and payment provisions of Article XI and Article XII and the provisions of Section 14.10 and Section 14.11 shall be continuing and shall survive any termination of this Agreement.
Section 14.7. Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND EACH HEDGE COUNTERPARTY HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND EACH SECURED PARTY HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.
Section 14.8. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO AND EACH HEDGE COUNTERPARTY HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
Section 14.9. Costs, Expenses and Taxes.
(a)In addition to the rights of indemnification granted to the Deal Agent, the Backup Servicer, the Collateral Agent, the Secured Parties and its or their Affiliates and officers, directors, employees and agents thereof under Article XI hereof, the Borrower agrees to pay on demand all costs and expenses of the Deal Agent, the Backup Servicer, the Collateral Agent and the Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), amendment or modification of, or any waiver or consent issued in connection with, this Agreement, the other Transaction Documents and the other documents to be delivered hereunder or thereunder, or in connection herewith or therewith (excluding any Hedging Agreement), including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Deal Agent, the Backup Servicer, the Collateral Agent and the Secured Parties with respect thereto and with respect to advising the Deal Agent, the Backup Servicer, the Collateral Agent and the Secured Parties as to their respective rights and remedies under this Agreement, the other Transaction Documents and the other documents to be delivered hereunder or thereunder, or in connection herewith or therewith (excluding any

Hedging Agreement), and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Deal Agent, the Backup Servicer, the Collateral Agent or the Secured Parties in connection with the enforcement of this Agreement, the other Transaction Documents and the other documents to be delivered hereunder or thereunder, or in connection herewith or therewith (including any Hedging Agreement).
(b)The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the other Transaction Documents, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Lender in connection with this Agreement or the funding or maintenance of any Funding hereunder.
Section 14.10. No Proceedings. Each of the parties hereto (other than the Deal Agent) hereby agrees that it will not institute against, or join any other Person in instituting against the Borrower any Insolvency Proceeding so long as there shall not have elapsed one year and one day since the Collection Date.
Section 14.11. Recourse Against Certain Parties. No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of such Secured Party or any incorporator, affiliate, stockholder, officer, employee or director of such Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of such Secured Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such Secured Party, and that no personal liability whatsoever shall attach to or be incurred by any administrator of such Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of such Secured Party or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of such Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of such Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of such Secured Party or of any such administrator, or any of them, for breaches by such Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 14.11 shall survive the termination of this Agreement.
Section 14.12. Protection of Right, Title and Interest in Assets; Further Action Evidencing the Funding.
(a)Each of the Borrower and the Servicer shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Deal Agent as agent for the

Secured Parties and of the Secured Parties to the assets to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Deal Agent as agent for the Secured Parties hereunder to all property comprising the assets. Each of the Borrower and the Servicer shall deliver to the Deal Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Borrower shall cooperate fully with the Servicer in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 14.12(a).
(b)Each of the Borrower and the Servicer agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that the Deal Agent may reasonably request in order to perfect, protect or more fully evidence the Funding hereunder, or to enable the Deal Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any other Transaction Document.
(c)If the Borrower or the Servicer fails to perform any of its obligations hereunder, the Deal Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Deal Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Borrower (if the Servicer that fails to so perform is the Borrower or an Affiliate thereof) as provided in Article XI, as applicable. The Borrower irrevocably authorizes the Deal Agent and appoints the Deal Agent as its attorney-in-fact to act on behalf of the Borrower (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Deal Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the assets and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the assets as a financing statement in such offices as the Deal Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the assets. This appointment is coupled with an interest and is irrevocable.
(d)Without limiting the generality of the foregoing, Borrower will, not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of any financing statement filed pursuant to this Agreement or in connection with the Funding hereunder, unless the Collection Date shall have occurred:
~~(i)~~execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and
~~(ii)~~deliver or cause to be delivered to the Deal Agent an opinion of the counsel for Borrower, in form and substance reasonably satisfactory to the Deal Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and priority and otherwise to the effect that the grant of the security interest in the Collateral hereunder continues to be an enforceable and perfected first priority security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

(e) ~~In addition to the foregoing, the Borrower shall deliver or cause to be delivered to the Collateral Agent and the Deal Agent for the benefit of the Secured Parties:~~
~~(i) within thirty (30) days after the end of each calendar quarter, beginning with the quarter ended March 31, 2021, an Opinion of Counsel, dated as of a date during such thirty (30)-day period, with respect to the creation of the Borrower’s security interest under the Contribution Agreement, in the Subsequent Conveyed Property (as defined in the Contribution Agreement) sold by Credit Acceptance to the Borrower during such calendar quarter (or in the case of the first such Opinion of Counsel, during the period from the Effective Date to March 31, 2021); and~~
~~(ii) within ninety (90) days after the beginning of each calendar year beginning with 2022, an opinion of the counsel for the Borrower, dated as of a date during such 90-day period, stating that, in the opinion of such counsel, the existing financing statement naming the Borrower as debtor and the Collateral Agent as secured party and any related continuation statement or amendment (the “Financing Statement”) will remain effective and no additional financing statements, continuation statements or amendments with respect to the Financing Statement (other than a continuation statement to be filed within the period that is six (6) months prior to the expiration of the Financing Statement, as applicable) will be required to be filed from the date of such opinion through the date that is the one year anniversary of the date of such opinion to maintain the perfection of the security interest of the Collateral Agent as such lien otherwise exists on the date of such opinion. Such opinion of counsel shall (x) describe the filing of any financing statements and continuation statements that will, in the opinion of such counsel, be required to preserve and protect the interest of the Collateral Agent in the Collateral, until the 90th day in the following calendar year and (y) specify any action necessary (as of the date of such opinion) to be taken in the following calendar year to preserve perfection of such interest.~~
Section 14.13. Confidentiality; Tax Treatment Disclosure.
(a)Each of the Deal Agent, the Secured Parties, the Servicer, the Collateral Agent, the Backup Servicer and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and all information with respect to the other parties, including all information regarding the business of the Borrower and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, attorneys, investors, potential investors and the agents of such Persons (“Excepted Persons”), provided, however, that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Deal Agent, the Secured Parties, the Servicer, the Collateral Agent, the Backup Servicer and the Borrower that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of this Agreement, but not the financial terms hereof, (iii) disclose such information as is required by the Transaction Documents or Applicable Law and (iv) disclose this Agreement and such information in any suit, action, proceeding or investigation (whether at law or in equity or pursuant to arbitration) involving any of the Transaction Documents or any Hedging Agreement for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents or any Hedging Agreement. It is understood that the financial terms that may not be disclosed except in compliance with this Section 14.13(a) include, without limitation, all fees and other pricing terms, and all Termination Events, Servicer Termination Events, and priority of payment provisions.
(b)Anything herein to the contrary notwithstanding, each of the Borrower and the Servicer hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Deal Agent, the Collateral Agent, the Backup Servicer or the Secured Parties by each other, (ii) by the Deal Agent or the Lender to any prospective or actual assignee or participant of any of them or (iii) by the Deal Agent, the Collateral Agent or a Lender to any nationally recognized statistical rating organization, commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to a Lender and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Secured Parties, the Backup Servicer and the Deal Agent may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).
(c)Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known,
(ii) disclosure of any and all information (A) if required to do so by any applicable statute, law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspects of the Collateral Agent’s or Backup Servicer’s business or that of their affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Collateral Agent or Backup Servicer or an affiliate or an officer, director, employer or shareholder thereof is a party, (D) in any preliminary or final offering circular, registration statement or contract or other document pertaining to the transactions contemplated herein approved in advance by the Borrower or Servicer or (E) to any affiliate, independent or internal auditor, agent, employee or attorney of the Collateral Agent or Backup Servicer having a need to know the same, provided that the Collateral Agent or Backup Servicer advises such recipient of the confidential nature of the information being disclosed, or (iii) any other disclosure authorized by the Transaction Documents or the Borrower or the Servicer.
(d)Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made to the extent required to be kept confidential to comply with any applicable federal or state securities laws; and provided further that (to the extent not inconsistent with the foregoing) such disclosure shall be made without disclosing the names or other identifying information of any party.

Section 14.14. Acknowledgement Regarding Any Supported QFCs. To the extent that the Transaction Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Transaction Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 14.14, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
Section 14.15. Execution in Counterparts; Severability; Integration. This Agreement shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings and authentication of Notes when required under the UCC or other Signature Law due to the character or intended character of the writings. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter delivered by the Originator to the Deal Agent and the Lenders.
Section 14.16. Patriot Act Compliance. The Deal Agent, Collateral Agent and Backup Servicer hereby notify the Borrower that pursuant to the requirements of the Patriot Act, it, and each other Lender, may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower, organizational documentation, director and shareholder information, and other information that will allow the Deal Agent, the Collateral Agent, the Backup Servicer and each Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Deal Agent, the Collateral Agent, the Backup Servicer and each Lender.
[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
THE BORROWER:    CAC WAREHOUSE FUNDING LLC II

By:
Name: ~~Douglas W. Busk~~James B. Brinkley II
Title: ~~Chief Treasury Officer~~Treasurer

CAC    Warehouse    Funding        LLC    II Silver            Triangle                Building 25505        West            Twelve    Mile        Road Southfield,        Michigan        48034-8339 Attention: ~~Douglas W. Busk~~James B. Brinkley II
Facsimile    No.    (866)    743-2704
Confirmation No.: (248) 353-2700 (ext. 4432)
THE SERVICER:    CREDIT ACCEPTANCE CORPORATION
By:                              Name: ~~Douglas W. Busk~~James B. Brinkley II
Title: ~~Chief Treasury Officer~~Treasurer

Credit        Acceptance        Corporation Silver            Triangle            Building 25505    West            Twelve    Mile        Road Southfield,            Michigan         48034-8339 Attention: ~~Douglas W. Busk~~James B. Brinkley II
Facsimile    No.    (866)    743-2704
Confirmation No.: (248) 353-2700 (ext. 4432) [SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

THE LENDER:    WELLS FARGO BANK, NATIONAL ASSOCIATION

By:    ___________________________________
Name: ___________________________________
Title: ___________________________________

Wells Fargo Bank, National Association
550    South    Tryon    Street Charlotte, North Carolina 28202 Attention: ~~James B. Brinkley, III~~Caleb Keitt Facsimile No.: (704) 410-0223
Confirmation No: (704) ~~410-2415~~410-0698
[SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

THE DEAL AGENT:    WELLS FARGO BANK, NATIONAL ASSOCIATION
By:             Name:         Title:
Wells Fargo Bank, National Association
550    South    Tryon    Street Charlotte, North Carolina 28202 Attention: ~~James B. Brinkley, III~~Caleb Keitt Facsimile No.: (704) 410-0223
Confirmation No: (704) ~~410-2415~~410-0698
[SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

THE BACKUP SERVICER and COLLATERAL AGENT:

~~WELLS FARGO BANK, NATIONAL ASSOCIATION~~COMPUTERSHARE TRUST COMPANY, N.A.

By:
Title:

Computershare Trust Company, National Association
1505            Energy        Park        Drive St.        Paul,    Minnesota 55108 Attention: Computershare Corporate Services –    Asset-Backed        Administration Facsimile: (612)                667-3464
Telephone: (612) 667-8058

Exhibit A
FORM OF FUNDING NOTICE
Reference is made to the Seventh Amended and Restated Loan and Security Agreement, dated as of April 30, 2021 (as amended, supplemented or otherwise modified and in effect from time to time, the “Agreement”), by and among CAC Warehouse Funding LLC II, as borrower (in such capacity, the “Borrower”), Credit Acceptance Corporation, as servicer (in such capacity, the “Servicer”), the Lenders named therein, Wells Fargo Bank, National Association, as Deal Agent, Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as the Backup Servicer and Collateral Agent and each other Lender party thereto. Terms defined in the Agreement, or incorporated therein by reference, are used herein as therein defined.
(A)Funding Request. The Borrower hereby requests the Funding pursuant to Section 2.1 and Section 2.3 of the Agreement.
(B)Funding Information. The Funding shall (a) take place on [    ] and (b) be in an amount equal to $[    ]. Each Lender’s pro rata share of the Funding shall be: [(i)         ; and (ii)         .]
(C)Representations. The Borrower hereby represents and warrants that (i) all conditions precedent to the Funding described in Article III of the Agreement have been satisfied and (ii) no Termination Event or Unmatured Termination Event shall have occurred. This Funding Notice has been made in accordance with the provisions of Section 2.1(a) of the Agreement.

A-1

irrevocable.
(D)Irrevocable.    This    Funding    Notice    shall    be

(E)Governing Law.    This Funding Notice shall be
governed by, and construed in accordance with, the laws of the State of New York.
IN WITNESS WHEREOF, the undersigned has caused this Funding Notice to be duly executed and delivered by its duly authorized officer as of the date first above written.

CAC Warehouse Funding LLC II

By
Name: Title:

A-1

Exhibit B
FORM OF ASSIGNMENT AND ACCEPTANCE

Dated     , 20
Reference is made to the Seventh Amended and Restated Loan and Security Agreement dated as of April 30, 2021 (as amended or modified from time to time, the “Agreement”), among CAC Warehouse Funding LLC II, as borrower (the “Borrower”), Credit Acceptance Corporation, as servicer (the “Servicer”), the lenders named therein, Wells Fargo Bank, National Association, as deal agent (the “Deal Agent”), Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as backup servicer and collateral agent (the “Backup Servicer” and the “Collateral Agent”), and each other Lender party thereto. Terms defined in the Agreement are used herein with the same meaning.
     (the “Assignor”) and      (the “Assignee”) agree as follows:
1.The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Agreement as of the date hereof which represents the percentage interest specified in Section 1 of Schedule 1 of all outstanding rights and obligations of the Assignor under the Agreement, including, without limitation, such interest in the Lender’s Commitment of the Assignor and the Advance made by the Assignor. After giving effect to such sale and assignment, the Lender’s Commitment and the amount of the Capital made by the Assignee will be as set forth in Section 2 of Schedule 1.
2.The Assignor: (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant thereto.
3.The Assignee: (i) confirms that it has received a copy of the Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Deal Agent, the Collateral Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (iii) appoints and authorizes the Deal Agent and the Collateral Agent each to take such action as agent on its behalf and to exercise such powers under the Agreement as are delegated to the Deal Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Lender; and (v) agrees and acknowledges that the Assignee, as Lender and Secured Party is bound by the confidentiality provisions of Section 14.13 of the Agreement.
4.Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to each of the Deal Agent and the Collateral Agent for acceptance and recording by the Deal Agent. The effective date of this Assignment and Acceptance (the “Assignment Date”) shall be the date of acceptance thereof by the Deal Agent, unless a later date is specified in Section 3 of Schedule 1.
5.Upon such acceptance by the Deal Agent and the Collateral and upon such recording by the Deal Agent, as of the Assignment Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.
6.Upon such acceptance and recording by the Deal Agent, from and after the Assignment Date, the Deal Agent and the Collateral Agent shall make, or cause to be made, all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and Unused Fee with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Assignment Date directly between themselves.
7.This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

[ASSIGNOR]

By:
Name:
Title:

Address    for    notices [Address]

[ASSIGNEE]

By:
Name:
Title:

Address    for    notices [Address]
Acknowledged and accepted    this day of     ,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Deal Agent
By:
Name:
Title:
~~WELLS FARGO BANK,    NATIONAL ASSOCIATION~~COMPUTERSHARE TRUST COMPANY, N.A.,
as Collateral Agent

By:
Name:
Title:

Section 1.

Schedule 1 to Assignment and Acceptance
Dated     , 20

Percentage Interest:        %
Section 2.

Assignee’s Commitment:    $

Aggregate    Outstanding    Advance    owing    to        the Assignee:                $
Section 3.
Assignment Date:     , 20

Exhibit C
Form of Monthly Report

C-1

Exhibit D
Form of Officer’s Certificate as to Solvency
CAC WAREHOUSE FUNDING LLC II CERTIFICATE OF OFFICER

I, Douglas W. Busk, on this date of ~~[ ]~~April 30, 2021, hereby certify that I am the duly executed, qualified and acting Chief Treasury Officer of CAC Warehouse Funding LLC II, a Delaware limited liability company (the “Company”), and that, as such, I have access to its corporate records and am familiar with the matters certified herein, and I am authorized to execute and deliver this certificate in the name and on behalf of the Company, and that:
1.This certificate is being delivered pursuant to that certain Seventh Amended and Restated Loan and Security Agreement, dated as of April 30, 2021 (the “Loan and Security Agreement”), by and among the Company, as the Borrower, Credit Acceptance Corporation, as the Servicer, the Lenders named therein, Wells Fargo Bank, National Association, as the Deal Agent, Wells Fargo Bank, National Association, as the Backup Servicer and Collateral Agent, and each other Lender party thereto. The capitalized terms used in this certificate and not defined herein have the respective meanings specified in the Loan and Security Agreement.

2.The transactions under the Loan and Security Agreement and any other Transaction Document to which the Company is a party do not and will not render the Company not Solvent.

IN WITNESS WHEREOF, I have executed this certificate in the name and on behalf of the Company on the date first written above.

CAC WAREHOUSE FUNDING LLC II

By:     Name: Douglas W. Busk
Title: Chief Treasury Officer

D-1

Exhibit E
FORM OF TAKE-OUT RELEASE
Reference is hereby made to the Seventh Amended and Restated Loan and Security Agreement, dated as of April 30, 2021, among CAC Warehouse Funding LLC II, as the Borrower, Credit Acceptance Corporation, as the Servicer, the Lenders named therein, Wells Fargo Bank, National Association, as the Deal Agent, Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as the Backup Servicer and Collateral Agent, and each other Lender party thereto, as it may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof (the “Agreement”).
Capitalized terms not defined herein shall have the meaning given such terms in the Agreement.
Pursuant to Section 2.16(a) of the Agreement, the Borrower requests the Collateral Agent to release all of its right, title and interest, including any security interest and Lien, in and to the Loans and Related Security identified on Schedule 1 hereto (the “Released Loans and the Related Security”). The Take-Out Date is as of [    ].
Pursuant to Section 2.16(a)(ii) of the Agreement, the Servicer and the Borrower hereby certify that the Borrower will have sufficient funds on the Take-Out Date to effect the Take-Out in accordance with the Agreement.
Pursuant to Section 2.16(a)(iii) of the Agreement, the Servicer and Borrower hereby certify that after giving effect to the Take-Out and the release to the Borrower of the Loans and Related Security on the Take-Out Date, (x) the representations and warranties contained in Article IV of the Agreement shall continue to be correct in all material respects, except to the extent relating to an earlier date, and (y) neither an Unmatured Termination Event nor a Termination Event has occurred.
Upon deposit in the Collection Account of $[    ] in immediately available funds, the Collateral Agent hereby releases all of its right, title and interest, including any security interest and Lien, in and to:
(i)the Released Loans and the Related Security related thereto, all monies due or to become due with respect thereto, whether accounts, chattel paper, general intangibles or other property, all monies or remittances on deposit in the Credit Acceptance Payment Account which constitute proceeds of such Released Loans and the Related Security;
(ii)the security interests in the Contracts granted by Obligors pursuant to the related Released Loan and the Related Security;
(iii)all of the Borrower’s rights under (x) the Contribution Agreement and (y) each Dealer Agreement, in each case with respect to such Released Loans and the Related Security; and
the proceeds of any and all of the foregoing.

Executed as of     .

Credit    Acceptance    Corporation,    as    the Servicer

By:

E-1

Name:
Title:

CAC Warehouse Funding LLC II, as the Borrower

By:
Name:
Title:

Wells Fargo Bank, National Association, as the Deal Agent

By:
Name:
Title:

~~Wells    Fargo    Bank,    National Association~~Computershare Trust Company, N.A., as the Collateral Agent

E-2

By:

______________________________

Name:
Title:

E-3

Exhibit F
Form of Contribution Agreement [Intentionally Omitted]

F-1

Exhibit G
FORM OF VARIABLE FUNDING NOTE

New York, New York [    ]
FOR VALUE RECEIVED, the undersigned, CAC WAREHOUSE FUNDING LLC II, a
Delaware limited liability company (the “Borrower”), promises to pay to the order of Wells Fargo Bank, National Association, as Deal Agent, on behalf of [the Lender], on the date specified in Section 2.1(c) of the Seventh Amended and Restated Loan and Security Agreement (as hereinafter defined), at 550 South Tryon, Charlotte, North Carolina 28202, in lawful money of the United States of America and in immediately available funds, the principal amount of [ ] ($[ ]), or, if less, the aggregate unpaid principal amount of the all Advances made by the Lenders to the Borrower pursuant to the Seventh Amended and Restated Loan and Security Agreement, and to pay interest at such office, in like money, from the date hereof on the unpaid principal amount of the Advance from time to time outstanding at the rates and on the dates specified in the Seventh Amended and Restated Loan and Security Agreement.
The Deal Agent is authorized to record, on the schedules annexed hereto and made a part hereof or on other appropriate records of the Deal Agent, the date and the amount of the Advance made by the Lenders, each continuation thereof, the funding period for such Advance and the date and amount of each payment or prepayment of principal thereof. Any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that the failure of the Deal Agent to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder under the Seventh Amended and Restated Loan and Security Agreement in respect of the Advance.
This Variable Funding Note is one of the Notes referred to in the Seventh Amended and Restated Loan and Security Agreement, dated as of April 30, 2021 (as amended, supplemented, or otherwise modified and in effect from time to time, the “Loan and Security Agreement”), among the Borrower; Credit Acceptance Corporation (the “Servicer”); the financial institutions listed on the signature pages thereto under the heading “The Lender(s)” (the “Lenders”); Wells Fargo Bank, National Association, as deal agent (the “Deal Agent”); Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as the Backup Servicer (the “Backup Servicer”); Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as the Collateral Agent (the “Collateral Agent”); and each other Lender party thereto, and is entitled to the benefits thereof. Capitalized terms used herein and defined herein have the meanings given them in the Loan and Security Agreement.
This Variable Funding Note is being issued in substitution and replacement of that certain Variable Funding Note, dated as of [    ], made by the Borrower to the order of the Deal Agent, on behalf of the Lender, pursuant to the Existing Loan and Security Agreement (as defined in the Loan and Security Agreement) (the “Replaced Note”). This Variable Funding Note is not intended to be, nor shall it be deemed to be, a repayment of the Replaced Note. Upon the issuance of this Variable Funding Note, the Replaced Note shall be deemed to cease to have any effect.
This Variable Funding Note is subject to optional and mandatory prepayment as provided in the Loan and Security Agreement.
Upon the occurrence of a Termination Event, the Secured Parties shall have all of the remedies specified in the Loan and Security Agreement. The Borrower hereby waives presentment, demand, protest, and all notices of any kind.
THIS VARIABLE FUNDING NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

G-1

CAC WAREHOUSE FUNDING LLC II, as
Borrower

By:
Name: Title:

G-2

Schedule 1 to VARIABLE FUNDING NOTE

G-3

Principal of the
    Advances

Yield on the
    Advances

Prepayment of the
    Advances

    Notation by Date

G-4

Exhibit H
Form of Dealer Agreement
[On File with Servicer and Deal Agent]

H-1

Exhibit I
Forms of Contracts
[On File with Servicer and Deal Agent]

I-1

Exhibit J
Form of Backup Servicing Agreement [Intentionally Omitted]

J-1

Exhibit K
Form of Purchase Agreement
[On File with Servicer and Deal Agent]

K-1

Schedule I Credit Guidelines
[On File with Servicer and Deal Agent]

Sch. I-1

Schedule II

Tradenames, Fictitious Names and “Doing Business As” Name
None

Sch. II-1

Schedule III
Location of Records and Contract Files Credit Acceptance Corporation
Silver Triangle Building
25505 W. Twelve Mile Road, Ste. 3000 Southfield, MI 48034

Schedule IV

List of Loans, Contracts, Dealer Agreements and Pools [On File with Deal Agent]

Sch. 3-1

Schedule V Forecasted Collections
[On File with Servicer and Deal Agent]

Lender

Schedule VI Commitment Amount of Each Lender
Commitment Amount

Sch. 4-1

Wells Fargo Bank, National Association    $500,000,000

Sch. 5-1

Schedule VII
Condition Precedent Documents Relating to Amendment and Restatement

Sch. VII-1

I.TRANSACTION DOCUMENTS
A.Seventh Amended and Restated Loan and Security Agreement
Exhibits to Loan and Security Agreement

Skadden

Exhibit A    Form of Funding Notice
Exhibit B    Form of Assignment and Acceptance Exhibit C    Form of Monthly Report
Exhibit D    Form of Officer’s Certificate as to Solvency Exhibit E    Form of Take-Out Release
Exhibit F    Form of Contribution Agreement Exhibit G    Form of Variable Funding Note Exhibit H    Form of Dealer Agreement Exhibit I    Form of Contracts
Exhibit J    Form of Backup Servicing Agreement Exhibit K    Form of Purchase Agreement

Skadden Skadden WFB
Borrower Skadden Skadden Skadden
Credit Acceptance Credit Acceptance Dechert
Credit Acceptance

Schedules to Loan and Security Agreement
Schedule I    Credit Guidelines
Schedule II    Tradenames, Fictitious Names and “Doing Business As” Names
Schedule III    Location of Records and Contract Files Schedule IV    List of Loans, Contracts, Dealer Agreements
and Pools
Schedule V    Forecasted Collections
Schedule VI    Commitment Amount of Each Lender Schedule VII    Condition Precedent Documents Relating to
Amendment and Restatement

Credit Acceptance Credit Acceptance

Credit Acceptance Credit Acceptance

Credit Acceptance Dechert
Skadden

II.OPINIONS OF COUNSEL
A.Opinion of Skadden as to certain corporate and enforceability matters

Skadden

B.Opinion of Skadden as to creation of security interest in the Collateral

Skadden

C.Opinion of Skadden as to true sale matters    Skadden

D.Opinion of Skadden covering non-consolidation matters    Skadden

E.Opinion of Dykema as to certain corporate, perfection    Dykema

Sch. VII-2

and priority matters
Key:

Sch. VII-3

Wells Fargo Bank, National Association

Credit Acceptance Corporation CAC Warehouse Funding LLC II

WFB, the Deal Agent or the Collateral Agent
Credit Acceptance Borrower
Dechert    Dechert
Skadden    Skadden, Arps, Slate,
Meagher & Flom LLP
Dykema    Dykema Gossett PLLC
Wells Fargo Bank, National Association    Backup Servicer or
Collateral Agent

Sch. VII-4

EXHIBIT B

[see attached]

Conformed through Amendment No. 1 dated September 15, 2026

FIFTH AMENDED AND RESTATED SALE AND CONTRIBUTION AGREEMENT
This FIFTH AMENDED AND RESTATED SALE AND CONTRIBUTION
AGREEMENT, dated as of April 30, 2021 (the “Agreement”), is made between CREDIT ACCEPTANCE CORPORATION, a Michigan corporation (“CAC”), and CAC WAREHOUSE FUNDING LLC II, a Delaware limited liability company (formerly CAC Warehouse Funding Corporation II, a Nevada corporation) (“Funding”).
CAC and Funding entered into a Fourth Amended and Restated Contribution Agreement dated as of June 23, 2016 (the “Fourth A&R Contribution Agreement”), and desire to amend such Fourth Amended and Restated Contribution Agreement, as amended prior to the date hereof, in its entirety as provided herein.
Funding desires to acquire from time to time certain Loans and related rights and collateral, including certain of CAC’s rights in any related Dealer Agreements and Purchase Agreements, all of the related Contracts, and the Collections (other than Dealer Collections) derived therefrom during the full term of this Agreement, and CAC desires to transfer, convey and assign from time to time such Loans and related property to Funding upon the terms and conditions hereinafter set forth. CAC has also agreed to service the Loans and related property to be transferred, conveyed and assigned to Funding.
In consideration of the premises and the mutual agreements set forth herein, it is hereby agreed by and between CAC and Funding as follows:
ARTICLE I DEFINITIONS
Section 1.1 Definitions. All capitalized terms used herein shall have the respective meanings specified herein or, if not so specified, the respective meanings specified in, or incorporated by reference into, the Loan and Security Agreement and shall include in the singular number the plural and in the plural number the singular:
“Amendment No. 1 Effective Date” means September 15, 2026.
“Assignment” means an Assignment, substantially in the form of Exhibit B hereto, executed by CAC and Funding.
“Conveyed Property” means the Initial Contributed Property and the Subsequent Conveyed Property.
“Initial Contributed Property” means (i) Loans listed on the Exhibit A ~~hereto~~ delivered to the Servicer, the Collateral Agent and the Backup Servicer on the Initial Funding Date and (ii) all Related Security with respect thereto.

“Initial Funding Date” means September 30, 2003.
“Loan and Security Agreement” means the Seventh Amended and Restated Loan and Security Agreement, dated as of April 30, 2021, among Funding, CAC, the Lenders named therein, Wells Fargo Bank, National Association as the Deal Agent, and Wells Fargo Bank, National Association as the Backup Servicer and the Collateral Agent, as such agreement may be amended, modified or supplemented from time to time.
“Related Security” means, with respect to any Loan, all of CAC’s interest in:
(i)the Dealer Agreements (other than Excluded Dealer Agreement Rights, but including CAC’s rights to service the Loans and the related Contracts and receive the related collection fee and receive reimbursement of certain repossession and recovery expenses, in accordance with the terms of the Dealer Agreements) and Contracts securing payment of such Loan;
(ii)all security interests or liens purporting to secure payment of such Loan, whether pursuant to such Loan, the related Dealer Agreement or otherwise, together with all financing statements signed by the related Obligor describing any collateral securing such Loan and all other property obtained upon foreclosure of any security interest securing payment of such Loan or any related Contract;
(iii)all guarantees, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of each Contract whether pursuant to such Contract or otherwise, including any of the foregoing relating to any Contract securing payment of such Loan;
(iv)all Records, documents and writing evidencing or related to such
Loan;
(v)all Collections (other than Dealer Collections), the Collection
Account, the Reserve Account, and all amounts on deposit therein and investments thereof; and
(vi)the Proceeds of each of the foregoing.
For the avoidance of doubt, the term “Related Security” with respect to any Dealer Loan includes all rights arising under such Dealer Loan which rights are attributable to advances made under such Dealer Loan as the result of such Dealer Loan being secured by an Open Pool on the date such Dealer Loan was sold and Dealer Loan Contracts being added to such Open Pool.
“Subsequent Conveyed Property” means, with respect to the date of any Incremental Funding and/or Dealer Collections Purchase, (i) (a) prior to the Amendment No. 1 Effective Date and after the Initial Funding Date, the Loans added to Exhibit A hereto as of such date (including all rights of CAC under any Dealer Collections Purchase Agreement and any Purchased Loan and Related Security arising thereunder), which Loans are identified on Exhibits A and B to the related Assignment and in the related computer file constituting such Exhibits A and B delivered by CAC in connection therewith pursuant to Section 2.1(~~h)~~i), and (b) after the Amendment No. 1 Effective Date, all Loans added to Exhibit A pursuant to the execution of an assignment substantially in the form of Exhibit B hereto as of such date (including all rights of CAC under any Dealer Collections Purchase Agreement and any Purchased Loans and Related Security arising thereunder) and, including in any event, all Loans added to Exhibit A hereto on any such date pursuant to the execution of an assignment substantially in the form of Exhibit B hereto that are identified, at least, by a unique loan identification number and original contract date, and (ii) all Related Security with respect thereto.
Section 1.2 Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC, and not specifically defined herein, are used herein as defined in such Article 9.
Section 1.3 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”
ARTICLE II
CONTRIBUTION AND SERVICING OF LOANS
Section 2.1    Contribution and Sale of Loans.
(a)In consideration of the payments described in Section 3.1, effective as of the Initial Funding Date, CAC did convey, assign, sell and transfer without recourse, except as set forth herein, to Funding all of its right, title and interest in and to the Initial Contributed Property.
(b)CAC hereby further agrees that on the date of each Incremental Funding during the Revolving Period and the date of each Dealer Collections Purchase, in consideration of the payment described in Section 3.1 with respect to such date, CAC shall, and CAC does hereby agree to, convey, assign, sell, contribute and transfer without recourse, except as set forth in this Agreement, to Funding all of its right, title and interest in and to the Subsequent Conveyed Property with respect to such date, pursuant to an assignment substantially in the form of Exhibit B hereto.
(c)On and after Amendment No. 1 Effective Date, CAC agrees that (i) all Loans identified on the Excel file constituting Exhibit A hereto and (ii) all Loans added to such Exhibit A pursuant to the execution of any assignment substantially in the form of Exhibit B hereto, in each case, shall be identified, at least, by a unique loan identification number and the original contract date for such Loan.
(d)~~(c)~~ CAC hereby further agrees that the above-described conveyances shall, without the need for any further action on the part of CAC or Funding, include (i) all rights arising under any Dealer Loan included in the Initial Contributed Property or Subsequent Conveyed Property which rights are attributable to advances made under such Dealer Loan as the result of such Dealer Loan being secured by an Open Pool on the date such Dealer Loan was sold and Dealer Loan Contracts being added to such Open Pool and (ii) all rights arising under any

Dealer Collections Purchase Agreement, including any Purchased Loans and Related Security arising thereunder.
(e)~~(d)~~ Each such contribution, sale, assignment, transfer and conveyance does not constitute an assumption by Funding of any obligations of CAC or any other Person to Obligors or to any other Person in connection with the Loans or under any Contract, Dealer Agreement, Purchase Agreement or other agreement and instrument relating to the Loans.
(f)~~(e)~~ In connection with any such foregoing conveyance, CAC agrees to record and file, at its own expense, a financing statement or statements with respect to the Conveyed Property conveyed by CAC hereunder meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the interests of Funding created hereby, and to deliver either the originals of such financing statements or a file-stamped copy of such financing statements or other evidence of such filings to Funding on or before the Effective Date.
(g)~~(f)~~ CAC agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take all actions as may be necessary or as Funding may reasonably request in order to perfect or protect the interest of Funding in the Loans and other Conveyed Property purchased hereunder or to enable Funding to exercise or enforce any of its rights hereunder. CAC shall, upon request of Funding, obtain such additional search reports as Funding shall request. To the fullest extent permitted by applicable law, Funding shall be authorized and permitted to file continuation statements and amendments to financing statements and assignments thereof to preserve and protect its right, title and interest in, to and under the Conveyed Property.
(h)~~(g)~~ It is the express intent of CAC and Funding that the conveyance of the Loans and other Conveyed Property by CAC to Funding pursuant to this Agreement be construed as an absolute sale and contribution of such Loans and other Conveyed Property by CAC to Funding and that CAC relinquishes control over the Loans and all right, title and interest (legal or equitable) in, to or under any Loan or other Conveyed Property immediately upon the transfer of each such Conveyed Property under this Agreement (except to the extent of any Dealer Collections Purchases and to the extent CAC acts as the Servicer of the Loans). Further, it is not the intention of CAC and Funding that such conveyance be deemed a grant of a security interest in the Loans and other Conveyed Property by CAC to Funding in the nature of a consensual lien securing an obligation. However, in the event that, notwithstanding the express intent of the parties, the Loans or other Conveyed Property are construed to constitute property of CAC, then this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC as enacted in the State of New York and any other applicable jurisdiction. In furtherance of the foregoing, (i) CAC hereby affirms its grant of security interest pursuant to the Fourth A&R Contribution Agreement and (ii) CAC hereby grants to Funding, a security interest in, to and under all of CAC’s right, title and interest in, to and under the Conveyed Property, to secure the obligations of CAC set forth in this Agreement. CAC and Funding shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Loans and other Conveyed Property, such security interest would be a perfected security interest in favor of Funding under applicable law and will be maintained as such throughout the term of this Agreement. Without limiting the foregoing with respect to Dealer Loans and the conveyance of Loans in connection with each Dealer Collections Purchase when made, each

Dealer Collections Purchase shall be effected as provided in Section 2.1(b) and (c) and Section 3.2 hereof and Section 6.15 of the Loan and Security Agreement.
(i)~~(h)~~ In connection with such conveyance, CAC delivered to Funding on the Initial Funding Date and agrees to deliver to Funding on each Funding Date on which Subsequent Conveyed Property is conveyed by CAC to Funding, as the case may be, an Assignment executed by CAC and one or more computer files containing true and complete lists of all Loans conveyed to Funding on the Initial Funding Date and each Funding Date, and all Contracts securing or evidencing all such Loans, identified by account number, original contract date and, as applicable, dealer number and pool number as of the end of the Collection Period immediately preceding the Funding Date. Such file or list shall be marked as Exhibit A to this Agreement, shall be delivered to Funding as confidential and proprietary, and is hereby incorporated into and made a part of this Agreement. Such list and such Exhibit A shall be supplemented and updated on the date of each Incremental Funding in the Revolving Period to include all Conveyed Property conveyed on the date of each such Incremental Funding so that, on each such date, Funding will have an aggregate list constituting Exhibit A that describes all Loans conveyed by CAC to Funding hereunder on or prior to said date of Incremental Funding, any related Dealer Agreements, Purchase Agreements and all Contracts securing or evidencing all such Loans (other than those that have been released from Collateral and those Dealer Loans that have been deemed to be extinguished pursuant to Section 6.15(b) of the Loan and Security Agreement). Such updated Exhibit A shall be deemed to replace any existing Exhibit A as of such date of Incremental Funding. ~~Furthermore, CAC agrees to supplement and update Exhibit A by delivering to Funding a copy of the related list delivered pursuant to Section 6.15(c) of the Loan and Security Agreement, identifying the Purchased Loan Contracts and related Subsequent Conveyed Property identified therein arising from a Dealer Collections Purchase.~~  For the avoidance of doubt, any deletions or omissions from Exhibit A shall not be effective except upon the satisfaction of the conditions precedent in Section 3.2 of the Loan and Security Agreement and/or upon compliance with the procedures and requirements of Section 4.5 or Section 9.2 of the Loan and Security Agreement or Section 6.1 of this Agreement.
(j)~~(i)~~ CAC has at all relevant times reflected, and will continue to reflect, the transactions described in paragraphs (a) and (b) of this Section 2.1 on its internal non-consolidated financial statements and on its non-consolidated state tax returns as a sale or other absolute transfer of the Loans from CAC to Funding, even though CAC has reflected, and will continue to reflect, this transaction on its consolidated financial statements as an “on-balance sheet” item in accordance with GAAP. CAC has presented, and will continue to present, the data in its consolidated financial statements with an accompanying footnote describing Funding’s separate existence and stating that such item is a financing secured by the Loans and is non-recourse to CAC.
(k)~~(j)~~ In connection with the first Funding Date occurring after the Effective Date, CAC agrees to deliver or cause to be delivered to the Deal Agent an opinion of the counsel for CAC, in form and substance reasonably satisfactory to the Deal Agent, with respect to the creation of the security interest in the Subsequent Conveyed Property identified in the Assignment corresponding to such Funding Date, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 2.2 Servicing of Loans. The servicing, administering and collection of the Loans shall be conducted by the Servicer then authorized to act as such under the Loan and Security Agreement.
ARTICLE III CONSIDERATION AND PAYMENT; LOANS
Section 3.1 Consideration. The consideration for the Loans and other Conveyed
Property conveyed on the Initial Funding Date to Funding by CAC under this Agreement was an amount equal to (i) the net cash proceeds of each advance to Funding under the Loan and Security Agreement used by Funding to purchase the Loans and other Conveyed Property conveyed on the Initial Funding Date, plus (ii) the value attributable to CAC’s common stock in Funding (which constituted all of the equity interests issued by Funding) as a result of the conveyance of such Loans and other Conveyed Property. Thereafter, on the date of each Incremental Funding in the Revolving Period, the consideration for the Loans and other Conveyed Property conveyed on the date of such Incremental Funding shall equal the Outstanding Balance of the Loans conveyed as in effect as of the date of such Incremental Funding. Such consideration shall be payable (i) in cash to the extent Funding has cash available therefor and such cash payment is not prohibited by the terms of the Loan and Security Agreement, plus, if applicable (ii) an increase in the value attributable to CAC’s Equity Interests (whether common stock prior to the Effective Date or limited liability company interests on and after the Effective Date) in Funding (which constitutes and will constitute all of the Equity Interests issued by Funding) as a result of the conveyance of such Loans and other Conveyed Property.
Section 3.2 Dealer Collections Purchasers. During its ordinary course of business in managing its serviced portfolio of dealer loans (and not based on the poor credit quality of particular dealer loans), CAC may from time to time agree to enter into agreements (each a “Dealer Collections Purchase Agreement”) with Dealers, pursuant to which the applicable Dealer agrees to sell and assign to CAC all of its rights, interests and entitlement in and to one or more Pools of Dealer Loan Contracts securing the related Dealer Loans, including such Dealer’s ownership interest in such Dealer Loan Contracts and rights to receive the related Dealer Collections (a “Dealer Collections Purchase”). On the date of each Dealer Collections Purchase, CAC will pay the applicable Dealer under a Dealer Collections Purchase Agreement the applicable purchase price specified therein (the “Dealer Collections Purchase Price”). Upon such payment, the related Dealer Loans (including the rights to the related Dealer Collections thereunder) shall be deemed to have been satisfied and, pursuant to Section 2.1(b) of this Agreement, the Dealer Loan Contracts previously securing such Dealer Loans shall be automatically and immediately assigned by CAC to Funding as Purchased Loan Contracts, and the loans thereunder shall be deemed Purchased Loans for all purposes of this Agreement. Funding agrees to accept the assignment of the Purchased Loans and Purchased Loan Contracts arising from the satisfaction of a Dealer Loan resulting from a Dealer Collections Purchase by CAC in satisfaction of such Dealer Loan secured by the related Dealer Loan Contracts. The consideration for the conveyance from CAC to Funding of the Purchased Loan Contracts and Purchased Loans arising under the related Dealer Collections Purchase Agreement and other related Subsequent Conveyed Property will be (i) the satisfaction of the Dealer Loans previously secured by such Purchased Loan Contracts as provided herein, plus (ii) an increase in the value of CAC’s Equity Interests (whether common stock prior to the Effective Date or limited liability company interests on and after the Effective Date) in Funding (which constitutes and will constitute all of the Equity Interests issued by Funding) that results from such conveyance.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.1    Representations and Warranties. CAC represents and warrants to Funding as of the Initial Funding Date and the date of each Incremental Funding during the Revolving Period, that:
(a)Organization and Good Standing. CAC is duly organized and is validly existing as a corporation in good standing under the laws of the State of Michigan, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and has and had at all relevant times, full power, authority, and legal right to acquire, own, sell, and service the Loans and the related Contracts, and to perform its obligations under the Transaction Documents.
(b)Due Qualification. CAC is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business, including the servicing of the Loans and the related Contracts as required by this Agreement, requires such qualifications except where such failure will not have a Material Adverse Effect.
(c)Power and Authority. CAC has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out their respective terms; and the execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by CAC by all necessary corporate action.
(d)Valid Sale; Binding Obligations. This Agreement evidences a valid sale, transfer, and assignment of the Conveyed Property enforceable against creditors of and purchasers from CAC; and this Agreement and the other Transaction Documents to which CAC is a party constitute legal, valid and binding obligations of CAC enforceable in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ or secured creditors’ rights generally and to general principles of equity.
(e)No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or by-laws of CAC, or any indenture, agreement, or other instrument to which CAC is a party or by which it is or may be bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement (other than this Agreement), or other instrument; or violate any law or, to the best of CAC’s knowledge, any order, rule, or regulation applicable to CAC of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over CAC or its properties.
(f)No Proceedings. There are no proceedings or investigations pending, or to CAC’s best knowledge threatened, before any court, regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over CAC or its properties: A) asserting the invalidity of this Agreement or any other Transaction Document to which it is a party; B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which it is a party; or C) seeking any determination or ruling that might materially and adversely affect the performance by CAC of its obligations under, or the validity or enforceability of, this Agreement, or any other Transaction Document to which it is a party.
(g)Solvency; Fraudulent Conveyance. CAC is solvent, is able to pay its debts as they become due and will not be rendered insolvent by the transactions contemplated by the Transaction Documents and, after giving effect thereto, will not be left with an unreasonably small amount of capital with which to engage in its business. CAC does not intend to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature. CAC does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official for any of its assets. The amount of consideration being received by CAC upon the sale or other absolute transfer of the Conveyed Property to Funding constitutes reasonably equivalent value and fair consideration for the Conveyed Property. CAC is not transferring the Conveyed Property to Funding with any intent to hinder, delay or defraud any of its creditors.
(h)Security Interest. As of the Initial Funding Date, CAC has granted a security interest (as defined in the UCC as enacted in the State of Michigan) to Funding in the Conveyed Property, which is enforceable in accordance with Applicable Law upon the Initial Funding Date. Upon the filing of UCC-1 financing statements naming Funding as secured party and CAC as debtor, Funding shall have a first priority perfected security interest in the Conveyed Property. All filings (including, without limitation, UCC filings) as are necessary in any jurisdiction to perfect the interest of Funding in the Conveyed Property have been made.
(i)Contribution Agreement. This Agreement is the only agreement pursuant to which Funding purchases Loans from CAC.
(j)Perfection. As of the Initial Funding Date, CAC was the owner of all of the Loans and the other Conveyed Property, free and clear of all Liens. On or prior to the date of each contribution of Loans and the other Conveyed Property to Funding pursuant to this Agreement, all financing statements and other documents required to be recorded or filed in order to perfect and protect the ownership interest of Funding in and to the Loans and the other Conveyed Property against all creditors of and purchasers from CAC will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.
(k)Taxes. CAC has filed on or before their respective due dates, all tax returns which are required to be filed in any jurisdiction or has obtained extensions for filing such tax returns and has paid all material taxes, assessments, fees and other governmental charges against CAC or any of its properties, income or franchises, to the extent that such taxes have become due, other than any taxes or assessments, the validity of which are being contested in good faith by appropriate proceedings and with respect to which adequate provision has been made on the books of CAC as may be required by GAAP. To the best knowledge of CAC, all such tax returns were true and correct in all material respects and CAC knows of no proposed material additional tax assessment against it nor any basis therefor. Any taxes, assessments, fees and other governmental charges payable by CAC in connection with the execution and delivery of the Transaction Documents have been paid or shall have been paid at or prior to the Closing Date.
(l)Place of Business. The principal place of business and chief executive office of CAC is in Southfield, Michigan, and the office where CAC keeps all of its Records (other than Certificates of Title) is at the address listed in Section 8.3, and the office where CAC keeps all Certificates of Title is at ~~25300-25330 Telegraph~~25505 West 12 Mile Road, Southfield, Michigan ~~48033~~, 48034, or in each case, at such other locations notified to Funding and the Deal Agent in accordance with this Agreement in jurisdictions where all action required by the terms of this Agreement has been taken and completed; provided that the Servicer may temporarily (or permanently, in the case of a Contract that is repurchased, liquidated or paid in full) move or transfer to an agent of the Servicer individual Contract Files or Records, or any portion thereof without notice as necessary to allow the Servicer to conduct collection and other servicing activities in accordance with its customary practices and procedures.
(m)Tradenames, Etc. As of the date hereof CAC has not, within the last five
(5) years, operated under any tradenames other than its corporate name, nor has it changed its name, merged with or into or consolidated with any other corporation or been the subject of any proceeding under Title 11, United States Code (Bankruptcy).
(n)Amount of Loans. The Funding Notice shall provide (A) the aggregate Outstanding Balance of the Contracts and (B) the Aggregate Outstanding Eligible Loan Balance, each as of the Cut-Off Date and as reported in CAC’s loan servicing system.
(o)Collections and Servicing. Since April 30, 2021, there has been no material adverse change in the ability of the Servicer to service and collect the Loans.
(p)Not an Investment Company. CAC is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or each is exempt from all provisions of such Act.
(q)ERISA. CAC is in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended.
(r)Bulk Sales. No transaction contemplated by this Agreement requires compliance with any bulk sales act or similar law.
(s)Preference; Voidability. The transfer of the Conveyed Property by CAC to Funding hereunder was not made for or on account of an antecedent debt owed by Funding to CAC, or by CAC to Funding, and such transfer is not voidable under any Section of the Bankruptcy Code.
(t)Use of Proceeds. No proceeds of any sale of Conveyed Property will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.
Section 4.2 Representations and Warranties by CAC Relating to the Loans and the Related Contracts. CAC represents and warrants to Funding as of the Initial Funding Date and the date of each Incremental Funding during the Revolving Period with respect to the applicable Conveyed Property sold to Funding on such date, that:
(a)Nature of Loans, Contracts. Each Loan classified as an “Eligible Dealer Loan” (or included in any aggregation of balances of “Eligible Dealer Loans”) or as an “Eligible Purchased Loan” (or included in any aggregation of balances of “Eligible Purchased Loans”) by CAC in any document or report delivered hereunder or under the Loan and Security Agreement, at the time of such representation, or at the time of such calculation, as applicable, in fact satisfied the requirements contained in the definition of Eligible Dealer Loan or Eligible Purchased Loan, as applicable, on the date such Loan was conveyed or pledged to Funding; each Contract classified as an “Eligible Dealer Loan Contract” or “Eligible Purchased Loan Contract” (or included in any aggregation of balances of “Eligible Dealer Loan Contracts” or “Eligible Purchased Loan Contracts”) by CAC in any document or report delivered hereunder or under the Loan and Security Agreement, at the time of such representation, or at the time of such calculation, as applicable, in fact satisfied the requirements contained in the definition of Eligible Dealer Loan Contract or Eligible Purchased Loan Contract, as applicable, on the date such Contract was conveyed or pledged to Funding.
(b)Accuracy of Information. All information with respect to the Loans and other Conveyed Property provided to Funding hereunder by CAC was true and correct in all material respects as of the date such information was provided to Funding (or such earlier time as specifically set forth in such information) and did not omit to state any material facts necessary to make the statements contained therein not misleading.
(c)Good Title. Upon the sale and/or contribution of the Loans and related property to Funding pursuant to this Agreement, Funding shall acquire all of CAC’s ownership and other interest in each Loan, and in the Related Security, Collections and proceeds with respect thereto, in each case free and clear of any Lien.
(d)No Consents. With respect to each Loan and the other Conveyed Property, all material consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by CAC, in connection with the transfer of such Conveyed Property to Funding have been duly obtained, effected or given and are in full force and effect except for sales finance company licenses for Funding for the states of Maryland and Pennsylvania as to which the failure to obtain such licenses does not have a Material Adverse Effect.
(e)Exhibit A. Upon delivery, Exhibit A to this Agreement, which may be supplemented and updated from time to time, will be an accurate and complete listing of all Loans and the related Contracts and any related Dealer Agreements in all material respects on the date each such Loan was sold to Funding hereunder, and the information contained therein is and will be true and correct in all material respects as of such date.

(f)Chattel Paper. Each Contract and Purchased Loan constitutes tangible or electronic chattel paper.
(g)Adverse Selection. No selection procedure believed by CAC to be materially adverse to the interests of Funding has been or will be used in selecting the Loans, Dealer Agreements or Contracts; provided that for the avoidance of doubt, during the Revolving Period, CAC in its sole discretion may elect to sell to Funding Dealer Loans secured by either Open Pools or Closed Pools.
Section 4.3 Reaffirmation of Representations and Warranties by CAC; Notice of Breach. The representations and warranties set forth in Section 4.1 and Section 4.2 shall survive the conveyance of the Loans to Funding, and termination of the rights and obligations of Funding and CAC under this Agreement. Upon discovery by Funding or CAC of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other within three Business Days of such discovery.
ARTICLE V
COVENANTS OF CAC
Section 5.1 Affirmative Covenants. So long as this Agreement is in effect, and until all Loans which have been conveyed to Funding pursuant hereto shall have been paid in full or written-off as uncollectible, and all amounts owed by CAC pursuant to this Agreement have been paid in full, unless Funding and the Deal Agent otherwise consent in writing, CAC hereby covenants and agrees as follows:
(a)Preservation of Corporate Existence; Conduct of Business. CAC will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect on the Conveyed Property. CAC will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and CAC will maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
(b)Compliance with Laws. CAC will comply in all material respects with all Applicable Laws.
(c)Furnishing of Information and Inspection of Records. CAC will furnish to Funding from time to time such information with respect to the Loans as Funding may reasonably request, including, without limitation, listings identifying the Obligor and the Outstanding Balance for each Loan. CAC will at any time and from time to time during regular business hours permit Funding, or its agents or representatives, (i) to examine and make copies of and abstracts from all Records and (ii) to visit the offices and properties of CAC for the purpose of examining such Records, and to discuss matters relating to Loans or CAC’s performance hereunder with any of the officers, directors, employees or independent public accountants of CAC having knowledge of such matters.

(d)Keeping of Records and Books of Account. CAC will maintain and implement administrative and operating procedures (including without limitation, an ability to recreate records evidencing the Loans and the Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Loans.
(e)Performance and Compliance with Loans, Dealer Agreements, Purchase Agreements and Contracts. CAC, at its expense, will timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Loans, Dealer Agreements, Purchase Agreements and Contracts, and all other agreements related thereto in all material respects.
(f)Credit and Collection Policies. As long as it is the Servicer, CAC will comply in all material respects with the Credit Guidelines and the Collection Guidelines in regard to each Loan and any related Dealer Agreement unless otherwise required by Applicable Law.
(g)Collections Received. CAC shall hold in trust, and deposit to the Collection Account, not later than the close of business on the second Business Day following the date of receipt, all Collections received from time to time by CAC or the Servicer.
(h)Sale Treatment. Subject to compliance with the requirements of GAAP, CAC agrees to treat the conveyance of the Conveyed Property made pursuant to this Agreement for all purposes (including, without limitation, tax and financial accounting purposes) as an absolute sale and/or contribution and, to the extent any such reporting is required, shall report the transactions contemplated by this Agreement on all relevant books, records, tax returns, financial statements and other applicable documents as a complete disposition of the Conveyed Property to Funding.
(i)ERISA. CAC will promptly give Funding written notice upon becoming aware that CAC is not in compliance in all material respects with ERISA or that any ERISA lien on any of the Loans exists.
(j)Preservation of Security Interest. CAC will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and perfect the security interest of Funding in, to and under the Conveyed Property. CAC will maintain possession of the Dealer Agreements and the Contract Files and Records (or with respect to any Contract constituting electronic chattel paper, will maintain “control” (within the meaning of Section 9-105 of the UCC) of the Authoritative Electronic Copy thereof), as custodian for the Collateral Agent, as set forth in Section 6.2(c) of the Loan and Security Agreement. CAC, as Servicer, will comply with its covenants under Section 5.4(d) of the Loan and Security Agreement.
(k)Separateness. CAC will take such actions that are required on its part to be performed to cause (i) Funding to be in compliance, at all relevant times, with Section 5.2(o) of the Loan and Security Agreement, and (ii) all factual assumptions set forth in the most recent opinion letters delivered by Skadden, Arps, Slate, Meagher & Flom LLP to the Collateral Agent with respect to certain bankruptcy matters to remain true at all relevant times.
(l)Notice to Potential Purchasers. At all times before the termination of this Agreement, if a third party, including a potential purchaser of the Loans, inquires, CAC will promptly reply that (i) CAC has sold the Loans to Funding and (ii) Funding has granted a security interest therein to the Collateral Agent for the benefit of the Secured Parties, and CAC will not claim any ownership interest in the Loans.
Section 5.2    Negative Covenants. During the term of this Agreement, unless Funding and the Deal Agent shall otherwise consent in writing:
(a)No Sales, Liens, Etc. Except as otherwise provided herein, CAC will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon (or the filing of any financing statement) or with respect to (i) any of the Loans, the Related Security, Collections or other Conveyed Property, (ii) any goods (other than inventory), the sale, which may give rise to any Loan, Related Security or Collections or other Conveyed Property or (iii) any account to which any Collections of any Loan are sent, or, in each case, assign any right to receive income in respect thereof. CAC shall, and will cause each of its Subsidiaries to, specifically exclude from the property subject to any Lien granted on inventory any and all accounts receivable generated by sales of such inventory and the proceeds thereof and shall provide, upon Funding’s request, evidence satisfactory to Funding that any such Lien (and each related UCC financing statement or other related filing) expressly excludes any such accounts receivable. CAC will provide Funding and the Deal Agent with a copy of any inventory financing agreement at least three Business Days prior to the effectiveness thereof.
(b)No Extension or Amendment of Loans. CAC will not extend, amend or otherwise materially modify the terms of any Loan, Dealer Agreement, Purchase Agreement or Contract except as permitted by any other Transaction Document or under the Collection Guidelines.
(c)Credit Guidelines and Collection Guidelines. CAC will not amend, modify, restate or replace, in whole or in part, in any material way the Credit Guidelines or Collection Guidelines, which change would impair the collectibility of any Loan or Contract or otherwise adversely affect the interests or the remedies of Funding under this Agreement or any other Transaction Document, unless such change is permitted under the Loan and Security Agreement (including as a result of being required by Applicable Law) and unless CAC obtains the prior written consent of Funding.
(d)Change in Payment Instructions to Obligors. CAC will not make any change in its instructions to Obligors regarding payments to be made directly or indirectly, unless such change is permitted under the Loan and Security Agreement and Funding and CAC have each consented to such change and have received duly executed documentation related thereto.
(e)Change of Name, Etc. CAC will not change its name, identity, jurisdiction of organization or structure or location of its chief executive office, unless at least ten (10) days prior to the effective date of any such change CAC delivers to Funding and the Deal Agent such documents, instruments or agreements, including, without limitation, appropriate financing statements under the UCC, executed by CAC, as are necessary to reflect such change and to continue the perfection of Funding’s and any assignee’s interest in the Loans.
(f)Separate Business. CAC will not: (i) fail to maintain separate books, financial statements, accounting records and other corporate documents from those of Funding;

(ii) commingle any of its assets or the assets of any of its Affiliates with those of Funding (except to the extent that CAC acts as the Servicer of the Loans); (iii) pay from its own assets any obligation or indebtedness of any kind incurred by Funding; or (iv) directly, or through any of its Affiliates, borrow funds or accept credit or guaranties from Funding.
Section 5.3    Indemnities by CAC.
(a)Without limiting any other rights that any such Person may have hereunder or under Applicable Law, CAC hereby agrees to indemnify Funding, or its assignee, and each of their respective Affiliates and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party arising out of or as a result of this Agreement or in respect of any Loan or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or (b) Indemnified Amounts that arise as a result of non-payment of Loans due to credit problems of the Dealers or Obligors. If CAC has made any indemnity payment pursuant to this Section 5.3 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts then, the recipient shall repay to CAC an amount equal to the amount it has collected from others in respect of such indemnified amounts. Without limiting the foregoing, CAC shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:
(i)any Contract or Loan treated as or represented by CAC to be an Eligible Contract or Eligible Loan that is not at the applicable time an Eligible Contract or Eligible Loan;
(ii)reliance on any representation or warranty made or deemed made by CAC or any of its officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;
(iii)the failure by CAC to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Loan, Dealer Agreement or Contract, or the nonconformity of any Loan, Dealer Agreement, Purchase Agreement or Contract with any such Applicable Law;
(iv)the failure to vest and maintain vested in Funding, or its assignees, a first priority perfected security interest in the Conveyed Property, free and clear of any Lien;
(v)the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to the Conveyed Property, whether on the Initial Funding Date or at any subsequent time;
(vi)any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Dealer or Obligor) of the relevant Dealer or Obligor to the payment of any Loan or Contract (including, without limitation, a defense based on such Loan or Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);
(vii)any failure of CAC to perform its duties or obligations in accordance with the provisions of this Agreement or any failure by CAC to perform its respective duties under the Loans, in each case in all material respects;
(viii)the failure by CAC to pay when due any Taxes for which CAC is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Conveyed Property;
(ix)the commingling of Collections of the Loans and Contracts at any time with other funds (except to the extent that CAC acts as the Servicer of the Loans);
(x)any investigation, litigation or proceeding related to this Agreement or in respect of any Loan or Contract;
(xi)the failure of CAC, in its individual capacity, or any of its agents or representatives to remit to the Servicer, the Deal Agent, or the Collateral Agent Collections of the Loans and Contracts remitted to CAC, in its individual capacity, or any such agent or representative; and
(xii)the failure of a Contract File to contain the relevant original Contract or, in the case of any Contract constituting electronic chattel paper, the Authoritative Electronic Copy of the relevant Contract (in each case, for UCC purposes).
Notwithstanding the foregoing, CAC shall have no indemnification obligation hereunder with respect to any Loan or Contract in respect of which CAC shall have paid the Release Price under the Loan and Security Agreement after the date of such payment.
(b)Any amounts subject to the indemnification provisions of this Section 5.3 shall be paid by CAC to the Indemnified Party within five (5) Business Days following the Indemnified Party’s demand therefor.
(c)The obligations of CAC under this Section 5.3 shall survive the termination of this Agreement.
ARTICLE VI REPURCHASE OBLIGATION
Section 6.1    Mandatory Repurchase by CAC.
(a)If any Loan, which has been conveyed to Funding by CAC hereunder and which has been reported by CAC to be an Eligible Dealer Loan or Eligible Purchased Loan, shall fail to meet the conditions set forth in the definition of “Eligible Dealer Loan” or “Eligible Purchased Loan”, as applicable, on the date of such report or for which any representation or warranty made herein in respect of such Loan shall fail to be true on the date so made, CAC shall, by the last day of the first full Collection Period following the discovery or notice thereof, repurchase such Loan by paying to Funding an amount equal to the Release Price of such Loan. If on any day any Contract, which has been conveyed to Funding by CAC hereunder and which has been reported by CAC to be an Eligible Contract, shall fail to meet the conditions set forth in the definition of “Eligible Contract” on the date of such report or for which any representation or warranty made herein in respect of such Contract shall fail to be true on the date so made, CAC shall, by the last day of the first full Collection Period following the discovery or notice thereof, repurchase such Contract by paying to Funding an amount equal to the Release Price of such Contract. For purposes of this Section 6.1(a), Release Price shall be calculated as of the last day of the immediately preceding Collection Period.
(b)In the event of a breach of any representation or warranty by CAC set forth in Section 4.2 hereof, which breach could reasonably be expected to have a Material Adverse Effect, and as a result Funding is obligated to deposit the Retransfer Amount with respect to all of the Loans in the Collection Account on the relevant Release Date in accordance with Section 4.5(b) of the Loan and Security Agreement, CAC shall repurchase all of the Loans on such Release Date by paying to Funding an amount equal to such Retransfer Amount.
(c)Each Dealer Loan, Dealer Loan Contract, Purchased Loan, Purchased Loan Contract and the Related Security which is subject to a payment in accordance with Sections 6.1(a) or (b) above shall, upon payment in full of the related amounts required thereunder, be reconveyed to CAC and shall no longer constitute Conveyed Property. Upon such payment and the request of CAC, Funding shall execute and deliver to CAC any assignments, termination statements and any other releases and instruments as CAC may reasonably request in order to effect and evidence the release of Funding’s security interest in such Dealer Loan, Dealer Loan Contract, Purchased Loan, Purchased Loan Contract or Related Security.
(d)The parties hereto agree that the sole remedy for the breaches referenced in Sections 6.1(a) or (b) above is to require CAC to repurchase the relevant Loans or Contracts as set forth in this Section 6.1.
(e)Notwithstanding anything herein to the contrary, during the Revolving Period, the repurchase and the related payment set forth under Sections 6.1(a) or (b) above shall not be required if the Capital is equal to or less than the Borrowing Base.
Section 6.2 No Recourse. Except as otherwise provided in this Article VI, the purchase and sale of the Loans under this Agreement shall be without recourse to CAC or the Servicer.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1    Conditions to Funding’s Obligations Regarding Loans. Consummation of
the transactions contemplated hereby on the Initial Funding Date and on the date of each Incremental Funding shall be subject to the satisfaction of the following conditions:
(a)All representations and warranties of CAC contained in this Agreement shall be true and correct in all material respects on the Initial Funding Date and the date of each Incremental Funding with the same effect as though such representations and warranties had been made on such date and the date of each Incremental Funding;

(b)With respect to those Loans sold and/or contributed on the Initial Funding Date and the date of each Incremental Funding, all information concerning such Loans provided to Funding shall be true and correct in all material respects as of the Initial Funding Date and the date of each Incremental Funding;
(c)CAC shall have substantially performed all other obligations required to be performed by the provisions of this Agreement;
(d)CAC shall have filed or caused to be filed, or shall have delivered for filing, the financing statement(s) required to be filed pursuant to Section 2.1(e); and
(e)All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Funding, and Funding shall have received from CAC copies of all documents (including, without limitation, records of corporate proceedings) relevant to the transactions herein contemplated as Funding may reasonably have requested.

ARTICLE VIII

MISCELLANEOUS PROVISIONS
Section 8.1    Amendment. This Agreement and the rights and obligations of the parties hereunder may not be changed orally, but only by an instrument in writing signed by Funding and CAC and consented to in writing by the Deal Agent.
Section 8.2 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 8.3 Notices. Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be sent electronically or by facsimile transmission with a confirmation of the receipt thereof and shall be deemed to be given for purposes of this Agreement on the day that the receipt of such electronic or facsimile transmission is confirmed in accordance with the provisions of this Section 8.3. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, instructions (including payment instructions) and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:
(a)in the case of Funding:
CAC Warehouse Funding LLC II Silver Triangle Building
25505 West Twelve Mile Road Southfield, Michigan 48034-8339 Attention: Jeff Soutar

Telephone: (248) 353-2700 (ext. 5646)
Telecopy: (866) 743-2704 with a copy to:
Wells Fargo Bank, National Association 550 South Tryon Street
Charlotte, North Carolina 28202 Attention: James B. Brinkley III Facsimile No.: (704) 410-0223
Confirmation No.: (704) 410-2415
(b)in the case of CAC and in the case of the Servicer (for so long as the Servicer is CAC):Credit Acceptance Corporation Silver Triangle Building
25505 West Twelve Mile Road Southfield, Michigan 48034-8339 Attention: Jeff Soutar
Telephone: (248) 353-2700 (ext. 5646)
Telecopy: (866) 743-2704
or, as to each party, at such other address as shall be designated by such party in a written notice to each other party.
Section 8.4 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.
Section 8.5 Assignment. This Agreement may not be assigned by the parties hereto, except that Funding may assign its rights hereunder pursuant to the Loan and Security Agreement to the Collateral Agent, for the benefit of the Secured Parties. Funding hereby notifies CAC (and CAC hereby acknowledges) that Funding, pursuant to the Loan and Security Agreement, has assigned its rights hereunder to the Collateral Agent. All rights of Funding hereunder may be exercised by the Collateral Agent or its assignees, to the extent of their respective rights pursuant to such assignments.
Section 8.6 Further Assurances. Funding and CAC (itself and in its capacity as Servicer) agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other parties in order to more fully effect the purposes of this Agreement, including, without limitation, the execution of any financing statements or continuation statements or equivalent documents relating to the Loans for filing under the provisions of the UCC or other laws of any applicable jurisdiction.
Section 8.7 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Funding, CAC, the Collateral Agent or the Deal Agent, any right,

remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.
Section 8.8 Counterparts. This Agreement may be executed in two or more counterparts including telecopy transmission thereof (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument. Each party hereto agrees that this Agreement and any other documents to be delivered in connection herewith may be electronically signed. Any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.
Section 8.9 Binding Effect; Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The Deal Agent and the Collateral Agent on behalf of the Secured Parties are intended by the parties hereto to be third-party beneficiaries of this Agreement.
Section 8.10 Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.
Section 8.11 Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
Section 8.12 Exhibits. The exhibits referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.
Section 8.13 Covenant Not to File a Bankruptcy Petition. CAC agrees that until one year and one day after such time as the Loan and Security Agreement has been terminated and all Notes thereunder have been paid in full, it shall not (i) institute the filing of a bankruptcy petition against Funding; (ii) file a petition or consent to a petition seeking relief on behalf of Funding under the Bankruptcy Code; or (iii) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or similar official) of Funding or any portion of the property of Funding. This Section 8.13 shall survive termination of this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Funding and CAC each have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.
FUNDING:    CAC WAREHOUSE FUNDING LLC II

By:
Name: Douglas W. Busk Title: Chief Treasury Officer

CAC Warehouse Funding Corporation II Silver Triangle Building
25505 West Twelve Mile Road Southfield, Michigan 48034-8339 Attention: Douglas W. Busk Telephone: (248) 353-2700 (ext. 4432)
Fax: (866) 743-2704
CAC:    CREDIT ACCEPTANCE CORPORATION

By:
Name: Douglas W. Busk Title: Chief Treasury Officer

Credit Acceptance Corporation Silver Triangle Building
25505 West Twelve Mile Road Southfield, Michigan 48034-8339 Attention: Douglas W. Busk Telephone: (248) 353-2700 (ext. 4432)
Fax: (866) 743-2704

Exhibit A
List of Conveyed Property [Previously delivered to Funding]

Exhibit B
Form of Assignment Dated as of [ ], 20[ ]
Reference is made to that certain Fifth Amended and Restated Sale and Contribution Agreement, dated as of April 30, 2021, as amended from time to time (the “Agreement”), by and between Credit Acceptance Corporation, a Michigan corporation (“Credit Acceptance”), and CAC Warehouse Funding LLC II, a Delaware limited liability company (“Funding”). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Agreement.
Exhibit A attached hereto (page captioned “Wells Fargo Warehouse”) contains a cumulative list of Dealer Loans, and Exhibit B attached hereto (page captioned “Wells Fargo Warehouse”) contains a cumulative list of Purchased Loans, in each case that remain transferred or will be transferred pursuant to the Agreement as of [ ], 20[ ]. The Dealer Loans listed on Exhibit A (page captioned “Wells Fargo Warehouse”) and the Purchased Loans listed on Exhibit B (page captioned “Wells Fargo Warehouse”) are collectively referred to herein as the “Conveyed Loans.”
Pursuant to the Agreement, for good and valuable consideration paid by Funding, the receipt and sufficiency of which are hereby acknowledged, Credit Acceptance does hereby (i) contribute, convey, assign, sell and transfer, to the extent not previously contributed, conveyed, assigned, sold or transferred, and (ii) confirm each prior contribution, conveyance, assignment, sale or transfer, in each case without recourse, except as set forth in the Agreement, to Funding all of its right, title and interest in and to: (A) the Conveyed Loans; (B) all Related Security; (C) all of Credit Acceptance’s right, title and interest in and to the Transaction Documents and the assignment to the Collateral Agent of all UCC financing statements filed against Credit Acceptance under or in connection with the Agreement and the other Transaction Documents; ~~and~~ (D) all income, Collections (other than Dealer Collections); and (E) all Proceeds of each of the foregoing, and Funding hereby accepts as a sale and/or contribution, and hereby purchases, pursuant to the terms of the Agreement and this Assignment, all such Conveyed Loans, Related Security and such other property listed herein.
The list of Conveyed Loans attached hereto shall be deemed to update (i) the current Exhibit A to the Agreement as previously delivered to Funding and (ii) the current Schedule IV to the Loan and Security Agreement as previously delivered to the Servicer and the Collateral Agent. For the avoidance of doubt, any deletions or omissions from Exhibit A to the Agreement or Schedule IV to the Loan and Security Agreement shall not be effective except upon compliance with the procedures and requirements of Section 2.13, Section 4.5 or Section 8.2 of the Loan and Security Agreement or Section 6.1 of the Agreement.
It is the express intent of Credit Acceptance and Funding that the conveyance of the Subsequent Conveyed Property by Credit Acceptance to Funding pursuant to this Assignment be construed as an absolute sale and contribution of such Subsequent Conveyed Property by Credit Acceptance to Funding and that Credit Acceptance relinquishes all right, title and control over the Subsequent Conveyed Property upon the transfer of each such Subsequent Conveyed

Property under this Assignment. Further, it is not the intention of Credit Acceptance and Funding that such conveyance be deemed a grant of a security interest in such Subsequent Conveyed Property by Credit Acceptance to Funding in the nature of a consensual lien securing an obligation. However, in the event that, notwithstanding the express intent of the parties, the Subsequent Conveyed Property is construed to constitute property of Credit Acceptance, then the conveyance by Credit Acceptance provided for in this Assignment shall be deemed to be a grant of a security interest. In furtherance thereof, Credit Acceptance hereby grants to Funding, a security interest in, to and under all of Credit Acceptance’s right, title and interest in, to and under the Subsequent Conveyed Property, including, in any event the loans described on Exhibits A and B hereto, to secure the obligations of Credit Acceptance set forth in the Agreement.
This Assignment and the covenants and agreements contained herein shall be binding upon Credit Acceptance, its successors and assigns, and shall inure to the benefit of Funding, its successors and assigns.
This Assignment is expressly subject to the terms, conditions, covenants, agreements, representations and warranties set forth in the Agreement.
THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[signature page follows]

IN WITNESS WHEREOF, each of Credit Acceptance and Funding has caused this Assignment to be executed in its name by a duly authorized representative as of the date first set forth above.

CREDIT ACCEPTANCE CORPORATION

By:     Name: Douglas W. Busk
Title: Chief Treasury Officer

CAC WAREHOUSE FUNDING LLC II

By:     Name: Douglas W. Busk
Title: Chief Treasury Officer

EXHIBIT A
to Assignment Cumulative List of Dealer Loan Pools

~~[Separately provided by CAC]~~
Exhibit A is the computer file provided separately by CAC titled “[ ]1” delivered by CAC to Funding.

1 Insert date set forth in such computer file.

EXHIBIT B
to Assignment Cumulative List of Purchased Loans

~~[Separately provided by CAC]~~
Exhibit B is the computer file separately provided by CAC entitled “[ ]2” delivered by CAC to Funding.

Insert date set forth in such computer file.